Exhibit 10.4

AGREED FORM

CREDIT AGREEMENT
18 MARCH 2019 (as amended and restated by an amendment and restatement agreement dated 10 December 2021)
CNH INDUSTRIAL N.V.
CNH INDUSTRIAL FINANCE S.p.A.
CNH INDUSTRIAL FINANCE EUROPE S.A.
CNH INDUSTRIAL FINANCE NORTH AMERICA, INC.

and

THE BANKS

and

CITIBANK EUROPE PLC, UK BRANCH
as Facility Agent

and

BANCA IMI S.P.A.
BANCO BILBAO VIZCAYA ARGENTARIA S.A., MILAN BRANCH
BANCO SANTANDER S.A. – MILAN BRANCH
BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY
BARCLAYS BANK IRELAND PLC
BNP PARIBAS, ITALIAN BRANCH
CITIGROUP GLOBAL MARKETS LIMITED
COMMERZBANK AKTIENGESELLSCHAFT FILIALE DI MILANO
COÖPERATIEVE RABOBANK U.A., MILAN BRANCH
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MILAN BRANCH
DEUTSCHE BANK LUXEMBOURG S.A.
GOLDMAN SACHS INTERNATIONAL
JPMORGAN CHASE BANK N.A., MILAN BRANCH
MIZUHO BANK, LTD., MILAN BRANCH
MUFG BANK, LTD.
NATIONAL WESTMINSTER BANK PLC
NATIXIS S.A. – MILAN BRANCH
ROYAL BANK OF CANADA
SOCIETE GENERALE MILAN BRANCH
UNICREDIT S.P.A.
WELLS FARGO BANK INTERNATIONAL UNLIMITED COMPANY
as bookrunners and Mandated Lead Arrangers

and

THE LEAD ARRANGERS

relating to a multicurrency revolving credit facility of €4,000,000,000

Allen & Overy LLP	London
for the Facility Agent	for CNH Industrial N.V.
0012230-0017918 UKO1: 2006540533.1

CONTENTS
Clause    Page
Schedule

THIS AGREEMENT was originally made on 18 March 2019 and was amended and restated on 10 December 2021
BY:
(1)CNH INDUSTRIAL FINANCE S.p.A., a company incorporated in Italy as a Società per Azioni con un unico socio, having its registered office at Via Puglia, 35, 10156, Turin, and registered with the Chamber of Commerce of Turin under number 10331120013, Codice Fiscale and Partita IVA No. 10331120013;
(2)CNH INDUSTRIAL FINANCE EUROPE S.A., a company incorporated under the laws of Luxembourg as a public limited liability company (société anonyme) whose registered office is at 291, route d’Arlon, L-1150, Luxembourg, Grand-Duchy of Luxembourg and registered with the Luxembourg trade and companies register under number B155849 (CIFE);
(3)CNH INDUSTRIAL FINANCE NORTH AMERICA, INC., a company incorporated in the State of Delaware, whose registered office is at Corporation Trust Center, 1209 Orange Street, City of Wilmington, Delaware (USA);
(together the Original Borrowers)
(4)CNH INDUSTRIAL N.V., a company incorporated as a public limited company (naamloze vennootschap) under the laws of the Netherlands on 23 November 2012, registered at the Trade Register of Amsterdam with company number 56532474, having its corporate seat in Amsterdam and its principal office and business address at 25 St. James's Street, London, SW1A 1HA, United Kingdom (the Company);
(5)THE BANKS listed in Schedule 1 (the Original Banks);
(6)THE DESIGNATED ENTITIES listed in Schedule 9 as the Designated Entities (as that term is defined below);
(7)CITIBANK EUROPE PLC, UK BRANCH as the Facility Agent (as that term is defined below);
(8)BANCA IMI S.P.A., BANCO BILBAO VIZCAYA ARGENTARIA S.A., MILAN BRANCH, BANCO SANTANDER S.A. – MILAN BRANCH, BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY, BARCLAYS BANK IRELAND PLC, BNP PARIBAS, ITALIAN BRANCH, CITIGROUP GLOBAL MARKETS LIMITED, COMMERZBANK AKTIENGESELLSCHAFT FILIALE DI MILANO, COÖPERATIEVE RABOBANK U.A., MILAN BRANCH, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MILAN BRANCH, DEUTSCHE BANK LUXEMBOURG S.A., GOLDMAN SACHS INTERNATIONAL, JPMORGAN CHASE BANK N.A., MILAN BRANCH, MIZUHO BANK, LTD., MILAN BRANCH, MUFG BANK, LTD., NATIONAL WESTMINSTER BANK PLC, NATIXIS S.A. – MILAN BRANCH, ROYAL BANK OF CANADA, SOCIETE GENERALE MILAN BRANCH, UNICREDIT S.P.A. and WELLS FARGO BANK INTERNATIONAL UNLIMITED COMPANY as mandated lead arrangers of the facility made available under this Agreement (together the Mandated Lead Arrangers and each, a Mandated Lead Arranger); and

(9)BANK OF COMMUNICATIONS CO., LTD, LONDON BRANCH, BANK OF MONTREAL, CANADIAN IMPERIAL BANK OF COMMERCE, LONDON BRANCH, CIBC WORLD MARKETS PLC, DBS BANK LTD., LONDON BRANCH, ING BANK N.V – MILAN BRANCH, LLOYDS BANK PLC, MEDIOBANCA - BANCA DI CREDITO FINANZIARIO S.p.A., SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), STANDARD CHARTERED BANK, UBI BANCA S.P.A. and MORGAN STANLEY BANK INTERNATIONAL LIMITED as lead arrangers of the facility made available under this Agreement (together the Lead Arrangers and each, a Lead Arranger and, together with the Mandated Lead Arrangers, the Arrangers and each, an Arranger).

IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.aDefinitions
In this Agreement:
2021 Amendment Effective Date means the Effective Date as defined in the 2021 Amendment and Restatement Agreement.
2021 Amendment and Restatement Agreement means the amendment and restatement agreement for this Agreement dated on or about 10 December 2021 between CIFE and the Facility Agent.
Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A3/A- or higher by the Rating Agencies or a comparable rating from an internationally recognised credit rating agency.
Accession Memorandum means a memorandum substantially in the form set out in Schedule 5 (Obligor Accession Memorandum).
Additional Business Day means any day specified as such in the applicable Compounded Rate Terms.
Additional Borrower means any Industrial Subsidiary of the Company which has become an Additional Borrower in accordance with Clause 14 (Additional Obligors).
Additional Guarantor means any Industrial Subsidiary of the Company which has become an Additional Guarantor in accordance with Clause 14 (Additional Obligors).
Advance means an advance made or to be made to a Borrower under the Facility, or, as the case may be, the outstanding principal amount of any such advance.
Agency Fees Letter means the letter dated on or about the Signing Date from the Facility Agent to CIFE relating to certain fees payable to the Facility Agent in relation to this Agreement.
Alternative Currencies means the Committed Currency, Sterling and any other freely convertible and transferable currencies (other than Euros) readily available to the Banks in the European interbank market and which has been approved by the Facility Agent and all the Banks.
Anti-Corruption Laws means the United States of America Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and all other applicable anti-bribery or anti-corruption laws.
Anti-Money Laundering Laws means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act and all other applicable anti-money laundering laws.
Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Available Commitment means, in relation to a Bank, its Commitment less the Original Euro Amount of its Participations in all outstanding Advances.
Available Facility means the aggregate of the Available Commitments.
Backstop Rate Switch Date means:
(i)in respect of Dollars, 31 March 2023;
(ii)in respect of Sterling, the 2021 Amendment Effective Date; and
(iii)in respect of any other currency, the date agreed as such between the Facility Agent, the Majority Banks and the Company in relation to that currency.
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In Legislation means:
(iv)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(v)in relation to the United Kingdom, the UK Bail-In Legislation; and
(vi)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
Banks means the banks and other financial institutions listed in Schedule 1 (The Original Banks) and any person which becomes a Party in accordance with Clause 2.2 (Increase) and, unless the context otherwise requires, any Bank Transferee, together with their respective successors in title, provided that any bank or financial institution which transfers all of its Commitment in accordance with Clause 25.4 (Transfers by Banks) shall cease to be a Bank.
Bank Transferee has the meaning given to that term in Clause 25.4(b) (Transfers by Banks).
Borrower means an Original Borrower or an Additional Borrower, provided that it has not been released from its rights and obligations under this Agreement in accordance with Clause 14.3 (Resignation of an Obligor).
Breakage Costs means:
(vii)in respect of any Term Rate Advance, any amounts payable under Clause 26.1 (Breakage Costs Indemnity); or
(viii)in respect of any Compounded Rate Advance, any amount specified as such in the applicable Compounded Rate Terms.
Business Day means:

(ix)in relation to an Advance denominated in an Alternative Currency (other than Dollars), a day (other than a Saturday or a Sunday) on which banks are generally open for business in London, Milan and in the principal financial centre of the country or state of that Alternative Currency;
(x)in relation to a payment or rate fixing in Euros or other matter relating to Euros, a day (other than a Saturday or Sunday) on which the banks are generally open for business in London and Milan and on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET) is operating;
(xi)in relation to Advances denominated in Dollars, a day (other than a Saturday or a Sunday) on which banks are generally open for business in London, Milan and New York;
(xii)for all other purposes, a day (other than a Saturday or a Sunday) on which banks are generally open for business in Milan, Luxembourg and London; and
(xiii)in relation to:
(1)any date for payment or purchase of an amount relating to a Compounded Rate Advance; or
(2)the determination of the first day or the last day of an Interest Period for a Compounded Rate Advance, or otherwise in relation to the determination of the length of such an Interest Period, a day which is an Additional Business Day relating to that Advance or Unpaid Sum.
Central Bank Rate has the meaning given to that term in the applicable Compounded Rate Terms.
Central Bank Rate Adjustment has the meaning given to that term in the applicable Compounded Rate Terms.
Certified Copy means, in relation to a document, a copy of that document certified a true, complete and accurate copy of the original by a duly authorised officer or representative of the relevant company.
Change means in relation to a Bank (or any company of which that Bank is a Subsidiary), the introduction, implementation, repeal, withdrawal or change in, or in the official interpretation or application of (a) any law or regulation or (b) any official directive, requirement, request or guidance (whether or not having the force of law but if not having the force of law, one which applies generally to a class or category of financial institutions of which that Bank (or that company) forms part and compliance with which is in accordance with the general practice of those financial institutions) of the European Community, any central bank including the European Central Bank, Financial Conduct Authority, Prudential Regulation Authority or any other fiscal, monetary or regulatory authority.
Code means the US Internal Revenue Code of 1986.
Commitment means:

(i)in relation to a Bank party to this Agreement on the Signing Date, the amount set out opposite its name in Schedule 1 (The Original Banks) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); or
(ii)in relation to a Bank which becomes a Bank after the Signing Date, the amount of any Commitment transferred to it under this Agreement under the heading Amount of Commitment Transferred in the schedule to the Transfer Certificate(s) pursuant to which it becomes a Bank or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.
Committed Currency means Dollars.
Compliance Certificate means a certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenant.
Compounded Rate Currency means any Rate Switch Currency in respect of which the Rate Switch Date has occurred.
Compounded Rate Interest Payment means the aggregate amount of interest that:
(iii)is, or is scheduled to become, payable under any Financing Document; and
(iv)relates to a Compounded Rate Advance.
Compounded Rate Advance means any Advance or, if applicable, Unpaid Sum in a Compounded Rate Currency which is, or becomes, a "Compounded Rate Advance" pursuant to Clause 7 (Rate Switch).
Compounded Rate Supplement means, in relation to any currency, a document which:
(v)is agreed in writing by the Company and the Facility Agent (acting both in its own capacity and on the instructions of the Majority Banks);
(vi)specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and
(vii)has been made available to the Company and each Finance Party.
Compounded Rate Terms means in relation to:
(viii)a currency;
(ix)an Advance or an Unpaid Sum in that currency;
(x)an Interest Period for such a Advance or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or
(xi)any term of this Agreement relating to the determination of a rate of interest in relation to such a Advance or Unpaid Sum,

the terms set out for that currency in Schedule 12 (Compounded Rate Terms) or in any Compounded Rate Supplement.
Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Advance, the percentage rate per annum which is the aggregate of:
(xii)the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and
(xiii)the applicable Credit Adjustment Spread.
Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:
(xiv)is agreed in writing by the Company and the Facility Agent (acting on the instructions of the Majority Banks);
(xv)specifies a calculation methodology for that rate; and
(xvi)has been made available to the Company and each Finance Party.
Confidential Information means all information relating to the Company, any Obligor, the Group, the Financing Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Financing Documents or the Facility from either:
(xvii)any member of the Group or any of its advisers; or
(xviii)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(1)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 25.8 (Confidentiality); or
(2)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(3)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and
(4)is any Funding Rate.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 16 (LMA Form of Confidentiality Undertaking) to this Agreement or in any other form agreed between the Company and the Facility Agent.
Consolidated Financial Statements means the quarterly, semi-annual or annual financial statements under EU-IFRS referred to in paragraphs (a) to (c) of Clause 17.1 (Information Undertakings).
CRD IV means:
(i)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU No 648/2012); and
(ii)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.
Credit Adjustment Spread means, in respect of any Compounded Rate Advance, any rate which is either:
(iii)specified as such in the applicable Compounded Rate Terms; or
(iv)determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology specified in the applicable Compounded Rate Terms.
Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Compounded Rate Advance, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 14 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.
Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Advance, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.
Daily Rate means the rate specified as such in the applicable Compounded Rate Terms.
Default means any event specified as such in Clause 18.1 (Default).
Defaulting Bank means any Bank:
(v)which has failed to make its participation in an Advance available or has notified the Facility Agent or CIFE that it will not make its participation in an Advance available by the Drawdown Date for an Advance in accordance with Clause 5.6 (Participations);

(vi)which has otherwise rescinded or repudiated a Financing Document, or
(vii)with respect to which an Insolvency Event has occurred and is continuing;
unless, in the case of paragraph (a) above:
(1)its failure to pay is caused by:
(1)administrative or technical error; or
(2)a Disruption Event; and
payment is made within five (5) Business Days of its due date; or
(2)the Bank is disputing in good faith whether it is contractually obliged to make the payment in question and has sent written notice to CIFE stating the grounds on which it is disputing that payment.
Designated Entity has the meaning given to it in Clause 2.6 (Designated Entities).
Disruption Event means either or both of:
(i)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Financing Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or
(ii)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)from performing its payment obligations under the Financing Documents; or
(ii)from communicating with other Parties in accordance with the terms of the Financing Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Dollars and $ means the lawful currency for the time being of the United States of America.
Drawdown Date means the date on which an Advance is made, or is proposed to be made.
Drawdown Notice means a notice substantially in the form set out in Schedule 3 (Drawdown Notice).
Drawdown Period means the period starting on (and including) the Signing Date and ending on (and including) the date falling one Month before the Termination Date, or such other date as agreed between CIFE and the Facility Agent (acting on the instructions of the Majority Banks).

Dutch Civil Code means the Burgerlijk Wetboek of The Netherlands.
Dutch Guarantor means:
(i)the Company; and
(ii)any Additional Guarantor incorporated in the Netherlands.
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
Encumbrance means any mortgage, charge, pledge, lien, encumbrance or similar security interest.
ERISA means the US Employee Retirement Income Security Act of 1974, as amended from time to time.
EU Bail-In Legislation Schedule means the document described as such and published by the LMA (or any successor person) from time to time.
EU-IFRS means International Financial Reporting Standards as adopted by the European Union and as applied in the Company’s financial statements.
EURIBOR means, in relation to any Term Rate Advance or overdue amount in Euros and in relation to a particular Interest Period:
(iii)the applicable Screen Rate as of 11.00 a.m. (Brussels time) on the second TARGET Day (which is also a London Business Day) before the first day of that Interest Period; or
(iv)as otherwise determined pursuant to Clause 8.4 (Unavailability of Screen Rate prior to Rate Switch Date), and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.
Euro and € means the single currency of the Participating Member States.
Euro Equivalent means, in relation to an amount in an Alternative Currency on the day on which the calculation falls to be made, the amount of Euros which could be purchased with that amount of the Alternative Currency using the Facility Agent's spot rate of exchange or (if the Facility Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Facility Agent (acting reasonably) for the purchase in the London foreign exchange market of Euros with the Alternative Currency at or about 9.00 a.m. three Business Days before that date.
Existing Facility means the €1,750,000,000 multicurrency revolving credit facility dated 21 November 2014, as amended and restated on 20 June 2016 between, among others, CNH Industrial N.V., CNH Industrial Finance S.p.A., CNH Industrial Finance Europe S.A., and CNH Industrial Finance North America, Inc., certain banks as lenders and Citibank Europe PLC, UK Branch as facility agent.
Extension Option means the extension option set out in Clause 5.7 (Extension Option).

Facility means the Euro denominated multicurrency revolving loan facility granted to the Borrowers under this Agreement described in Clause 2.1(a) (Facility).
Facility Agent means Citibank Europe PLC, UK Branch in its capacity as agent for the Banks and each successor agent appointed in accordance with Clause 20.16 (Resignation).
Facility Office means the office or offices notified by a Bank to the Facility Agent in writing on or before the date it becomes a Bank (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.
Facility Period means the period starting on the Signing Date and ending on the date on which all the obligations and liabilities of the Obligors under the Financing Documents are discharged in full and none of the Finance Parties has any continuing obligation in relation to the Facility.
FATCA means:
(v)sections 1471 to 1474 of the Code or any associated regulations;
(vi)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(vii)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
FATCA Application Date means:
(viii)in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(ix)in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.
FATCA Deduction means a deduction or withholding from a payment under a Financing Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Finance Parties means the Banks, the Facility Agent and the Arrangers.
Financial Indebtedness means any indebtedness for or in respect of:
(x)moneys borrowed;

(xi)any acceptance credit (including any dematerialised equivalent) treated as a borrowing in accordance with EU-IFRS;
(xii)any bond, note, debenture, loan stock or other similar instrument;
(xiii)any preference share which is mandatorily redeemable or redeemable at the option of the holder of that share;
(xiv)Leases;
(xv)receivables sold or discounted (otherwise than on a non-recourse basis) to the extent treated as a borrowing in accordance with EU-IFRS;
(xvi)the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset and to the extent treated as a borrowing in accordance with EU-IFRS;
(xvii)any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction, determined in accordance with EU-IFRS, will be used to calculate its amount);
(xviii)any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing to the extent treated as a borrowing in accordance with EU-IFRS;
(xix)without double counting, any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.
Financial Services JV means a Joint Venture between the Company or its Subsidiaries, on one side, and one or more third parties which are not Subsidiaries of the Company, on the other side, and which carries on the offer and sale of financial services products to customers, dealers or suppliers of members of the Group, including, without limitation, customers, dealers or suppliers that are members of the Group (and other related support activities incidental to the offer and sale of such financial services products including, without limitation, input financing, the purchase and sale of equipment in connection with eqpower.com and rental business activities) in any of the following areas:
(i)retail financing for the purchase, contract hire, renting or lease of new or old equipment, including, without limitation, equipment manufactured by a member of the Group or any other manufacturer whose products are from time to time sold through the dealer network of a member of the Group;
(ii)other retail and wholesale financing programs reasonably related thereto, including, without limitation, financing to the dealer network of any member of the Group;
(iii)insurance, credit card, equipment service and extended warranty products and services reasonably related thereto, together with the underwriting, marketing, servicing and other related support activities incidental to the offer and sale of such financial services products; and
(iv)factoring and/or licensed banking or financial activities.
Financial Services Subsidiary means:
(v)a Subsidiary of the Company which carries on no material business other than the offer and sale of financial services products to customers, dealers or suppliers of members of the Group, including, without limitation, customers, dealers or suppliers that are members of the Group (and other related support activities incidental to the offer and sale of such financial services products including, without limitation, input financing, the purchase and sale of equipment in connection with eqpower.com and rental business activities) in any of the following areas:
(i)retail financing for the purchase, contract hire, renting or lease of new or old equipment including, without limitation, equipment manufactured by a member of the Group or any other manufacturer whose products are from time to time sold through the dealer network of a member of the Group;
(ii)other retail and wholesale financing programs reasonably related thereto, including, without limitation, financing to the dealer network of any member of the Group;
(iii)insurance, credit card, equipment service and extended warranty products and services reasonably related thereto, together with the underwriting, marketing, servicing and other related support activities incidental to the offer and sale of such financial services products; and
(iv)factoring and/or licensed banking or financial activities; or
(vi)a holding company of a Financial Services Subsidiary which carries on no material business or activity other than holding shares in that Financial Services Subsidiary and/or activities described in paragraph (a) above.
Financial Year means, in relation to an Obligor, each accounting period of 12 Months in respect of which it prepares its financial statements.
Financing Document means this Agreement, each Accession Memorandum, each Resignation Notice, any Compounded Rate Supplement, any Compounding Methodology Supplement, the Agency Fees Letter, the Participation Fees Letters or any other document designated as such by the Facility Agent and CIFE.
Funding Rate means any rate notified by a Bank to the Facility Agent pursuant to Clause 11.3(c)(iii) (Market Disruption).
Group means the Company and its Subsidiaries.
Guarantor means:
(vii)the Company;

(viii)each Original Borrower; or
(ix)any Additional Guarantor.
Impaired Facility Agent means the Facility Agent at any time when:
(x)it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Financing Documents by the due date for payment;
(xi)the Facility Agent otherwise rescinds or repudiates a Financing Document;
(xii)(if the Facility Agent is also a Bank) it is a Defaulting Bank under paragraph (a) or (b) of the definition of Defaulting Bank; or
(xiii)an Insolvency Event has occurred and is continuing with respect to the Facility Agent;
unless, in the case of paragraph (a) above:
(1)its failure to pay is caused by:
(1)administrative or technical error; or
(2)a Disruption Event; and
payment is made within five (5) Business Days of its due date; or
(2)the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question and has sent written notice to CIFE stating the grounds on which it is disputing that payment.
Increase Confirmation means a confirmation substantially in the form set out in Schedule 15 (Form of Increase Confirmation).
Industrial Group means the Company and its Industrial Subsidiaries.
Industrial Subsidiaries means each Subsidiary of the Company other than a Financial Services Subsidiary.
Information Package means the publicly available documents posted, with the Company’s prior approval, as at the Signing Date under the “Information Package” tab on the Debtdomain secured website entitled “CNH Industrial RCF – Mar 2019”.
Insolvency Event in relation to a Finance Party means that the Finance Party:
(i)is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(ii)becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(iii)makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(v)has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(vi)has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(vii)seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;
(viii)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;
(ix)causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(x)takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Interest Period means each period determined in accordance with Clause 8 (Interest) for the purpose of calculating interest on Advances or overdue amounts.
Interpolated Screen Rate means, in relation to any Term Rate Advance or overdue amount, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(xi)the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Advance or overdue amount; and

(xii)the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Advance or overdue amount, each as of:
(1)11.00 a.m. on the applicable Rate Fixing Day (in respect of the LIBOR Screen Rate); or
(2)11.00 a.m. (Brussels time) on the second TARGET Day before the first day of that Interest Period (in respect of the EURIBOR Screen Rate), for the currency of that Advance.
Italian Banking Act means Legislative Decree no. 385 of 1 September 1993, as amended and supplemented from time to time.
Italian Borrower means:
(i)any Borrower incorporated in Italy; or
(ii)any Borrower having its registered office in Italy.
Italian Civil Code means the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16 March 1942.
Italian Guarantor means:
(iii)any Guarantor incorporated in Italy; or
(iv)any Guarantor having its registered office in Italy.
Italian Insolvency Law means Royal Decree no. 267 of 16 March 1942, as amended and supplemented from time to time.
Italian Obligor means an Italian Borrower or an Italian Guarantor.
Joint Venture means any joint venture entity, whether a company, unincorporated form, undertaking, association, joint venture or partnership or any other joint venture entity.
Lease has the meaning given to it in Clause 16.1 (Definitions).
Lending Office means the office(s) and/or Designated Entities notified by a Bank to the Facility Agent:
(v)on or before the date it becomes a Bank; or
(vi)by not less than five Business Days' notice,
as the office(s) and/or Designated Entities through which it will perform its obligations under this Agreement.

LIBOR means, in relation to any Term Rate Advance or overdue amount and in relation to a particular Interest Period:
(vii)the applicable Screen Rate as of 11.00 a.m. (London time) on the applicable Rate Fixing Day; or
(viii)as otherwise determined pursuant to Clause 8.4 (Unavailability of Screen Rate prior to Rate Switch Date), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984 or equivalent legislation in any country other than the UK.
LMA means the Loan Market Association.
Loan means, at any time, the aggregate of all Advances outstanding at that time.
London Business Day means a day (other than a Saturday or Sunday) on which banks are open for general interbank business in London.
Lookback Period means the number of days specified as such in the applicable Compounded Rate Terms.
Luxembourg means the Grand Duchy of Luxembourg.
Luxembourg Borrower means a Borrower incorporated in Luxembourg.
Luxembourg Guarantor means a Guarantor incorporated in Luxembourg.
Luxembourg Obligor means an Obligor incorporated in Luxembourg.
Majority Banks means a group of Banks whose Participations in the Advances together exceed 66 2/3% of all Advances or, at any time when no Advance is outstanding, a group of Banks whose Commitments (or, if the Total Commitments have been reduced to zero, whose Commitments immediately prior to such reduction) together exceed 66 2/3% of the Total Commitments (taking no account, for the purposes of this definition, of the last sentence in Clause 18.2 (Acceleration)).
Margin means the rate per annum determined in accordance with Clause 8.5 (Margin Adjustments).
Market Disruption Rate means the rate (if any) specified as such in the applicable Compounded Rate Terms.
Material Adverse Effect means any effect which is materially adverse to:
(ix)the business or financial condition of the Group taken as a whole; or
(x)the ability of any Obligor to perform its obligations under the Financing Documents.
Material Subsidiary means any Subsidiary of the Company:

(xi)the total assets or net revenues of which on an unconsolidated basis (excluding intra-group items and as determined from its most recent financial statements on the basis of which the Company's most recent Consolidated Financial Statements were prepared) constitutes 5% or more of the consolidated total assets or net revenues of the Group (as determined from the Original Financial Statements or, if later, the Company's most recent Consolidated Financial Statements); or
(xii)which is a holding company of a Subsidiary falling within paragraph (a) above.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(xiii)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(xiv)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(xv)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last month of any period and subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Compounded Rate Terms.
New Holdco has the meaning given to that term in Clause 9.4 (Mandatory prepayment – change of control and invalidity event).
Non-Consenting Bank has the meaning given to that term in Clause 22.5 (Replacement of a Bank).
Non-OECD Country means a country which is not an OECD Country.
Non-recourse Securitisation means any securitisation, asset backed financing or transaction having a similar effect under which an entity (or entities in related transactions) on commercially reasonable terms:
(xvi)acquires receivables for principally cash consideration or uses existing receivables; and
(xvii)issues any notes, bonds, commercial paper, loans or other securities (whether or not listed on a recognised stock exchange) to fund the purchase of or otherwise backed by those receivables and/or any shares or other interests referred to in paragraph (f)(ii) of the definition of Permitted Encumbrance and the payment obligations in respect of such notes, bonds, commercial paper, loans or other securities:
(i)are secured on those receivables, assets or revenues; and
(ii)are not guaranteed by any member of the Group (other than as a result of any Encumbrance which is granted by any member of the Group as permitted by paragraph (f) of the definition of Permitted Encumbrance or as to the extent of any Standard Securitisation Undertakings).
Non-recourse Securitisation Debt means any Financial Indebtedness incurred by a Securitisation Entity pursuant to a securitisation relating to receivables where the recourse in respect of that Financial Indebtedness to any Obligor or member of the Group (other than the Securitisation Entity) is limited to:
(i)those receivables and/or related insurance, assets or revenues and/or any Standard Securitisation Undertakings; and
(ii)if those receivables, assets or revenues comprise all or substantially all of the business of such Securitisation Entity, the shares or other interests of any member(s) of the Group in such Securitisation Entity.
Obligor means a Borrower or a Guarantor.
OECD Countries means Australia, Austria, Belgium, Canada, Chile, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Israel, Italy, Japan, Republic of Korea, Latvia, Lithuania, Luxembourg, Mexico, Netherlands, New Zealand, Norway, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Turkey, the United Kingdom and the United States of America.
Original Euro Amount means:
(iii)in relation to an Advance, or a Participation in an Advance, denominated in Euros, the amount of that Advance or that Participation, as the case may be; and
(iv)in relation to an Advance, or a Participation in an Advance, denominated in an Alternative Currency, the Euro Equivalent of the amount of that Advance, or that Participation, as the case may be, calculated in respect of the Drawdown Date of that Advance, provided that if all or part of an Advance is not made or is repaid or prepaid, the Original Euro Amount of that Advance and of the Participations of the Banks in that Advance shall be correspondingly reduced.
Original Financial Statements means the audited consolidated financial statements of the Group for the financial year ending 31 December 2018.
Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.
Participation means, in relation to a Bank and an Advance, the part of that Advance made available or to be made available by that Bank and thereafter the part of that Advance owing to that Bank from time to time.
Participation Fees Letters means the participation fee letters dated on or after the Signing Date each between, among others, the Arrangers or Banks (including any Bank that becomes party to this

Agreement after the Signing Date pursuant to Clause 2.2 (Increase)) and CIFE relating to, amongst other things, certain fees payable to the Arrangers or Banks by CIFE in relation to this Agreement.
Party means a party to this Agreement.
Permitted Disposal means any disposal:
(v)of assets (other than receivables) made in the ordinary course of business of the disposing entity on arm's length terms; or
(vi)of surplus, obsolete, redundant assets or assets at the end of their useful lives, in each case on arm's length terms, or of manufacturing plants where production has ceased but which remain a cost to the Group; or
(vii)of assets in exchange for other assets comparable or superior as to type, value and quality; or
(viii)of shares in a Financial Services Subsidiary on arm's length terms; or
(ix)of cash or cash equivalents for a purpose not restricted under this Agreement; or
(x)required by any anti-trust law or legally binding anti-trust decree, regulation or order by any governmental authority or agency; or
(xi)of a tax credit on arm's length terms pursuant to an arrangement under which there is no recourse to any member of the Group; or
(xii)from one member of the Group to another member of the Group; or
(xiii)of receivables, assets or revenues on arm's length terms for fair value:
(i)in the ordinary course of business of the disposing entity on a non-recourse basis, derecognised by Obligors and members of the Industrial Group in accordance with EU-IFRS;
(ii)directly or indirectly to a Securitisation Entity provided that those receivables, assets or revenues are used for the sole purpose of raising Non-recourse Securitisation Debt pursuant to a Non-recourse Securitisation; or
(iii)in the ordinary course of business of the disposing entity on a recourse basis or, in any case, not derecognised by the Obligors or members of the Industrial Group in accordance with EU-IFRS;
(xiv)on arm's length terms for fair value; or
(xv)arising as a result of any Permitted Encumbrance.
Permitted Encumbrance means:
(xvi)any Encumbrance:

(i)created or outstanding on the Signing Date and disclosed in the Original Financial Statements or otherwise disclosed in writing to the Facility Agent, provided that the principal amount secured by any such Encumbrance is not increased after the Signing Date; or
(ii)created in connection with a refinancing, renewal or replacement of any Financial Indebtedness secured by an Encumbrance permitted under subparagraph (i) above, provided that (A) the assets secured by the new Encumbrance must also have been secured under the old Encumbrance and (B) the principal amount secured by the new Encumbrance may not be greater than the principal amount capable of being secured by the old Encumbrance plus fees and expenses relating to the relevant refinancing, renewal or replacement;
(xvii)any Encumbrance arising by operation of law (or by contract having equivalent effect) in the ordinary course of business; or
(xviii)any retention of title to, or other Encumbrance over, goods supplied to any Obligor or member of the Industrial Group where such retention or Encumbrance is required by the supplier in the ordinary course of its business and on customary terms and the goods in question are supplied on credit; or
(xix)any other Encumbrance arising under Leases, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms (or any refinancing or replacement of any such agreement) over the asset which is the subject matter of the relevant agreement, to the extent such transaction is permitted under paragraph (p) of the definition of Permitted Subsidiary Indebtedness; or
(xx)any Encumbrance over any assets (or documents of title thereto) acquired by any Obligor or member of the Industrial Group after the Signing Date, provided that:
(i)any such Encumbrance is in existence before such acquisition and is not created in contemplation of such acquisition; and
(ii)the amount secured by such Encumbrance has not been increased in contemplation of, or since the date of the acquisition of the asset concerned on which such Encumbrance was created; and
(iii)the Encumbrance is removed or discharged within 12 Months of the date of acquisition of such asset; or
(xxi)any Encumbrance over any assets (or documents of title thereto) of any person acquired by any Obligor or member of the Industrial Group after the Signing Date, provided that:
(i)any such Encumbrance is in existence before such acquisition and is not created in contemplation of such acquisition;
(ii)the amount secured by such Encumbrance has not been increased in contemplation of, or since the date of the acquisition of that person; and

(iii)the Encumbrance is removed or discharged within 12 Months of the date of acquisition of such person; or
(xxii)any Encumbrance over:
(i)the receivables or other assets or revenues of a Securitisation Entity (and any bank account to which such proceeds are deposited or other bank account operated as part of any such securitisation) which are subject to a Non-recourse Securitisation as security for Non-recourse Securitisation Debt raised by such Securitisation Entity in respect of such receivables or other assets or revenues; and/or
(ii)the shares or other interests owned by any member of the Group in any Securitisation Entity as security for Non-recourse Securitisation Debt raised by such Securitisation Entity provided that the receivables, revenues or assets which are the subject of the relevant Non-recourse Securitisation comprise all or substantially all of the business of such Securitisation Entity; and/or
(iii)receivables permitted to be disposed of pursuant to paragraph (i)(iii) of the definition of Permitted Disposal; or
(xxiii)any Encumbrance created by any member of the Industrial Group incorporated in a Non-OECD Country securing Financial Indebtedness incurred by any member of the Industrial Group incorporated in such Non-OECD Country pursuant to a project finance transaction (however described), provided that the aggregate principal amount of Financial Indebtedness secured by such Encumbrances shall not at any time exceed €600,000,000 or its equivalent in other currencies; or
(xxiv)any Encumbrance provided in favour of any bank or governmental (central or local), intergovernmental, multilateral or supranational bank, body, agency, department or other authority securing any Financial Indebtedness under a Subsidised Loan Scheme; or
(xxv)pledges of and assignments of documents of title, insurance policies and sale contracts in relation to commercial goods created or made in the ordinary course of business to secure the purchase price of such goods; or
(xxvi)any Encumbrance created in favour of the Finance Parties pursuant to the Facility; or
(xxvii)any Encumbrance created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs or expenses where an Obligor or member of the Industrial Group is prosecuting or defending such action in its bona fide interests (whether or not the underlying action relates to Financial Indebtedness or claims in respect of it); or
(xxviii)any Encumbrance created pursuant to any order of attachment, distraint, garnishee order or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings (whether or not the underlying proceedings relate to Financial Indebtedness or claims in respect of it); or

(xxix)any Encumbrance granted pursuant to margin, collateral or similar arrangements put in place in connection with derivative transactions entered into in the ordinary course of business; or
(xxx)any Encumbrance securing Financial Indebtedness of any person which is not a Subsidiary which is included as Industrial Group Consolidated Total Net Debt pursuant to EU-IFRS 11 (an EU-IFRS 11 Person) provided that such Encumbrance is created over assets of that EU-IFRS 11 Person (or any of its Subsidiaries) or over the ownership interests in that EU-IFRS 11 Person; or
(xxxi)any Encumbrance given, in the ordinary course of the Group’s banking arrangements, under the general business conditions or bank account terms of banks; or
(xxxii)any Encumbrance created by the Industrial Group or any member of the Industrial Group and not otherwise permitted by paragraphs (a) to (p) above inclusive, provided that the aggregate principal amount of Financial Indebtedness secured by such Encumbrances, when taken together with (but without double counting) the aggregate principal amount of Financial Indebtedness of members of the Group outstanding pursuant to paragraph (q) of the definition of Permitted Subsidiary Indebtedness, shall not at any time exceed €500,000,000 or its equivalent in other currencies.
Permitted Subsidiary Indebtedness means:
(xxxiii)Financial Indebtedness created with the prior written consent of the Majority Banks; or
(xxxiv)for the period up to the first Drawdown Date only, Financial Indebtedness arising under the Existing Facility; or
(xxxv)Financial Indebtedness under the Financing Documents; or
(xxxvi)Financial Indebtedness owed to another member of the Industrial Group; or
(xxxvii)Financial Indebtedness owed by a Guarantor; or
(xxxviii)Financial Indebtedness of any Subsidiary which operates only as a Treasury Vehicle for the Group, to the extent that the proceeds of such Financial Indebtedness are on-lent to a Guarantor; or
(xxxix)Financial Indebtedness owing to third party financial institutions (bank and/or factors), Financial Services Subsidiaries and Financial Services JVs, in each case due to latest days collections on factored receivables to the extent that such Financial Indebtedness is matched by cash receipts held by Industrial Subsidiaries; or
(xl)Financial Indebtedness arising under third party guarantees and intersegment guarantees, in a total aggregate amount not exceeding €850,000,000 or its equivalent in other currencies; or
(xli)Non-recourse Securitisation Debt permitted to be secured under paragraph (f) of the definition of Permitted Encumbrance or Financial Indebtedness in relation to receivables permitted to be disposed of pursuant to paragraph (i)(iii) of the definition of Permitted Disposal; or

(xlii)Financial Indebtedness under cash pooling arrangements in the Group's ordinary banking arrangements, to the extent matched by cash balances held by members of the Group which are treated as available for netting against that Financial Indebtedness; or
(xliii)for a period of 12 Months after the date on which a Subsidiary becomes a member of the Group, Financial Indebtedness of that Subsidiary to the extent that such Financial Indebtedness is outstanding at the time that Subsidiary becomes a member of the Group and was not created in contemplation of that Subsidiary becoming a member of the Group; or
(xliv)Financial Indebtedness of any person which is not a Subsidiary which is included as Industrial Group Consolidated Total Net Debt pursuant to EU-IFRS 11; or
(xlv)Financial Indebtedness of any Industrial Subsidiary incorporated in a Non-OECD Country provided that (excluding any such Financial Indebtedness that (i) was incurred or committed prior to the Signing Date and any refinancing of that Financial Indebtedness or (ii) falls within paragraph (n) below) the aggregate principal amount of all such Financial Indebtedness does not at any time exceed an amount equal to the higher of (i) five per cent. of the total consolidated assets of the Group; and (ii) €2,000,000,000 or its equivalent in other currencies; or
(xlvi)Financial Indebtedness provided by a bank or governmental (central or local), intergovernmental, multilateral or supranational bank, body, agency, department or other authority under a Subsidised Loan Scheme; or
(xlvii)any Financial Indebtedness arising or incurred in connection with derivative transactions entered into in the ordinary course of business and any margin, collateral or similar arrangements put in place in connection with any such transactions; or
(xlviii)any Financial Indebtedness arising under Leases, hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms (or any refinancing or replacement of any such agreement) to the extent that the aggregate principal amount outstanding of all such Financial Indebtedness does not at any time exceed an amount equal to five per cent. of the consolidated total assets of the Group as determined from the Company’s most recent Consolidated Financial Statements; or
(xlix)any other Financial Indebtedness provided that the aggregate principal amount of any such Financial Indebtedness, when taken together with (but without double counting) the aggregate principal amount of Financial Indebtedness secured by Encumbrances created pursuant to paragraph (q) of the definition of Permitted Encumbrance, does not at any time exceed €500,000,000 or its equivalent in other currencies.
Potential Default means an event which with the giving of notice or the lapse of time or the making of any determination or fulfilment of any procedural condition, in each case provided for in Clause 18 (Default) would constitute a Default.
Quoted Tenor means, in relation to the Screen Rate for a Term Reference Rate applicable to Advances in a currency, any period for which that Screen Rate is customarily displayed on the relevant page or screen of an information service.

Rate Fixing Day means, in relation to any Interest Period, the day on which quotes are customarily given in the relevant interbank market for deposits in the relevant currency for delivery on the first day of that Interest Period.
Rate Switch Currency means any currency for which there are Compounded Rate Terms.
Rate Switch Date means:
(l)in relation to a Rate Switch Currency, the earlier of:
(1)the Backstop Rate Switch Date; and
(2)any Rate Switch Trigger Event Date,
for that Rate Switch Currency; or
(li)in relation to a Rate Switch Currency which:
(1)becomes a Rate Switch Currency after the date of this Agreement; and
(2)for which there is a date specified as the "Rate Switch Date" in the Compounded Rate Terms for that currency, that date.
Rate Switch Trigger Event means:
(i)in relation to any Rate Switch Currency and the Screen Rate for the Term Reference Rate applicable to Advances in that Rate Switch Currency:
(1)
(1)the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(2)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;
(2)the administrator of that Screen Rate publicly announces that it has ceased or will cease to provide that Screen Rate for any Quoted Tenor permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate for that Quoted Tenor;
(3)the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued for any Quoted Tenor; or

(4)the administrator of that Screen Rate or its supervisor publicly announces that that Screen Rate for any Quoted Tenor may no longer be used; and
(ii)in relation to any Rate Switch Currency and the Screen Rate for the LIBOR applicable to Advances in that Rate Switch Currency, the supervisor of the administrator of that Screen Rate publicly announces or publishes information stating that that Screen Rate for any Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market and the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor).
Rate Switch Trigger Event Date means, in relation to a Rate Switch Currency:
(iii)in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraph (a)(i) of the definition of "Rate Switch Trigger Event", the date on which the relevant Screen Rate ceases to be published or otherwise becomes unavailable; and
(iv)in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraphs (a)(ii), (a)(iii) or (a)(iv) of the definition of "Rate Switch Trigger Event", the date on which the relevant Screen Rate for the relevant Quoted Tenor ceases to be published or otherwise becomes unavailable; and
(v)in the case of an occurrence of a Rate Switch Trigger Event for that Rate Switch Currency described in paragraph (b) of the definition of "Rate Switch Trigger Event", the date on which the relevant Screen Rate for the relevant Quoted Tenor ceases to be representative of the underlying market and the economic reality that it is intended to measure (as determined by the supervisor of the administrator of such Screen Rate).
Rating Agencies means:
(vi)Moody's Investors Service, Inc. or any of its affiliates;
(vii)Standard & Poor's Financial Services LLC or any of its affiliates, and
(viii)for the purposes of Clause 8.5 (Margin Adjustments) and Clause 16.3(b) (Financial covenant) only, Fitch Ratings Inc. or any of its affiliates, or any successor to any such rating business.
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an affiliate of the investment manager or investment adviser of the first fund.
Related Lender means, in relation to a Designated Entity, the Bank which has designated that Designated Entity for the purpose of participating in Advances to a Borrower in a particular jurisdiction.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
Repayment Date means the last day of an Interest Period.
Reporting Day means the day (if any) specified as such in the applicable Compounded Rate Terms.
Reporting Time means the relevant time (if any) specified as such in the applicable Compounded Rate Terms.
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Reservations means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally, the time-barring of claims under the Limitation Acts, rules against penalties and similar principles of law in other jurisdictions relevant in the context of the Financing Documents including rules concerning limits on interest and fees and any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Facility Agent as conditions precedent under this Agreement.
Resignation Notice means a notice substantially in the form set out in Schedule 6 (Form of Resignation Notice).
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
RFR means the rate specified as such in the applicable Compounded Rate Terms.
RFR Banking Day means any day specified as such in the applicable Compounded Rate Terms.
Rollover Advance means one or more Advances:
(ix)made or to be made on the same day that a maturing Advance is due to be repaid;
(x)the aggregate amount of which is equal to or less than the amount of the maturing Advance;
(xi)in the same currency as the maturing Advance (unless it arose as a result of the operation of Clause 6.4 (No Alternative Currency)); and
(xii)made or to be made to the same Borrower for the purpose of refinancing a maturing Advance.
Sanctions means economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(1)the Office of Foreign Assets Control of the US Department of Treasury (OFAC);

(2)the United States of America Department of State;
(3)the United Nations Security Council;
(4)the European Union; or
(5)Her Majesty’s Treasury,
((a) to (e) together, the Sanctions Authorities).
Screen Rate means:
(i)in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and
(ii)in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), and if such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.
Securitisation Entity means any special purpose vehicle created for the sole purpose of carrying out, or otherwise used for the purpose of carrying out, a Non-recourse Securitisation or any other member of the Group which is effecting Non-recourse Securitisations.
Separate Advance means an Advance which is treated as a separate Advance under Clauses 6.4, 9.1 or 11.4 of this Agreement.
Signing Date means 18 March 2019.
Standard Securitisation Undertakings means representations, warranties, covenants and indemnities entered into by any member of the Group from time to time which are customary in relation to Non-recourse Securitisations, including any performance undertakings with respect to servicing obligations or undertakings with respect to breaches of representations or warranties.
Sterling and £ means the lawful currency for the time being of the United Kingdom.
Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to appoint a majority of the board of directors or other management board of the entity whether through the ownership of voting capital, by contract or otherwise.
Subsidised Loan Scheme means a loan scheme or subsidised or incentivised finance scheme or transaction operated by (or on behalf of), or guaranteed or insured by, Banco Nacional de

Desenvolvimento Economico e Social, Finame, Banco de Minas Gerais, a member country of the OECD, Argentina, Brazil, China, India, Russia, Republic of Serbia, South Africa or any governmental (central or local), intergovernmental, multilateral or supranational bank, body, agency, department or other authority (including but not limited to the European Investment Bank, the European Bank for Reconstruction and Development, the International Finance Corporation or any Export Credit Agency).
TARGET Day means any day on which TARGET2 is open for the settlement of payments in Euro.
TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
Taxes includes all present and future taxes, charges, imposts, duties, levies, registration taxes or withholdings of any kind whatsoever, or any amount of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and Tax and Taxation shall be construed accordingly.
Term Rate Advance means any Advance or, if applicable, Unpaid Sum which is not a Compounded Rate Advance.
Term Reference Rate means:
(iii)LIBOR; or
(iv)in relation to any Advance in euro, EURIBOR.
Termination Date means, subject to the exercise of the Extension Option, 18 March 2024.
Total Commitments means the aggregate of the Commitments of the Banks, being €4,000,000,000 as at the Signing Date.
Transfer Certificate means a document substantially in the form set out in Schedule 4 (Form of Transfer Certificate).
Transfer Date means, in relation to an assignment or a transfer, the later of:
(v)the proposed Transfer Date specified in the relevant assignment agreement or Transfer Certificate; and
(vi)the date on which the Facility Agent executes the relevant assignment agreement or Transfer Certificate.
Treasury Vehicle means:
(vii)each of CNH Industrial Finance S.p.A., CNH Industrial Finance Europe S.A. and CNH Industrial Finance North America, Inc.; and
(viii)any other Subsidiary of the Company the primary purpose of which is borrowing funds, issuing securities or incurring Financial Indebtedness.

For the avoidance of doubt, Treasury Vehicle does not, and shall not be deemed to, include any Financial Services Subsidiary.
UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Financing Documents.
U.S. or US means the United States of America.
U.S. Debtor means an Obligor (that has not resigned as an Obligor in accordance with Clause 14 (Additional Obligors)) that is incorporated or organised under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that has a place of business or property in the United States of America.
US GAAP means generally accepted accounting principles in the United States of America as in effect from time to time.
U.S. Tax Obligor means:
(ix)a Borrower which is resident for tax purposes in the U.S.; or
(x)an Obligor, some or all of whose payments under the Financing Documents are from sources within the U.S. for U.S. federal income tax purposes.
VAT means value added tax as provided for in the Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in the Council Directive 2006/112/EU on the common system of value added tax or in any primary or secondary legislation promulgated by the European Union or any official body or agency of the European Union, and any tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar Tax replacing or introduced in addition to any of the same.
Write-down and Conversion Powers means:
(xi)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(xii)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(xiii)in relation to any other applicable Bail-In Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation.
1.bHeadings
The headings in this Agreement are for convenience only and shall be ignored in construing this Agreement.
1.cInterpretation
In this Agreement (unless otherwise provided):
(i)words importing the singular shall include the plural and vice versa;
(ii)references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement;
(iii)references to any Financing Document or any other document shall be construed as references to that Financing Document or that other document, as amended, varied, novated or supplemented;
(iv)references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;
(v)references to a regulation include any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;
(vi)references to affiliate shall mean (i) in relation to any person, a Subsidiary of that person or a holding company of that person or any Subsidiary of that holding company, and (ii) as regards Natixis, also means any member of the BPCE group, including, without limitation, any member of the Banque Populaire and Caisse d'Epargne networks within the meaning of articles L.512-11, L.512-86 and L.512-106 of the French Monetary and Financial Code (Code monétaire et financier),

Banque Palatine and their respective subsidiaries from time to time. Notwithstanding the foregoing, in relation to National Westminster Bank PLC, the term affiliate shall not include (i) the U.K. government or any member or instrumentality thereof, including Her Majesty's Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the U.K. government or any member or instrumentality thereof (including Her Majesty's Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings;
(vii)references to assets shall include revenues and property and the right to revenues and property and rights of every kind, present, future and contingent and whether tangible or intangible (including uncalled share capital);
(viii)disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;
(ix)A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(1)any replacement page of that information service which displays that rate; and
(2)the appropriate page of such other information service which displays that rate from time to time in place of that information service, and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Company;
(x)A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate;
(xi)Any Compounded Rate Supplement relating to a currency overrides anything relating to that currency in:
(1)Schedule 12 (Compounded Rate Terms); or
(2)any earlier Compounded Rate Supplement;
(xii)A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:
(1)Schedule 13 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 14 (Cumulative Compounded RFR Rate), as the case may be; or
(2)any earlier Compounding Methodology Supplement;
(xiii)the determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement;

(xiv)references to outstanding shall mean, in relation to a Potential Default or a Default, a Potential Default or a Default which has not been remedied or waived;
(xv)the words including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;
(xvi)references to member of the Group and member of the Industrial Group shall be construed as references to the Company or a Subsidiary of the Company or, as the case may be, an Industrial Subsidiary;
(xvii)the words other and otherwise shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;
(xviii)references to a Party or a person shall be construed so as to include that Party or person's assigns, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state;
(xix)where the Majority Banks are required to act reasonably, that shall mean that each Bank is required to act reasonably;
(xx)references to a document being publicly available means that a document to be provided by an Obligor hereunder has been published on the official website of the Company;
(xxi)references to time are, unless a contrary intention is expressed, to London time; and
(xxii)when applying baskets, thresholds and similar thresholds to representations, covenants (other than the financial covenant in Clause 16 (Industrial Group Financial Covenant)) and events of default, in respect of any specified currency, the equivalent amount in any other currency shall be calculated as at the date of the relevant member of the Group incurring, committing to or making the relevant Financial Indebtedness, acquisition, disposal or other action. No Default, Potential Default, breach or misrepresentation shall occur merely as a result of a subsequent change in exchange rates.
1.dThird Party Rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce any term of this Agreement.
1.eItalian terms
In this Agreement, a reference to:
(i)a winding-up, administration, dissolution or the like includes, without limitation, any scioglimento, liquidazione, procedura concorsuale (fallimento, concordato preventivo, liquidazione coatta amministrativa, amministrazione straordinaria or misure urgenti per la ristrutturazione industriale delle grandi imprese in stato di insolvenza), cessione dei beni ai creditori pursuant to article 1977 of the Italian Civil Code, implementing a piano di risanamento pursuant to Article 67, paragraph 3, letter d) of the Italian Insolvency Law entering into an accordo di ristrutturazione dei debiti pursuant to Article 182-bis of the Italian Insolvency Law, an accordo di ristrutturazione con intermediari finanziari or a convenzione di moratoria pursuant to article 182-septies of the Italian Insolvency Law, filing a petition for a concordato preventivo – including the early petition pursuant to Article 161, paragraph 6, of the Italian Insolvency Law and any equivalent insolvency proceeding under any Italian law or regulation enacted or entered into force after the date of this Agreement, replacing, amending or integrating the Italian Insolvency Law, or entering into a similar arrangement for the majority of its creditors, or any other similar proceedings or legal concepts;
(ii)a receiver, administrative receiver, administrator or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, liquidatore, or any other person performing the same function of each of the foregoing; and
(iii)a person being insolvent indicates a person which is in stato di insolvenza pursuant to Article 5 of the Italian Insolvency Law or any equivalent insolvency proceeding under any Italian law or regulation enacted or entered into force after the date of this Agreement, replacing, amending or integrating the Italian Insolvency Law.
1.fDutch terms
In this Agreement, where it relates to a Dutch entity, a reference to:
(i)The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;
(ii)a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(iii)an encumbrance includes any mortgage (hypotheek), pledge (pandrecht) and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);
(iv)any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36(2) of the Tax Collection Act of the Netherlands (Invorderingswet 1990);
(v)a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;
(vi)a trustee in bankruptcy or liquidator includes a curator or a beoogd curator;
(vii)an administrator includes a bewindvoerder or a beoogd bewindvoerder;
(viii)an attachment includes a beslag; and
(ix)a receiver or an administrative receiver does not include a curator or bewindvoerder.
1.gLuxembourg terms
In this Agreement, where it relates to a Luxembourg company, a reference to:

(i)a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;
(ii)a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;
(iii)a security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security; and
(iv)a person being unable to pay its debts as they fall due includes that person being in a state of cessation of payments (cessation de paiements).
1.hRestricted Bank
(i)The representations and undertakings under Clause 15.1(l) (Sanctions) and Clause 17.4(d) (Sanctions) (together the Sanctions Provisions) apply to any Obligor only if and to the extent the making of any such representations or compliance with any such undertakings does not result in a violation of, conflict with, or liability under the Council Regulation (EC) No. 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with section 4 paragraph 1a no. 3 German Foreign Trade Law (Außenwirtschaftsgesetz - AWG) (as applicable to German residents (Inländer within the meaning of section 2 (15) of the German Foreign Trade Law (Außenwirtschaftsgesetz - AWG))) and/or any other applicable anti-boycott laws or regulations (together the Anti Boycott Regulations).
(ii)In relation to each Finance Party that notifies the Facility Agent to this effect (each a Restricted Finance Party), the Sanctions Provisions shall only apply for the benefit of that Restricted Finance Party to the extent that the Sanctions Provisions would not result in any violation of, conflict with or liability under any Anti Boycott Regulations.
(iii)The Facility Agent will only treat a Finance Party as a Restricted Finance Party if (and only if) it has received notice from that Restricted Finance Party under this Clause. The Facility Agent will notify CIFE of any notice received from a Finance Party under this Clause.
(iv)In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision of which a Restricted Finance Party does not have the benefit, pursuant to paragraph (b) above, the Commitments of that Restricted Finance Party will be excluded for the purpose of determining whether the consent of the Majority Banks has been obtained or whether the determination or direction by the Majority Banks has been made.

2.FACILITY
2.aFacility
(i)Subject to the terms of this Agreement, the Banks agree to make available to the Borrowers a Euro denominated multicurrency revolving loan facility in the maximum principal amount of €4,000,000,000.
(ii)Notwithstanding any other term of this Agreement, no Bank shall be obliged to lend more than its Commitment and the Original Euro Amount of all Advances shall not, at any time, exceed the Total Commitments.
(iii)The Facility shall be available in Euro and, subject to Clause 6 (Alternative Currencies), the Committed Currency and any Alternative Currency.
2.bIncrease
(i)Subject to paragraph (b) below, the Company may by giving prior notice to the Facility Agent by no later than the date falling ten Business Days after the effective date of a cancellation of:
(1)the Available Commitments of a Defaulting Bank in accordance with Clause 10.3 (Right of cancellation in relation to a Defaulting Bank); or
(2)the Commitments of a Bank in accordance with Clause 11.1 (Illegality), request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) in an aggregate Original Euro Amount of up to the amount of the Available Commitments or Commitments so cancelled.
(ii)Subject to paragraph (c) below, the Company may by giving notice to the Facility Agent, request that the Total Commitments be increased (and the Total Commitments under the Facility shall be so increased) on the date set out in that notice (the Increase Date) in an aggregate Original Euro Amount of up to €400,000,000, provided that the Company may not deliver more than four notices to the Facility Agent pursuant to this paragraph (b).
(iii)The Facility Agent shall, as soon as reasonably practicable after an increase takes place, notify the Banks to the extent the Total Commitments are increased above an aggregate amount of €4,000,000,000.
(iv)Any increase of the Total Commitments pursuant to paragraphs (a) or (b) above, shall take effect as follows:
(1)the increased Commitments will be assumed by one or more Banks or other banks, financial institutions, trusts, funds or other entities (each an Increase Bank) selected by the Company (each of which shall not be a member of the Group or an affiliate of a member of the Group and which is further acceptable to the Facility Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Bank corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Bank;

(2)each of the Obligors and any Increase Bank shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Bank would have assumed and/or acquired had the Increase Bank been an Original Bank;
(3)each Increase Bank shall become a Party as a Bank and any Increase Bank and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Bank and those Finance Parties would have assumed and/or acquired had the Increase Bank been an Original Bank;
(4)the Commitments of the other Banks shall continue in full force and effect; and
(5)any increase in the Total Commitments shall take effect:
(A)    on the date specified by the Company in the notice referred to above (which, in any event, shall be no earlier than the date falling three Business Days after the date of the notice referred to above); or
(B)    any later date on which the conditions set out in paragraph (e) below are satisfied.
(v)An increase in the Total Commitments will only be effective on:
(1)the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Bank;
(2)in relation to an Increase Bank which is not a Bank immediately prior to the relevant increase the performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Bank, the completion of which the Facility Agent shall promptly notify to the Company and the Increase Bank.
(vi)Each Increase Bank, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Bank or Banks in accordance with this Agreement on or prior to the date on which the increase becomes effective.
(vii)Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Bank, the Company shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of €3,000 and the Company shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.
(viii)Notwithstanding anything to the contrary in this Agreement, if:
(1)there is an increase in the Total Commitments pursuant to paragraph (b) above which takes effect on an Increase Date which falls after the first Drawdown Date; and
(2)any Advance (excluding any Advance drawn on the proposed Increase Date) is outstanding on the proposed Increase Date:
(a)which does not mature on the proposed Increase Date; and

(b)in which the Banks are not participating pro rata to their Commitments, the Borrower of that Advance shall prepay that Advance in full on the proposed Increase Date together with accrued interest thereon and any amounts payable under Clause 26.1 (Breakage Costs Indemnity).
2.cObligations Several
(i)The obligations of the Finance Parties under this Agreement are several.
(ii)The failure of a Finance Party to carry out its obligations under this Agreement shall not relieve any other Party of any of its obligations under this Agreement.
(iii)None of the Finance Parties shall be responsible for the obligations of any other Party under this Agreement.
2.dRights Several
(i)The rights of the Finance Parties under this Agreement are several. All amounts due, and obligations owed, to each of them are separate and independent debts or, as the case may be, obligations.
(ii)Each Finance Party may, except as otherwise stated in this Agreement, separately enforce its rights under this Agreement.
2.eLending Offices
(i)Subject as provided in paragraph (c) below, each Bank will participate in each Advance through its Lending Office. If any Bank changes its Lending Office for the purpose of this Agreement:
(1)that Bank will notify the Facility Agent and CIFE promptly of such change and, until it does so, the Facility Agent and CIFE will be entitled to assume that no such change has taken place; and
(2)any change of Lending Office by that Bank to a Designated Entity will only be effective upon performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such change of Lending Office to that Designated Entity, the completion of which the Facility Agent shall promptly notify to that Bank and the Company.
(ii)Any Bank may nominate a different Lending Office for the purposes of making Advances to any Borrower, in which event such Lending Office shall for the purposes of this Agreement be its Lending Office for such Advances but not otherwise.
(iii)If any Bank changes its Lending Office or nominates a different Lending Office for the purpose of the Facility and that change or nomination would (but for this paragraph (c) and as a result of laws or regulations in force or known to be coming into force at that time) result in any subsequent payment to that Bank in any amounts being required to be paid by any Obligor under Clause 11.2 (Increased Costs) or 12.10 (Grossing-up), the provisions of Clause 25.5 (Conditions to Assignments and Transfers) shall apply.

2.fDesignated Entities
(i)A Bank may designate an affiliate (a Designated Entity) as its Lending Office for the purpose of participating in Advances to a Borrower in a particular jurisdiction.
(ii)An affiliate of a Bank may be designated for the purposes of paragraph (a) above by:
(1)appearing in the list of Designated Entities in Schedule 9 (List of Designated Entities) of this Agreement and signing this Agreement as a Designated Entity; or
(2)acceding as a Designated Entity by signing an accession agreement substantially in the form of Schedule 10 (Form of Designated Entity Accession Agreement), provided that such accession by an affiliate of a Bank will only be effective upon performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such accession as a Designated Entity, the completion of which the Facility Agent shall promptly notify to that Bank and the Company.
(iii)A Designated Entity does not have any Commitment and does not have any obligations under this Agreement prior to such Designated Entity participating in an Advance.
(iv)When a Designated Entity participates in an Advance:
(1)subject to paragraph (e) below, it shall be entitled to all the rights of a Bank and have the corresponding obligations of a Bank, in each case under the Financing Documents relating to its Participation in any such Advances; and
(2)the other parties to the Financing Documents shall treat the Designated Entity as a Bank for these purposes.
The Designated Entity is a party to this Agreement for these purposes.
(v)For the purposes only of voting in connection with any Financing Document, the Participation of a Designated Entity in any outstanding Advances shall be deemed to be a Participation of the Related Lender.
(vi)A Related Lender will:
(1)so long as the relevant Designated Entity is able to do so, procure that, subject to the terms of this Agreement, that Designated Entity participates in Advances to the Borrower(s) in the relevant jurisdiction designated in accordance with this Clause; and
(2)subject to the terms of this Agreement, remain liable to participate in any Advance in the event that the Designated Entity is unable or fails to do so.
(vii)A Bank may revoke its designation of an affiliate as a Designated Entity by notice in writing to the Facility Agent and CIFE, provided that such notice may only take effect when there are no Advances outstanding to the Designated Entity. Upon such Designated Entity ceasing to be a Designated Entity, the Related Lender will automatically assume (and be deemed to assume without further action by any Party) all rights and obligations previously vested in the Designated Entity.

(viii)Any notice or communication to be made to a Designated Entity shall be served directly on the Designated Entity at the address supplied to the Facility Agent by the Related Lender where the Related Lender or Designated Entity reasonably requests or, if no such request has been made, shall be delivered to the Related Lender in accordance with this Agreement.
(ix)A Designated Entity may assign or transfer any of its rights and obligations under this Agreement in respect of its Participation in any Advance (and the Related Lender may assign or transfer any corresponding Commitment) in accordance with Clause 25 (Assignments and Transfers).
3.PURPOSE
3.aPurpose
The Borrowers shall use the proceeds of all Advances for general corporate and working capital purposes of the Group, including without limitation the refinancing of existing indebtedness of the Group.
3.bNo Monitoring
None of the Finance Parties shall be obliged to investigate or monitor the use or application of the proceeds of the Advances.
4.CONDITIONS PRECEDENT
Notwithstanding any other term of this Agreement, none of the Finance Parties shall be under any obligation to make the Facility available to the Borrowers unless the Facility Agent has notified CIFE and the Banks that it has received all the documents listed in Part 1 of Schedule 2 (Conditions Precedent) (in form and content reasonably satisfactory to the Facility Agent).
5.DRAWDOWN
5.aDrawdown Period
Subject to the terms of this Agreement, an Advance shall be made to a Borrower at any time during the Drawdown Period when requested by means of a Drawdown Notice in accordance with this Clause 5. At the close of business on the last day of the Drawdown Period the undrawn amount of each Bank's Commitment shall be automatically cancelled.
5.bConditions to Each Advance
The obligation of each Bank to make available its Participation in an Advance is subject to the conditions that on the date on which the relevant Drawdown Notice is given and on the Drawdown Date:
(i)the representations and warranties in paragraphs (a) to (d) (inclusive) and (k), (l)(i), (m)(i) and (n)(i) (inclusive) of Clause 15.1 (Representations and Warranties) (taking into account the limitations in Clause 15.2 (Repetition)) are correct in all material respects; and

(ii)in the case of an Advance, no Default or Potential Default has occurred and is outstanding or would occur on the making of the Advance or, in the case of a Rollover Advance, no notice has been given under Clause 18.2 (Acceleration).
5.cDrawdown Notice
(i)Whenever a Borrower wishes an Advance to be made, it shall give a duly completed Drawdown Notice to the Facility Agent to be received not later than 10.00 a.m. on the third Business Day before the Drawdown Date.
(ii)A Drawdown Notice for an Advance may only be given on a London Business Day, which is also a day on which banks are generally open for business in Milan.
(iii)A Borrower must select the currency of an Advance in a Drawdown Notice. If the Borrower does not select a currency, the Advance shall be made in Euro.
(iv)A Drawdown Notice shall be irrevocable and the relevant Borrower shall be obliged to borrow in accordance with its terms.
5.dLimitations on Advances
The following limitations apply to Advances:
(i)the Drawdown Date of an Advance shall be a Business Day falling before the end of the Drawdown Period;
(ii)subject to paragraph (d) below, the principal amount of an Advance to be denominated in Euros shall be:
(1)a minimum of €50,000,000; or
(2)the amount of the Available Facility;
(iii)subject to paragraph (d) below, the principal amount of an Advance to be denominated in an Alternative Currency shall be:
(1)in an Original Euro Amount of at least €25,000,000 (and a round amount in that currency as the Facility Agent and the relevant Borrower may agree); or
(2)in an Original Euro Amount equal to the Available Facility;
(iv)no Advance shall be made if the making of that Advance would result in the aggregate Original Euro Amount of all Advances exceeding the Total Commitments or result in a breach of Clause 6.2(a) (Availability);
(v)no more than 15 Advances (disregarding Separate Advances) may be outstanding at any one time; and
(vi)in the case of an Advance denominated in an Alternative Currency, no such Advance shall be made if the requirements of Clause 6 (Alternative Currencies) are not met.

5.eNotification to Banks
The Facility Agent shall promptly (and by no later than 2.00 p.m. on the day it receives a Drawdown Notice) notify each Bank of the details of each Drawdown Notice received by it.
5.fParticipations
(i)Subject to the terms of this Agreement, each Bank acting through its Lending Office shall make available to the Facility Agent on the Drawdown Date for an Advance an amount equal to its Participation in that Advance and in the currency specified in the Drawdown Notice for that Advance.
(ii)For the purposes of paragraph (a) above, the Participation of a Bank in an Advance shall be the proportion borne by that Bank's Available Commitment to the Available Facility on the Drawdown Date of that Advance.
5.gExtension Option
(i)The Company may by notice to the Facility Agent (the Initial Extension Request) substantially in the form of Schedule 8 (Form of Extension Request) given not more than 60 days and not less than 30 days before the first anniversary of the Signing Date, request that the Termination Date be extended for a further period of 12 months (the First Extended Termination Date).
(ii)The Company may by notice to the Facility Agent (the Second Extension Request) substantially in the form of Schedule 8 (Form of Extension Request) given not more than 60 days and not less than 30 days before the second anniversary of the Signing Date, request that the Termination Date:
(1)with respect to Banks who have agreed to the Initial Extension Request, be extended for a further period of 12 months from the First Extended Termination Date; and/or
(2)if no Initial Extension Request has been made, or with respect to Banks who refused the Initial Extension Request, be extended for a period of 24 months.
(iii)The Facility Agent must promptly notify the Banks of any Initial Extension Request or Second Extension Request (each an Extension Request).
(iv)Each Bank may, in its sole discretion, agree to any Extension Request.
(v)Each Bank that agrees to an Extension Request will extend the Termination Date applicable to its Commitment for the further period requested by the Company in its Extension Request from the then current Termination Date applicable to its Commitment and the Termination Date with respect to the Commitment of that Bank will be extended accordingly.
(vi)Each Bank shall use reasonable efforts to respond to an Extension Request within 15 days of it being given. If no consent is received from a Bank by the first, or as the case may be, the second anniversary of the Signing Date, that Bank will be deemed to have declined the relevant Extension Request and the Termination Date applicable to its Commitments will not be extended pursuant to that Extension Request (without prejudice to the Company’s right to deliver an additional Extension Request as contemplated in paragraph (b) above).

(vii)At any time after the Company has delivered an Extension Request to the Facility Agent, the Facility Agent shall upon reasonable request by the Company inform and update the Company of the identity of the Banks which have accepted or (as relevant) rejected any Extension Request. On the date falling 15 days after the date on which an Extension Request has been given, the Facility Agent shall notify the Company of the aggregate amount of Commitments which will be extended. On the date falling on the anniversary of the Signing Date immediately following the giving of the Extension Request, the Facility Agent shall notify the Company and each Bank of the aggregate amount of Commitments which have been extended.
(viii)Each Extension Request is irrevocable.
(ix)At any time when more than one Termination Date is applicable to the Commitments of the Banks:
(1)references to the Termination Date shall be construed as references to the applicable Termination Date and defined terms in this Agreement which refer to the definition of Termination Date shall be construed accordingly; and
(2)if, but for this sub-paragraph (ii), a Bank (a Relevant Bank) would be obliged to participate in an Advance the Interest Period of which would end after the Termination Date applicable to that Bank’s Commitment, the Interest Period in respect of the Participations in that Advance for each Relevant Bank shall be shortened such that it ends on the applicable Termination Date and will be treated as a separate Advance.
6.ALTERNATIVE CURRENCIES
6.aRequests for Alternative Currency
Subject to Clause 6.2 (Availability), a Borrower may request in a Drawdown Notice that an Advance be denominated in an Alternative Currency.
6.bAvailability
(i)A Borrower may request that an Advance be denominated in Euros or an Alternative Currency provided that (other than in respect of a request for the Committed Currency) the Facility Agent has confirmed to that Borrower that the Alternative Currency is available for drawing under the Facility and any limit on the aggregate Original Euro Amount of Advances which may be outstanding at any time in that currency (and the Facility Agent shall provide such confirmation of the available limit promptly upon request by the relevant Borrower).
(ii)The Original Euro Amount of Advances outstanding at any time in any Alternative Currency may not exceed the limit (if any) specified for that currency by the Facility Agent pursuant to paragraph (a) above.
6.cNotification to Banks
The Facility Agent shall promptly notify each Bank of the currency and Original Euro Amount of each Advance to be denominated in an Alternative Currency.

6.dNo Alternative Currency
If, no later than 5.00 p.m. on the third Business Day before the first day of an Interest Period in relation to an Advance which is proposed to be denominated in an Alternative Currency (other than the Committed Currency), a Bank notifies the Facility Agent that:
(i)the proposed Alternative Currency is not readily available to it in the amount required to fund its Participation in that Advance; or
(ii)compliance with its obligation to participate in an Advance in the proposed Alternative Currency would contravene a law or a regulation or guideline (having the force of law or being of a type which banks in the relevant interbank market customarily comply) applicable to it, the Facility Agent shall notify the relevant Borrower and the Banks by 9.00 a.m. on the second Business Day before the first day of the Interest Period relating to the Advance. In this event, the relevant Borrower and the Banks may agree that the Advance shall not be made, provided that, in the absence of such agreement by 11.00 a.m. on the same day, the Advance shall be made and either (at the option of the relevant Borrower) (i) the Advance will be denominated in its entire amount in Euros or the Committed Currency (as the relevant Borrower shall, by notice served on the Facility Agent prior to such time, select) or (ii) each Bank will participate in the Advance in the chosen Alternative Currency, save that each Bank that gives notice pursuant to this Clause 6.4 will participate in the Advance in Euros or the Committed Currency (as the relevant Borrower shall, by notice served on the Facility Agent prior to such time, select) in an amount equal to that Bank's proportion of that Advance and its participation will be treated as a separate Advance denominated in Euros or, as the case may be, the Committed Currency during that Interest Period (with an Interest Period as set out in the relevant Drawdown Notice).
7.RATE SWITCH
7.aSwitch to Compounded Reference Rate
Subject to Clause 7.2 (Delayed switch for existing Term Rate Advances), on and from the Rate Switch Date for a Rate Switch Currency:
(1)use of the Compounded Reference Rate will replace the use of the Term Reference Rate for the calculation of interest for Advances in that Rate Switch Currency; and
(2)any Advance or Unpaid Sum in that Rate Switch Currency shall be a "Compounded Rate Advance" and Clause 8.2 (Interest Rate – Compounded Rate Advances) shall apply to each such Advance or Unpaid Sum.
7.bDelayed switch for existing Term Rate Advances
If the Rate Switch Date for a Rate Switch Currency falls before the last day of an Interest Period for a Term Rate Advance in that currency:
(1)that Advance shall continue to be a Term Rate Advance for that Interest Period and Clause 8.1 (Interest Rate – Term Rate Advances) shall continue to apply to that Advance for that Interest Period;

(2)any provision of this Agreement which is expressed to relate to a Compounded Rate Currency shall not apply in relation to that Advance for that Interest Period; and
(3)on and from the first day of the next Interest Period (if any) for that Advance:
(a)that Advance shall be a "Compounded Rate Advance"; and
(b)Clause 8.2 (Interest Rate – Compounded Rate Advances) shall apply to that Advance.
7.cNotifications by Agent
(i)Subject to paragraph (c) below, following the occurrence of a Rate Switch Trigger Event for a Rate Switch Currency, the Facility Agent shall:
(1)promptly upon becoming aware of the occurrence of that Rate Switch Trigger Event, notify the Company and the Banks of that occurrence; and
(2)promptly upon becoming aware of the date of the Rate Switch Trigger Event Date applicable to that Rate Switch Trigger Event, notify the Company and the Banks of that date.
(ii)The Facility Agent shall, promptly upon becoming aware of the occurrence of the Rate Switch Date for a Rate Switch Currency, notify the Company and the Banks of that occurrence.
(iii)The Parties agree that the FCA Cessation Announcement constitutes a Rate Switch Trigger Event in relation to Dollars, that the Rate Switch Trigger Event Date applicable to such Rate Switch Trigger Event will be 31 March 2023, and that the Facility Agent is not under any obligation under paragraph (a) above to notify any Party of such Rate Switch Trigger Event or Rate Switch Trigger Event Date resulting from the FCA Cessation Announcement. The definition of Quoted Tenor with respect to USD LIBOR periods shall, for all purposes under this Agreement, be construed in accordance with the preceding sentence.
(iv)For the purposes of paragraph (c) above, the "FCA Cessation Announcement" means the announcement on 5 March 2021 by the UK's Financial Conduct Authority that all LIBOR settings will, as of certain specified future dates, either cease to be provided by any administrator or no longer be representative of the market and economic reality that they are intended to measure and that such representativeness will not be restored.
8.INTEREST
8.aInterest Rate – Term Rate Advances
The rate of interest on each Term Rate Advance for an Interest Period is the percentage rate per annum which is the aggregate of:
(1)the applicable Margin; and
(2)Term Reference Rate.

8.bInterest Rate – Compounded Rate Advances
(i)The rate of interest on each Compounded Rate Advance for any day during an Interest Period is the percentage rate per annum which is the aggregate of:
(1)the applicable Margin; and
(2)Compounded Reference Rate for that day.
(ii)If any day during an Interest Period for a Compounded Rate Advance is not an RFR Banking Day, the rate of interest on that Compounded Rate Advance for that day will be the rate applicable to the immediately preceding RFR Banking Day.
8.cInterest Periods
(i)Subject to paragraph (b) and (c) below, interest payable on each Advance to be made in any currency other than Euros and (after the relevant Rate Switch Date) Dollars and Sterling, shall be calculated by reference to Interest Periods of one, two, three or six Months' duration (or any other period not less than one Month or exceeding six Months as agreed by the Company and the Facility Agent (acting on the instructions of the Majority Banks)), as selected by the relevant Borrower in accordance with this Clause 8.3.
(ii)In respect of Euros and (prior to the relevant Rate Switch Date) Dollars and Sterling, interest payable on each Advance to be made in Euros, Dollars or Sterling shall be calculated by reference to Interest Periods of one, three or six Months' duration (or any other period not exceeding six Months agreed by the Company and the Facility Agent (acting on the instructions of the Majority Banks)) as selected by the relevant Borrower in accordance with this Clause 8.3.
(iii)From the relevant Rate Switch Date, interest payable on each Advance made in Dollars or Sterling shall be calculated by reference to Interest Periods in accordance with paragraph (a) above.
(iv)The relevant Borrower shall select an Interest Period for an Advance in the Drawdown Notice.
(v)If the relevant Borrower fails to select an Interest Period for an Advance in accordance with paragraph (a) or (b) above, that Interest Period shall, subject to the other provisions of this Clause 8 be:
(1)three Months for each Term Rate Advance to be made in Dollars or Sterling; or
(2)one Month for each Term Rate Advance to be made in any other currency; or
(3)if the Advance is a Compounded Rate Advance, any period specified in respect of that currency in Schedule 12 in the applicable Compounded Rate Terms.
(vi)If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(vii)If the Advance or Unpaid Sum is a Compounded Rate Advance and there are rules specified as "Business Day Conventions" for the currency of that Advance or Unpaid Sum in the applicable

Compounded Rate Terms, those rules shall apply to each Interest Period for that Advance or Unpaid Sum.
(viii)If an Interest Period begins on the last Business Day in a calendar month or on a Business Day for which there is no numerically corresponding day in the calendar month in which that Interest Period is to end, it shall end on the last Business Day in that later calendar month.
(ix)If an Interest Period would otherwise extend beyond the Termination Date, it shall be shortened so that it ends on the Termination Date.
(x)No Interest Period for a Compounded Rate Advance shall be longer than six Months.
8.dUnavailability of Screen Rate prior to Rate Switch Date
(i)If no Screen Rate is available for EURIBOR or, if applicable, LIBOR for the Interest Period of an Advance, the applicable EURIBOR or LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Advance.
(ii)If no Screen Rate is available for EURIBOR or, if applicable, LIBOR for:
(1)the currency of an Advance; or
(2)the Interest Period of an Advance and it is not possible to calculate the Interpolated Screen Rate, the interest rate on that Advance shall be calculated in accordance with Clause 11.3 (Market Disruption).
8.eMargin Adjustments
(i)The initial Margin is 0.5333 per cent. per annum.
(ii)Subject to the other provisions of this Clause 8.5, the Margin shall be determined in accordance with the table below:

Column 1 Long-term corporate credit rating of the Company/corporate family rating (as applicable)		Column 2 Margin (per cent. per annum)
S&P/Fitch	Moody's
BBB+ or above	Baa1 or above	0.275
BBB	Baa2	0.40
BBB-	Baa3	0.60
BB+	Ba1	0.90
BB or below/unrated	Ba2 or below/unrated	1.25
(iii)CIFE must promptly notify the Facility Agent of any change by a Rating Agency of the Company's long-term corporate credit rating/corporate family rating (as applicable) which occurs after the Signing Date. If the long-term corporate credit rating/corporate family rating (as applicable) given to the Company by any Rating Agency is such that a different Margin is applicable to each rating, the applicable Margin will be the average (rounded to four decimal places and to the nearest decimal place) of the Margins applicable to the relevant ratings as set out in the table in paragraph (b) above.
(iv)If only one or two Rating Agencies assign long-term corporate credit ratings/corporate family ratings (as applicable) to the Company, the Margin will be determined on the basis of that or those ratings in accordance with paragraphs (b) and (c) above.
(v)Any change in the Margin will, subject to paragraph (f) below, apply on the Business Day following receipt by the Facility Agent of notice of the change in rating from CIFE.
(vi)For so long as a Default is outstanding or no Rating Agency assigns a long-term corporate credit rating/corporate family rating (as applicable) to the Company, the Margin will be the highest applicable rate, being 1.25% per annum.
8.fDefault Interest
(i)If an Obligor fails to pay any amount payable under any Financing Document on the due date, it shall pay default interest on the overdue amount from the due date to the date of actual payment calculated by reference to successive Interest Periods (each of such duration as the Facility Agent may acting reasonably select and the first beginning on the relevant due date) at the rate per annum being the aggregate of (i) one per cent. per annum, (ii) the applicable Margin, and (iii) the Term Reference Rate or Compounded Reference Rate (as applicable).
(ii)So long as the overdue amount remains unpaid, the default interest rate shall be recalculated in accordance with the provisions of this Clause 8.6 on the last day of each such Interest Period and any unpaid interest shall be compounded at the end of each Interest Period.
8.gCalculation and Payment of Interest
(i)At the beginning of each Interest Period, the Facility Agent shall notify the Banks and the relevant Borrower of the duration of that Interest Period and the rate and amount of interest payable for the Interest Period (but in the case of any default interest calculated under Clause 8.6 (Default Interest), any such notification need not be made more frequently than weekly) relating to a Term Rate Advance. Each notification shall set out in reasonable detail the basis of computation of the amount of interest payable.
(ii)The Facility Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:
(1)the relevant Borrower of that Compounded Rate Interest Payment;
(2)each relevant Bank of the proportion of that Compounded Rate Interest Payment which relates to that Bank's participation in the relevant Compounded Rate Advance; and
(3)the relevant Banks and the relevant Borrower of:
(a)each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(b)to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Advance.
(iii)The Facility Agent shall promptly notify the Borrower (or the Company) of any Funding Rate.
(iv)This Clause 8.7 shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day.
(v)Interest due from the Borrowers under this Agreement shall:
(1)accrue from day to day at the rate calculated under this Clause 8 and subject to paragraph (f) below, without rounding;
(2)except as otherwise provided in this Agreement, be paid by the relevant Borrower to the Facility Agent (for the account of the Banks) in arrear on the Repayment Date relating to each Advance, provided that for any Interest Period which is for longer than six Months, the relevant Borrower shall pay interest six Monthly in arrear as well as on the relevant Repayment Date;
(3)be calculated on the basis of the actual number of days elapsed and a 360 day year (or, in respect of interest due on Advances denominated in Sterling, a 365 day year) or, if different, such number of days as is market practice for the relevant currency; and
(4)be payable both before and after judgment.
(vi)The aggregate amount of any accrued interest, which is, or becomes, payable by a Borrower under a Financing Document shall be rounded to 2 decimal places.
8.hFacility Agent's Determination
The determination by the Facility Agent of any interest payable under this Clause 8.8 shall be conclusive and binding on the relevant Borrower in the absence of manifest error.
8.iItalian law
With respect to any Italian Obligor:
(i)the rate of interest applicable to any Loan under this Agreement (including the relevant component of any applicable fee and expense and, for the avoidance of any doubt, any amount paid under Clause 8.6 above) determined as of the date of execution of this Agreement is considered in good faith by the relevant Italian Obligor to be in compliance with Law No. 108 of 7 March 1996 (as amended and/or restated from time to time, the Italian Usury Law);
(ii)in any event, if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest applicable to a Loan or the default rate of interest at any time during the life of this Agreement is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to the Italian Obligor (also in its capacity as Italian Guarantor) shall immediately be reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement; and

(iii)the amount of interest on overdue amounts payable by an Italian Obligor under this Agreement shall only be compounded in accordance with and to the extent permitted by article 1283 of the Italian Civil Code, article 120 of the Italian Banking Act and any relevant implementing regulation, each as amended, supplemented or implemented from time to time.
9.REPAYMENT AND PREPAYMENT
9.aRepayment
(i)Subject to paragraph (b) below, the relevant Borrower shall repay each Advance in full on the Repayment Date relating to that Advance.
(ii)If all or part of an existing Advance made to a Borrower is to be repaid from the proceeds of all or part of a new Advance to be made to that Borrower and denominated in the same currency as that existing Advance then, as between each Bank and that Borrower, the amount to be repaid by that Borrower to that Bank shall be set off against the amount to be advanced by that Bank in relation to the new Advance and the party to whom the smaller amount is to be paid shall pay to the other party a sum equal to the difference between the two amounts.
(iii)At any time when a Bank becomes a Defaulting Bank, the maturity date of each of the Participations of that Bank then outstanding will be automatically extended to the Termination Date and will be treated as separate Advances (for the purposes of this Clause, each a Termed-out Advance) denominated in the currency in which the relevant Participations are outstanding.
(iv)A Borrower to whom a Termed-out Advance is outstanding may prepay that Advance by giving ten Business Days' prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Bank concerned as soon as practicable on receipt.
(v)Interest in respect of a Termed-out Advance will accrue for successive Interest Periods selected by the relevant Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Bank on the last day of each Interest Period of that Advance.
(vi)The terms of this Agreement relating to Advances generally shall continue to apply to Termed-out Advances other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Termed-out Advance.
9.bVoluntary Prepayment
(i)Subject to Clause 9.3 (Voluntary Prepayment – Compounded Rate Advances) below, the Borrower of an Advance may, by giving the Facility Agent not less than:
(1)in the case of a Term Rate Advance, three Business Days' prior notice; or
(2)in the case of a Compounded Rate Advance, five RFR Banking Days’ prior notice prepay the whole or part of that Advance (but if in part, in a minimum Original Euro Amount of €25,000,000 rounded as the Facility Agent may, after consultation with the relevant Borrowers, direct).

(ii)Any notice of prepayment shall be irrevocable, shall specify the date on which the prepayment is to be made and the amount of the prepayment, and shall oblige the relevant Borrower to make that prepayment. The Facility Agent shall promptly notify the Banks of receipt of any such notice.
9.cVoluntary Prepayment – Compounded Rate Advances
No voluntary prepayment of a Compounded Rate Advance may be made if it would result in more than four voluntary prepayments of such Advances (whether in whole or in part) in any twelve-Month period.
9.dMandatory prepayment – change of control and invalidity event
(i)For the purposes of this Clause:
Change of Control means:
(1)the Company ceasing to be the direct or indirect beneficial owner of shares in the issued share capital of each of the other Obligors carrying the right to exercise more than 50% of the votes exercisable at a general meeting of each of the other Obligors (or, in respect of an Italian Obligor, at the ordinary shareholders meeting (assemblea ordinaria dei soci) of such Italian Obligor) or otherwise ceasing to exercise Control over each such other Obligor (in each case, other than an Obligor that has ceased to be an Obligor in accordance with Clause 14.3 (Resignation of an Obligor)); or
(2)any person or group of persons acting in concert (other than a Related Party) gaining Control of the Company, provided that a person or group of persons acting in concert shall be deemed not to Control the Company unless such person or group of persons is the beneficial owner of both (x) more than 30 per cent. of the voting share capital of the Company; and (y) a greater percentage ownership of the voting share capital of the Company than the Related Parties (in aggregate), provided that it will not be a Change of Control for a new holding company of the Group (New Holdco) to be established which:
(a)is owned by substantially the same shareholders that owned the Company immediately prior to the establishment of New Holdco (disregarding any change to such shareholders (whether by way of trading activity or issuance and sale of shares or convertible or exchangeable securities) which had such change occurred other than in connection with the establishment of New Holdco, would not have resulted in a Change of Control);
(b)owns 100% of the share capital of the Company or is the surviving entity following a merger with the Company pursuant to which New Holdco succeeds to all the rights and assumes all the liabilities of the Company (and appropriate legal opinions from counsel in the jurisdiction of New Holdco are given confirming such succession);
(c)simultaneously becomes a Guarantor whether through succession or accession as an Additional Guarantor; and

(d)is incorporated and tax resident in any Member State of the European Union or in any state of the United States of America, or another jurisdiction approved by all the Banks.
Control for the purposes of this Clause 9.4 means the ownership of more than 50% of the voting share capital of an entity or the power to appoint a majority of the board of directors or other management board of that entity whether through the ownership of voting capital, by contract or otherwise.
Invalidity Event means it is unlawful for any of the Obligors to perform or comply with any of its obligations under any Financing Document or, subject to the Reservations, any of those obligations is not legal, valid, binding, effective or enforceable.
Related Party for the purpose of this definition means Giovanni Agnelli B.V. or any of its Subsidiaries.
(ii)If a Change of Control occurs:
(1)the Company or CIFE shall promptly notify the Facility Agent upon becoming aware of that event;
(2)during the period beginning on (and including) the later of the date on which the Change of Control occurs and the date on which the Facility Agent is notified of such event under subparagraph (b)(i) above, and ending on (but excluding) the day falling 30 days thereafter (the 30-day period), no Borrower may request or have made to it or issued on its behalf any Advances unless otherwise agreed by the Majority Banks; and
(3)the Facility Agent (if so instructed by the Majority Banks) shall, by not less than five Business Days' notice to the Company (which notice may only be given during the 30-day period, and not otherwise), cancel the Total Commitments and declare all outstanding Advances, together with accrued interest, and all other amounts accrued under the Financing Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.
(iii)If an Invalidity Event occurs:
(1)the Company or CIFE shall promptly notify the Facility Agent upon becoming aware of that event;
(2)no Borrower may request or have made to it or issued on its behalf any Advances unless otherwise agreed by the Majority Banks; and
(3)the Facility Agent (if so instructed by the Majority Banks) shall, by not less than five Business Days' notice to the Company, cancel the Total Commitments and declare all outstanding Advances, together with accrued interest, and all other amounts accrued under the Financing Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

9.eAccrued Interest and Broken Funding Costs
Any prepayment shall be made together with accrued interest on the amount prepaid and any amounts payable under Clause 26.1 (Breakage Costs Indemnity).
9.fEffect of Repayment or Prepayment
Any amount repaid or prepaid may, subject to the provisions of this Agreement, be re-borrowed.
9.gLimitation
The Borrowers may not repay or prepay all or any part of the Loan except as expressly provided in this Agreement.
9.hApplication of prepayments
Any prepayment in part of an Advance pursuant to Clauses 9.2 (Voluntary Prepayment) shall be applied pro rata to each Bank’s Participation in that Advance.
10.CANCELLATION
10.aCancellation
(i)CIFE may during the Drawdown Period, by giving the Facility Agent not less than three Business Days' prior notice, cancel all or part of the Available Facility (but if in part, in a minimum amount of €25,000,000).
(ii)Each Bank which is a party to (or which is the affiliate of a Bank party to) the Existing Facility agrees (or confirms on behalf of its affiliate) that the Available Facility under and as defined in the Existing Facility may be cancelled in full immediately upon receipt by the facility agent under the Existing Facility of notice of cancellation from CIFE of that Available Facility.
(iii)Notwithstanding paragraph (a) above, if the Facility is refinanced or replaced by a facility to which Banks or affiliates of Banks who together constitute the Majority Banks are party, the Available Facility may be cancelled immediately upon receipt by the Facility Agent of notice from CIFE of cancellation of the Available Facility in full.
10.bAutomatic Cancellation
The Available Commitments of each Bank will be automatically cancelled at the close of business on the last day of the Drawdown Period.
10.cRight of cancellation in relation to a Defaulting Bank
(i)If any Bank becomes a Defaulting Bank, the Company may, at any time whilst the Bank continues to be a Defaulting Bank, give the Facility Agent ten Business Days' notice of cancellation of each Available Commitment of that Bank.
(ii)On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Bank shall immediately be reduced to zero.

(iii)The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Banks.
10.dNotice
Any notice of cancellation shall be irrevocable and shall specify the date on which the cancellation shall take effect and the amount of the cancellation. The Facility Agent shall promptly notify the Banks of receipt of any such notice.
10.eEffect of Cancellation
The Borrowers may not borrow any part of the Facility which has been cancelled. Any cancellation made in accordance with this Clause 10 and of the Available Facility shall reduce the Commitments rateably.
10.fLimitation
The Borrowers may not cancel all or part of the Facility except as expressly provided in this Agreement.
11.CHANGES IN CIRCUMSTANCES
11.aIllegality
If it is or becomes illegal for a Bank to maintain its Commitment or to continue to make available or fund its Participation in any Advance, then:
(i)that Bank shall notify the Facility Agent and the relevant Borrower or Borrowers; and
(ii)the Commitment of that Bank shall be cancelled immediately; and
(iii)the relevant Borrower or Borrowers shall prepay to the Facility Agent (for the account of that Bank) that Bank's Participation in all Advances (together with accrued interest on the amount prepaid and all other amounts owing to that Bank under this Agreement) within five Business Days of demand by that Bank (or, if permitted by the relevant law and if requested by the relevant Borrower, on the next Repayment Date of the relevant Advances).
Any such prepayment under paragraph (c) above shall be subject to Clause 26.1 (Breakage Costs Indemnity).
11.bIncreased Costs
(i)If, after the Signing Date, a Change occurs which causes an Increased Cost (as defined in paragraph (c) below) to a Bank (or any company of which that Bank is a Subsidiary) then the relevant Borrower shall pay (as additional interest) to the Facility Agent (for the account of that Bank) within ten Business Days of demand all amounts which that Bank certifies to be necessary to compensate that Bank (or any company of which that Bank is a Subsidiary) for the Increased Cost.
(ii)Any demand made under paragraph (a) above shall be made by the relevant Bank through the Facility Agent and shall set out in reasonable detail, so far as is practicable, the basis of computation of the Increased Cost, provided that the relevant Bank will not be obliged to divulge any confidential or sensitive information in providing such computation.
(iii)In this Clause 11.2:
Increased Cost means any cost to, or reduction in the amount payable to, or reduction in the return on capital or regulatory capital achieved by, a Bank (or any company of which that Bank is a Subsidiary) to the extent that it arises, directly or indirectly, as a result of the Change and is attributable to the Commitment or Participation in any Advance of that Bank or the funding of that Bank's Participation in any Advance including any liability to make any payment on account of Tax or otherwise (other than Tax on Overall Net Income) on or calculated by reference to the amount of such Bank's Participation in any Advance and/or any sum received or receivable by it hereunder.
Tax on Overall Net Income means, in relation to a Bank, Tax (other than Tax deducted or withheld from any payment) that is imposed on the net income of that Bank or that is a branch profits tax, if such Tax is imposed by the jurisdiction in which its Lending Office or its head office is situated.
(iv)None of the Borrowers shall be obliged to make a payment in respect of an Increased Cost under this Clause 11.2 if and to the extent that the Increased Cost:
(1)has been compensated for by the operation of Clause 12.10 (Grossing-up) (or which would have been compensated for under Clause 12.10 but was not so compensated solely because of an exclusion in paragraph (g) or paragraph (i) of Clause 12.10);
(2)is attributable to the wilful breach by a Bank (or any company of which that Bank is a Subsidiary) of any law or regulation;
(3)is attributable to amounts for which a Finance Party and/or its affiliates are liable in respect of (A) the UK bank levy as set out in the Finance Act 2011 and subsequent legislation; or (B) the Dutch bank levy tax (bankenbelasting); or (C) bank levy imposed in any other jurisdiction (whether by reference to assets or liabilities or both), in each case in effect or, in the case of a change of rate, announced as intended to apply with effect as of the Signing Date; or
(4)is attributable to a FATCA Deduction required to be made by a Party.
(v)If any of the Borrowers is required to pay any amount to a Bank under this Clause 11.2, then, without prejudice to that obligation and so long as the circumstances giving rise to the relevant Increased Cost are continuing and subject to the affected Borrowers giving the Facility Agent and that Bank not less than five Business Days' prior notice (which shall be irrevocable), the affected Borrowers may prepay all, but not part, of that Bank's Participation in the Advances together with accrued interest on the amount prepaid. Any such prepayment shall be subject to Clause 26.1 (Breakage Costs Indemnity). On any such prepayment the Commitment of the relevant Bank shall be automatically cancelled.
(vi)In the event that the affected Borrowers over-compensate a Bank under this Clause 11.2, such Bank shall promptly return to the relevant Borrower or Borrowers an amount equal to the amount of over-compensation.

11.cMarket Disruption
(i)If, in relation to a Term Rate Advance and a particular Interest Period therefor selected by the relevant Borrower in accordance with Clause 8.3 (Interest Periods):
(1)the Facility Agent determines that, because of circumstances affecting the relevant interbank market generally, at or about noon on the Rate Fixing Day for the relevant Interest Period that no Screen Rate or Interpolated Screen Rate is available for the purposes of ascertaining EURIBOR or, as the case may be, LIBOR for that Advance for that Interest Period; or
(2)the Facility Agent has been notified, on or prior to the Rate Fixing Day, by a group of Banks whose Commitments together exceed 40 per cent. of the Total Commitments that in their reasonable opinion matching deposits may not be available to them in the relevant interbank market in the ordinary course of business to fund their Participations in that Advance for that Interest Period.
the Facility Agent shall promptly notify the relevant Borrower and the Banks of that event (such notice being a Market Disruption Notice).
(ii)If a Market Disruption Notice applies to a proposed Term Rate Advance, that Term Rate Advance shall not be made unless the relevant Borrower so requests. The Facility Agent and the relevant Borrower shall immediately enter into negotiations in good faith for a period of not more than 30 days with a view to agreeing to a substitute basis for calculating the interest rate for the Term Rate Advance or for funding the Term Rate Advance (whether in Euros or another currency). Any substitute basis agreed by the Facility Agent (with the consent of all the Banks) and the relevant Borrower shall take effect in accordance with its terms and be binding on all the Parties.
(iii)If a Market Disruption Notice applies to an outstanding Term Rate Advance or a proposed Term Rate Advance that the relevant Borrower has requested shall be made and, in each case, in respect of a particular Interest Period, then:
(1)the Facility Agent and the relevant Borrower shall immediately enter into negotiations in good faith for a period of not more than 30 days with a view to agreeing a substitute basis for calculating the rate of interest for the Term Rate Advance (whether in Euros or another currency) for such Interest Period;
(2)any substitute basis agreed under subparagraph (i) above by the Facility Agent (with the consent of all the Banks) and the relevant Borrower shall take effect in accordance with its terms and be binding on all the Parties;
(3)if no substitute basis is agreed under sub-paragraph (i) above, then, subject to paragraph (d) below, each Bank shall (through the Facility Agent) certify one day before the first day of such Interest Period a substitute basis for maintaining its Participation in the Term Rate Advance which shall reflect the cost to that Bank of funding its Participation in the Term Rate Advance from whatever sources it selects plus the Margin applicable to that Bank's Participation in the Term Rate Advance and the rate payable to each Bank shall be the weighted average funding cost of all Banks (as certified by those Banks) plus the Margin;

(4)in determining the weighted average funding cost of all Banks, the cost of any Bank that fails to provide a substitute basis for maintaining its Participation in the Term Rate Advance in accordance with sub-paragraph (iii) above shall be disregarded; and
(5)the weighted average funding costs so certified shall be binding on the relevant Borrower and the certifying Banks and treated as part of this Agreement.
(iv)So long as the circumstances giving rise to the Market Disruption Notice continue and subject to the relevant Borrower giving the Facility Agent and the Banks not less than three Business Days' prior notice (which shall be irrevocable), the relevant Borrower may prepay the Advance to which the Market Disruption Notice applies together with accrued interest on the amount prepaid. Any such prepayment shall be subject to Clause 26.1 (Breakage Costs Indemnity).
(v)In the case of a Compounded Rate Advance, if:
(1)a Market Disruption Rate is specified in the Compounded Rate Terms for that Advance; and
(2)before the Reporting Time for that Compounded Rate Advance, the Facility Agent receives notifications from a Bank or Banks (whose Commitments together exceed 40 per cent. of that Compounded Rate Advance) that its cost of funds relating to its participation in that Advance would be in excess of that Market Disruption Rate, then paragraph (c) shall apply to that Advance for the relevant Interest Period (and references to “Term Rate Advance” in that clause shall be deemed to be references to “Compounded Rate Advance” for the purposes of this paragraph (e)).
11.dMitigation
If any circumstances arise in respect of any Bank which would, or upon the giving of notice would, result in the operation of Clause 11.1 (Illegality), 11.2 (Increased Costs), 11.3 (Market Disruption),12.10 (Grossing-up) or 21.5 (Documentary Taxes Indemnity) to the detriment of the relevant Obligor or Obligors, then that Bank shall:
(1)promptly upon becoming aware of those circumstances and their results, notify the Facility Agent and the relevant Obligor; and
(2)in consultation with the Facility Agent and the relevant Obligor, take all such steps as it determines are reasonably open to it to mitigate the effects of those circumstances (including changing its Lending Office or consulting with the relevant Obligor with a view to transferring some or all of its rights and obligations under this Agreement to another bank or other financial institution acceptable to the relevant Obligor) in a manner which will avoid the circumstances in question and on terms acceptable to the Facility Agent, the relevant Obligor and that Bank, provided that no Bank shall be obliged to take any steps which in its opinion would or might have an adverse effect on its business or financial condition or the management of its Tax affairs or cause it to incur any material costs or expenses.

11.eCertificates
The certificate or notification of the Facility Agent or, as the case may be, the relevant Bank as to any of the matters referred to in this Clause 11 shall be in reasonable detail and shall be prima facie evidence of the matters to which they relate.
12.PAYMENTS
12.aPlace and Time
All payments by the Obligors or a Bank under each Financing Document shall be made to the Facility Agent, in each case to such account of the Facility Agent in the principal financial centre of the country of that currency (or in relation to Euro, in a principal financial centre in a Participating Member State or London) at such office or bank of the Facility Agent and at such time as the Facility Agent may notify to the Obligors or the Banks for this purpose.
12.bFunds
All payments to the Facility Agent under each Financing Document shall be made for value on the due date in freely transferable and readily available funds.
12.cDistribution
(i)Each payment received by the Facility Agent under the Financing Documents for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Facility Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.
(ii)The Facility Agent may apply any amount received by it for the Obligors in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Obligors under the Financing Documents or in or towards the purchase of any amount of any currency to be so applied.
(iii)Where a sum is to be paid to the Facility Agent under the Financing Documents for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, however, assume that the sum has been paid to it in accordance with the Financing Documents, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall immediately on demand by the Facility Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Facility Agent to reflect its cost of funds.
12.dBusiness Days
If a payment under a Financing Document is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

12.eCurrency
(i)All payments under the Financing Documents relating to costs, losses, expenses or Taxes shall be made in the currency in which the relative costs, losses, expenses or Taxes were incurred. Any other amount payable under the Financing Documents shall, except as otherwise provided, be made in Euros.
(ii)Each repayment of an Advance or a part of an Advance and each payment of interest shall be made in the currency in which that Advance is denominated or in respect of which the interest payable is denominated, in each case pursuant to the Financing Documents and on its due date or when that interest accrued (as applicable).
12.fAccounts as Evidence
Each Bank shall maintain in accordance with its usual practice an account which shall, as between the Obligors and that Bank and, in the absence of manifest error, be prima facie evidence of the amounts from time to time advanced by, owing to, paid and repaid to that Bank under the Financing Documents.
12.gImpaired Facility Agent
(i)If, at any time, the Facility Agent becomes an Impaired Facility Agent, an Obligor or a Bank which is required to make a payment under the Financing Documents to the Facility Agent in accordance with this Clause 12 (Payments) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Bank making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Financing Documents. In each case such payments must be made on the due date for payment under the Financing Documents.
(ii)All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.
(iii)A Party which has made a payment in accordance with this Clause 12.7 shall be discharged of the relevant payment obligation under the Financing Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.
(iv)Promptly upon the appointment of a successor Facility Agent in accordance with Clause 20.16 (Resignation), each Party which has made a payment to a trust account in accordance with this Clause 12.7 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 12.3 (Distribution).
12.hPartial Payments
(i)If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Financing Documents, the Facility Agent shall apply that payment towards the obligations of the Obligors under the Financing Documents in the following order:

(1)first, in or towards payment pro rata of any unpaid costs and expenses of the Facility Agent under the Financing Documents;
(2)second, in or towards payment pro rata of any accrued interest due but unpaid under the Financing Documents;
(3)third, in or towards payment pro rata of any principal due but unpaid under the Financing Documents; and
(4)fourth, in or towards payment pro rata of any other sum due but unpaid under the Financing Documents.
(ii)The Facility Agent shall, if so directed by all the Banks, vary the order set out in paragraphs (a)(ii) to (a)(iv) of this Clause 12.8.
(iii)Paragraphs (a) and (b) of this Clause 12.8 shall override any appropriation made by any Obligor.
12.iSet-off and Counterclaim
(i)Subject to Clause 9.1(b) (Repayment) and paragraph (b) below, all payments by an Obligor under the Financing Documents shall be made without set-off (including, for the purpose of Luxembourg law, legal set off) or counterclaim.
(ii)If a Default is outstanding, a Finance Party may set off any matured obligation due from an Obligor under the Financing Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
12.jGrossing-up
(i)Subject to paragraph (b) below, all sums payable to any Finance Party pursuant to or in connection with any Financing Document shall be paid in full free and clear of all deductions or withholdings whatsoever except only as may be required by law.
(ii)Subject to Clause 25.5 (Conditions to Assignments and Transfers) if any deduction or withholding is required by law in respect of any payment due from an Obligor to any Finance Party pursuant to or in connection with any Financing Document that Obligor shall:
(1)ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor;
(2)pay, or procure the payment of, the full amount deducted or withheld to the relevant Taxation or other authority in accordance with the applicable law;
(3)increase the payment in respect of which the deduction or withholding is required so that the net amount received by the payee (which expression when used in this paragraph (b) shall mean any Finance Party) after the deduction or withholding (and after taking account of any further deduction or withholding which is required to be made as a consequence of the increase) shall be equal to the amount which the payee would have been entitled to receive in the absence of any requirement to make any deduction or withholding; and
(4)within 30 days of making a deduction or withholding deliver or procure the delivery to the relative payee of reasonable evidence that the deduction or withholding has been made and the payment of such amount to the relevant Taxation or other authority in accordance with paragraph (b)(ii) above.
(iii)If any Bank determines, in its absolute discretion, that it has received, recovered, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which an Obligor has made an increased payment under this Clause 12.10, that Bank shall, provided that each Finance Party has received all amounts which are then due and payable by the Obligors under any Financing Document, pay to such Obligor (to the extent that that Bank can do so without prejudicing the amount of the benefit or repayment and the right of that Bank to obtain any other benefit, relief or allowance which may be available to it) such amount, if any, as that Bank, in its absolute discretion shall determine, will leave that Bank in no worse position than it would have been in if the deduction or withholding had not been required, provided that:
(1)each Bank shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax benefit and shall not be obliged to arrange its business or its Tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit; and
(2)no Bank shall be obliged to disclose any information regarding its business, Tax affairs or Tax computations.
If a Bank has made a payment to an Obligor pursuant to this paragraph (c) on account of any Tax benefit and it subsequently transpires that that Bank did not receive that Tax benefit, or received a lesser Tax benefit, that Obligor shall, on demand, pay to that Bank such sum as that Bank may determine as being necessary to restore its after-tax position to that which it would have been had no adjustment under this paragraph (c) been made, provided that such sum shall not exceed the amount paid to that Obligor by the Bank pursuant to this paragraph (c).
(iv)No Bank shall be obliged to make any payment under paragraph (c) above if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).
(v)If an Obligor is required to make an increased payment for the account of a Bank under paragraph (b) above, then, without prejudice to that obligation and so long as such requirement exists and subject to the relevant Obligor giving the Facility Agent and that Bank not less than five Business Days' prior notice (which shall be irrevocable), the Borrowers may prepay all, but not part, of that Bank's Participations in the Advances together with accrued interest on the amount prepaid. Any such prepayment shall be subject to Clause 26.1 (Breakage Costs Indemnity). On any such prepayment the Commitment of the relevant Bank shall be automatically cancelled.
(vi)If, and to the extent that, the effect of Clause 11.2 (Increased Costs) (such as it relates to Tax) or Clause 12.10(b) (Grossing-up) can be mitigated by virtue of the provisions of any double tax treaty or convention relating to the relief from double taxation on income and capital (a Double Tax Convention) (whether by a claim to repayment of any Tax, a claim to make payments without any deduction or withholding or otherwise) each Bank agrees to do all such things as are reasonably requested by CIFE with a view to submitting any forms, documents or completing any reasonable procedural formalities within a reasonable time after its receipt from CIFE of a notice requesting it to do so for the purpose of ensuring the application of such Double Tax Convention, provided that no Bank shall be required pursuant to this paragraph (f) to take any action which would entail the incurring of any cost or liability (other than reasonable internal administrative costs in completing and submitting the relevant forms or documents, including, for the avoidance of doubt, IRS forms W-8 or W-9, if applicable).
(vii)No additional amount will be payable to a Bank under Clause 11.2 (Increased Costs) or Clause 12.10(b) (Grossing-up) in respect of any deduction, withholding or payment of Tax to the extent that such additional amount would not be payable if that Bank had complied with its obligations under paragraph (f) above or if that Bank had been a person to whom subparagraphs (i) and (ii) below apply but is not or has ceased to be a person to whom subparagraphs (i) and (ii) below apply (unless the reason that Obligor is obliged to make such deduction, withholding or payment of Tax is due to a change in any law or regulation, or in the interpretation or application thereof, or in any practice or concession of any relevant taxation authority after the date that Bank became party to this Agreement). Each Bank confirms to the Obligors that, as at the date such Bank becomes a Party, save to the extent it has notified the Facility Agent and CIFE in writing otherwise, it is (or, where appropriate, the Designated Entity which is its affiliate is):
(1)a person to whom payments by a Borrower (other than a Borrower incorporated in Italy) may be made without deduction or withholding for or on account of taxes whether by reason of an applicable taxation treaty between the country in which the relevant Borrower is incorporated and the country in which the relevant bank is, or is treated as, resident or carrying on business or otherwise; and
(2)either:
(a)a person to whom payments by a Borrower incorporated in Italy may be made without any deduction or withholding for or on account of Taxes pursuant to article 26, para. 5-bis, of the Italian Presidential Decree No. 600 of 29 September 1973; or
(b)a person different from those indicated under (ii)(A) to whom payments by a Borrower incorporated in Italy may be made without any deduction or withholding for or on account of Taxes other than up to a maximum rate of 26%, whether by reason of an applicable Taxation treaty between Italy and the country in which the relevant Bank is, or is treated as, resident or carrying on business or otherwise, and, if it is able to confirm that subparagraphs (i) and (ii) apply on the date on which such Bank becomes a Party, it shall notify the Facility Agent and CIFE in writing should it become aware that the relevant subparagraph or subparagraphs subsequently ceases to be correct.
(viii)No additional amount will be payable to a Bank under Clause 11.2 (Increased Costs) or this Clause 12.10 (Grossing-up) in respect of any FATCA Deduction.
(ix)No additional amount will be payable to a Bank under Clause 11.2 (Increased Costs) or this Clause 12.10 (Grossing-up) in respect of any deduction, withholding or payment of Tax pursuant to the Luxembourg law of 23 December 2005, as amended.

12.kDisruption to Payment Systems etc
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by CIFE that a Disruption Event has occurred:
(i)the Facility Agent may, and shall if requested to do so by CIFE, consult with CIFE with a view to agreeing with CIFE such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;
(ii)the Facility Agent shall not be obliged to consult with CIFE in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(iii)the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(iv)any such changes agreed upon by the Facility Agent and CIFE shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Financing Documents notwithstanding the provisions of Clause 22 (Amendments and Waivers);
(v)the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 12.11; and
(vi)the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
12.lFATCA Information
(i)Subject to paragraph (c) below, each Party shall, within fifteen Business Days of a reasonable request by another Party:
(1)confirm to that other Party whether it is:
(a)a FATCA Exempt Party; or
(b)not a FATCA Exempt Party;
(2)supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and
(3)supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

For purposes of this paragraph (a), a request shall only be considered "reasonable" if the Party making the request reasonably believes that the information being requested is necessary in connection with its compliance with FATCA or any other law, regulation or exchange of information regime, provided that a Party shall not be required hereunder to provide any forms, documentation or other information materially different in nature or in scope from the forms, documentation or other information that could possibly be required under FATCA.
(ii)If a Party confirms to another Party pursuant to Clause 12.12(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party promptly.
(iii)Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:
(1)any law or regulation;
(2)any fiduciary duty; or
(3)any duty of confidentiality.
In addition, paragraph (a) above shall not oblige any Obligor to do anything which would or might in its reasonable opinion result in a member of the Group being obliged to disclose such information to the market under applicable laws and regulations.
(iv)If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Financing Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
(v)If a Borrower is a U.S. Tax Obligor or the Facility Agent or a Borrower reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Bank shall, within fifteen Business Days of:
(1)where an Original Borrower is a U.S. Tax Obligor and the relevant Bank is an Original Bank, the Signing Date;
(2)where a Borrower is a U.S. Tax Obligor on a Transfer Date and the relevant Bank is a new Bank, the relevant Transfer Date;
(3)the date a new U.S. Tax Obligor accedes as a Borrower; or
(4)where a Borrower is not a U.S. Tax Obligor, the date of a request from the Facility Agent or a Borrower, supply to the Facility Agent or a Borrower (as applicable):
(a)a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(b)any withholding statement or other document, authorisation or waiver as the Facility Agent may reasonably require to certify or establish the status of such Bank under FATCA or that other law or regulation.
(vi)The Facility Agent: (i) shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Bank pursuant to paragraph (e) above to the relevant Borrower, and (ii) shall also provide to such Borrower, on its own behalf, any applicable withholding certificate or other form, withholding statement or other document, authorization or waiver specified in paragraph (e)(iv)(A) and (B) above to certify or establish the status of such Facility Agent under FATCA or that other law or regulation.
(vii)If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent or a Borrower by a Bank pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Bank shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Bank to do so (in which case the Bank shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.
(viii)If any withholding certificate, withholding statement, document, authorisation or waiver provided by the Facility Agent on its own behalf pursuant to paragraph (f)(ii) above is or becomes materially inaccurate or incomplete, the Facility Agent shall update it and promptly provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower unless it is unlawful for the Facility Agent to do so (in which case the Facility Agent shall promptly notify that Borrower).
(ix)The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Bank pursuant to paragraph (e) or (g) above without further verification, except as otherwise provided by law. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above, except as otherwise required by law.
12.mFATCA Deduction
(i)Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(ii)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Facility Agent and the other Finance Parties.
13.GUARANTEE
13.aGuarantee and indemnity
Each Guarantor jointly and severally and irrevocably and unconditionally:

(i)guarantees to each Finance Party punctual payment by each Borrower of all that Borrower's payment obligations under the Financing Documents;
(ii)undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under or in connection with any Financing Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and
(iii)indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it hereunder is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.
Any demand made under this Clause 13.1 shall at the same time (but without prejudice to the validity of such demand) be copied to CIFE.
For the avoidance of doubt and for the purpose of Luxembourg law only, this guarantee does not constitute a suretyship (cautionnement) in the sense of articles 2011 et seq. of the Luxembourg civil code.
13.bContinuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Financing Documents, regardless of any intermediate payment or discharge in whole or in part.
13.cReinstatement
(i)If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.
(ii)Each Finance Party may (but is not in any way obliged to) concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
13.dWaiver of defences
The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:
(i)any time or waiver granted to, or composition with, any person;
(ii)any release of any person under the terms of any composition or arrangement;
(iii)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(v)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;
(vi)any amendment, supplement or extension restatement (however fundamental) of a Financing Document or any other document or security; or
(vii)any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Financing Document or any other document or security.
13.eImmediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.
13.fAppropriations
Until all amounts which may be or become payable by the Obligors under the Financing Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:
(i)refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or
(ii)apply and enforce such other moneys, security or rights in such manner and order as it sees fit (whether against those amounts or otherwise); and
(iii)hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor's liability under this Clause.
13.gNon-competition
Unless:
(i)all amounts which may be or become payable by the Obligors under the Financing Documents have been irrevocably paid in full; or
(ii)the Facility Agent otherwise directs,
no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:
(1)be subrogated to any rights security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);
(2)be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause;

(3)claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or
(4)receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.
Each Guarantor must hold on trust for the Finance Parties and immediately pay or transfer to the Facility Agent for the Finance Parties or in accordance with any directions given by the Facility Agent, any payment or distribution received by it contrary to this Clause.
13.hRelease of Guarantors' right of contribution
If any Guarantor ceases to be a Guarantor in accordance with the terms of the Financing Documents then on the date that Guarantor ceases to be a Guarantor:
(i)that Guarantor will be released by each other Guarantor from any liability whatsoever to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Financing Documents; and
(ii)each other Guarantor waives any right it may have by reason of the performance of its obligations under the Financing Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Finance Party under any Financing Document or of any other security taken under, or in connection with, any Financing Document by any Finance Party.
13.iAdditional security
This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.
13.jU.S. Guarantors
(i)In this Clause:
fraudulent transfer law means any applicable United States bankruptcy and State fraudulent transfer and conveyance statute and any related case law;
U.S. Guarantor means any Guarantor that is a U.S. Debtor; and
terms used in this Clause are to be construed in accordance with the fraudulent transfer laws.
(ii)Each U.S. Guarantor acknowledges that:
(1)it will receive valuable direct or indirect benefits as a result of the transactions financed by the Financing Documents;
(2)those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any fraudulent transfer law; and
(3)each Finance Party has acted in good faith in connection with the guarantee given by that U.S. Guarantor and the transactions contemplated by the Financing Documents.

(iii)Each Finance Party agrees that each U.S. Guarantor's liability under this Clause 13.10 is limited so that no obligation of, or transfer by, any U.S. Guarantor under this Clause 13.10, without the requirement of amendment or any other formality is subject to avoidance and turnover under any fraudulent transfer law, after giving effect to (i) all other liabilities of such U.S. Guarantor, contingent or otherwise, that are relevant under such fraudulent transfer law (specifically excluding, however, any liabilities of such U.S. Guarantor in respect of intercompany indebtedness to any Borrower to the extent that such Financial Indebtedness would be discharged in an amount equal to the amount paid by such U.S. Guarantor hereunder) and (ii) the value as assets (as determined under the applicable provisions of such fraudulent transfer law) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such U.S. Guarantor pursuant to (A) applicable law or (B) any other agreement providing for an equitable allocation among such U.S. Guarantor and the Borrowers and other Guarantors of obligations arising under this Agreement or other guarantees of such obligations by such parties.
(iv)Each U.S. Guarantor represents and warrants to each Finance Party that:
(1)its capital is not unreasonably small to carry on its business as it is being conducted;
(2)it has not incurred and does not intend to incur debts beyond its ability to pay as they mature; and
(3)it has not made a transfer or incurred any obligation under any Financing Document with the intent to hinder, delay or defraud any of its present or future creditors.
(v)Each representation and warranty in this Clause 13.10:
(1)is made by each U.S. Guarantor on the Signing Date;
(2)is deemed to be repeated by:
(a)each Additional Guarantor on the date that Additional Guarantor becomes a U.S. Guarantor; and
(b)each U.S. Guarantor on the date of each Drawdown Notice and on each Drawdown Date; and
(3)is, when repeated, applied to the circumstances existing at the time of repetition.
13.kItalian limitation
(i)In this Clause:
Intercompany Debt means any loan in any form (including, without limitation, any intercompany loan), documentary credit (including any intercompany documentary credit or other form of financial support) or any other item constituting Financial Indebtedness; and
Italian Additional Guarantor means any Additional Guarantor which is an Italian Guarantor.
(ii)Notwithstanding any provision to the contrary under this Agreement or any other Financing Document, the obligations of the Italian Guarantors under this Clause 13.11 shall at any time:

(1)in relation to any Italian Guarantor in respect of amounts owed by any Borrower, being a direct or indirect Subsidiary of that Italian Guarantor, be unlimited except as provided in paragraph (iii) below;
(2)in relation to the obligations of any Italian Guarantor in respect of amounts owed by any Obligor, not being a direct or indirect Subsidiary of that Italian Guarantor, be limited to the aggregate from time to time of:
(a)the highest exposure held at any point in time in the aggregate by that Italian Guarantor and any of its direct or indirect Subsidiaries as Borrowers under the Facility (regardless of any repayment or cancellation of amounts or liabilities outstanding thereunder); and
(b)the highest exposure held at any point in time in the aggregate by that Italian Guarantor and any of its direct or indirect Subsidiaries, under all Intercompany Debt advanced or made available, directly or indirectly, to any of them by any Obligor (regardless of any repayment or cancellation of amounts or liabilities outstanding thereunder from the Signing Date); and
(3)for the purposes of Article 1938 of the Italian Civil Code, not exceed, in any case, the higher of:
(a)an amount equal to €4,800,000,000; and
(b)following any Increase contemplated by Clause 2.2(b) (Increase), an amount equal to one hundred and twenty per cent. (120%) of the Total Commitments as at close of business on the date such Increase takes effect,
(or the equivalent in any other currency).
(iii)In addition, no Italian Guarantor shall assume (and shall be deemed to have assumed) obligations under this Clause 13 but only in respect of any affected portion of a Facility if this resulted in unlawful financial assistance within the meaning of article 2358 or article 2474 of the Italian Civil Code.
13.lLuxembourg Guarantor
Notwithstanding anything to the contrary in this Agreement, the payment undertaking of any Luxembourg Guarantor under this Clause 13 for the obligations of any Obligor which is not a direct or indirect Subsidiary of that Luxembourg Guarantor shall be limited at any time, with no double counting, to an aggregate amount not exceeding the higher of:
(i)ninety-five per cent. (95%) of the sum of (i) the Luxembourg Guarantor's own funds (capitaux propres) (as referred to in Annex I to the Grand-Ducal Regulation dated 18 December 2015 setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Luxembourg act of 19 December 2002 on the trade and companies register and the accounting and annual accounts of undertakings, as amended) (the Own Funds) and (ii) its debt which is subordinated in right of payment (whether generally or specifically) to any claim of any Finance Party under any of the Financing Documents (the Subordinated Debt), in each case as determined on the basis of the then latest available annual accounts of the Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date of this Agreement; and
(ii)ninety-five per cent. (95%) of the sum of (i) the Luxembourg Guarantor's Own Funds and (ii) Subordinated Debt as at the date of payment of the guarantee.
The above limitation shall not apply to any amounts borrowed under any Facility and in each case made available, in any form whatsoever, to such Luxembourg Guarantor or any of its direct or indirect Subsidiaries. For the avoidance of doubt, any amounts borrowed under any Facility and in each case made available, in any form whatsoever, to such Luxembourg Guarantor or any of its direct or indirect Subsidiaries shall form part of, and be covered by, the guarantee.
13.mDutch Guarantor
The guarantee of any Dutch Guarantor shall be deemed to have been given only to the extent that such guarantee does not violate the prohibition on financial assistance contained in Sections 2:98c of the Dutch Civil Code or any other applicable laws.
13.nOther limitations
The guarantee of any Additional Guarantor is subject to any limitations set out in the Accession Memorandum executed by that Additional Guarantor.
14.ADDITIONAL OBLIGORS
14.aRequest for Additional Borrower or Guarantor
(i)The Company or CIFE may request:
(1)that any of the Company's Industrial Subsidiaries become an Additional Borrower; and/or
(2)that any of the Company's Industrial Subsidiaries or New Holdco become an Additional Guarantor, by delivering to the Facility Agent an Accession Memorandum duly executed by the Company and such Subsidiary, together with the documents and other evidence listed in Part 2 of Schedule 2 (Acceding Obligor Conditions Precedent) in relation to such Subsidiary.
(ii)The prior consent of all the Banks is required if a proposed Additional Borrower is incorporated in a jurisdiction which is not
(1)the jurisdiction of incorporation of another Borrower;
(2)the Netherlands;
(3)France;
(4)any state of the U.S.;
(5)Canada or any province or territory thereof; or

(6)the United Kingdom.
14.bAdditional Borrower or Guarantor Conditions Precedent
An Industrial Subsidiary of the Company or New Holdco, in respect of which the Company or CIFE has delivered an Accession Memorandum to the Facility Agent, shall become an Additional Borrower and/or, as the case may be, Additional Guarantor and assume all the rights, benefits and obligations of a Borrower and/or, as the case may be, Guarantor as if it had been an original Party to this Agreement in such capacity and/or, as the case may be, on the date on which the Facility Agent notifies the Company or CIFE that the Facility Agent has received, in form and substance satisfactory to it (acting reasonably), all documents and other evidence listed in Part 2 of Schedule 2 (Acceding Obligor Conditions Precedent) in relation to such Subsidiary.
14.cResignation of an Obligor
(i)The Company or CIFE may at any time request that an Obligor (other than the Company) shall cease to be a Borrower and/or Guarantor by delivering to the Facility Agent a Resignation Notice.
(ii)A Resignation Notice shall be effective (and the relevant Obligor shall cease to be a Borrower and/or (as the case may be) a Guarantor) on the date specified in the Resignation Notice provided that no amount is then due from the relevant Obligor under the Financing Documents and:
(1)if it is resigning as a Borrower, no Advance is outstanding to it; and
(2)if it is resigning as a Guarantor, no Potential Default or Default is outstanding or will be in existence immediately after its resignation.
15.REPRESENTATIONS AND WARRANTIES
15.aRepresentations and Warranties
The representations set out in this Clause are made by each Obligor to each Finance Party on the Signing Date. Each Obligor represents and warrants in respect of itself and (where expressly stated) in respect of its Subsidiaries or Material Subsidiaries that:
(i)Status: it is a limited company duly incorporated under the laws of its jurisdiction of incorporation and it possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;
(ii)Powers and authority: it has power to execute, deliver and perform its obligations under the Financing Documents and to carry out the transactions contemplated by those documents and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;
(iii)Binding obligations: subject to the Reservations, its obligations under the Financing Documents constitute its legal, valid, binding and enforceable obligations;
(iv)Contraventions: the execution, delivery and performance by it of the Financing Documents does not:

(1)contravene any applicable law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it; or
(2)contravene or conflict with its constitutional documents;
(v)Insolvency: it and each of its Material Subsidiaries has not taken any action nor (to the best of its knowledge, information and belief) have any steps been taken or legal proceedings been started against it for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar officer of it or of a material part of its assets;
(vi)No default: to the best of its knowledge, information and belief it and each of its Material Subsidiaries is not in breach of or in default in any material respect under any agreement relating to Financial Indebtedness to which it is a party or which is binding on it or any of its assets to an extent which would have or could reasonably be expected to have a Material Adverse Effect;
(vii)Litigation: to the best of its information, knowledge and belief, no action, litigation, arbitration or administrative proceeding has been commenced or is pending against it or any of its Subsidiaries which would have or could reasonably be expected to have a Material Adverse Effect;
(viii)Original Financial Statements: the Original Financial Statements of the Company were prepared in accordance with EU-IFRS and give a true and fair view of the Group financial position at the date to which they were prepared and the results of its operations during the Financial Year to which they relate;
(ix)No misleading information: to the best of its knowledge, information and belief:
(1)any factual information provided by any member of the Industrial Group for the purposes of the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;
(2)the financial projections (if any) contained in the Information Package have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed to be reasonable on the date they were made; and
(3)nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the information contained in the Information Package being untrue or misleading in any material respect;
(x)No material adverse change: since the date of the Original Financial Statements no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect;
(xi)Margin Stock/U.S. Debtor:
(1)the proceeds of the Advances have not been and will not be used to buy, purchase or maintain any Margin Stock which would impose regulatory requirements under, and as such term is defined in, Regulation U of the Board of Governors of the Federal Reserve of the United States of America; and

(2)no U.S. Debtor is subject to regulation under any United States Federal law or State law or regulation that limits its ability to incur or guarantee indebtedness;
(xii)Sanctions: subject to Clause 1.8 (Restricted Bank):
(1)no member of the Group nor, to the Obligors’ reasonable knowledge, any of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor is a person with whom dealings are prohibited or restricted pursuant to Sanctions;
(2)except as publicly known or publicly disclosed, in each case prior to the Signing Date, no Obligor nor, to the Obligors’ reasonable knowledge, any Material Subsidiary or any of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor has received notice of any claim, action, suit, proceeding or investigation (each a Claim) against it for being in breach of Sanctions by any Sanctions Authority, where such Claim is required to be publicly disclosed by the Company pursuant to applicable equity or debt capital markets disclosure obligations of the Company;
(xiii)Anti-corruption law: except as publicly known or publicly disclosed, in each case prior to the Signing Date:
(1)each Obligor and, to the Obligors’ reasonable knowledge, each Material Subsidiary and each of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor conducts its businesses in compliance with applicable Anti-Corruption Laws except for any non-compliance with such laws which (A) is not required to be publicly disclosed by the Company pursuant to applicable equity or debt capital markets disclosure obligations of the Company or (B) is required to be so disclosed (and has been disclosed to the Facility Agent), but CIFE has not received notice from the Facility Agent that, in the opinion of the Majority Banks (acting reasonably), such non-compliance is materially adverse to the business of the Group or to the position of the Finance Parties; and
(2)no Obligor nor, to any Obligor’s reasonable knowledge, any of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor has been subject to any Claim with respect to a violation of applicable Anti-Corruption Laws where such Claim is required to be publicly disclosed by the Company pursuant to applicable equity or debt capital markets disclosure obligations of the Company; and
(xiv)Anti-money laundering law: except as publicly known or publicly disclosed, in each case prior to the Signing Date:
(1)each Obligor and, to the Obligors’ reasonable knowledge, each Material Subsidiary and each of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor conducts its businesses in compliance with applicable Anti-Money Laundering Laws except for any non-compliance with such laws which (A) is not required to be publicly disclosed by the Company pursuant to applicable equity or debt capital markets disclosure obligations of the Company or (B) is required to be so disclosed (and has been disclosed to the Facility Agent), but CIFE has not received notice from the Facility Agent that, in the opinion of the Majority Banks (acting reasonably), such non-compliance is materially adverse to the business of the Group or to the position of the Finance Parties; and
(2)no Obligor nor, to any Obligor’s reasonable knowledge, any Material Subsidiary nor any of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor has been subject to any Claim with respect to a violation of applicable Anti-Money Laundering Laws where such Claim is required to be publicly disclosed by the Company pursuant to applicable equity or debt capital markets disclosure obligations of the Company.
15.bRepetition
The representations and warranties:
(i)in paragraph (a) of Clause 15.1 (Representations and Warranties) shall survive the execution of this Agreement in respect of the Obligors only and shall be deemed to be repeated by each Obligor in respect of the Obligors only on the date on which each Drawdown Notice is given and on the first day of each Interest Period; and
(ii)in paragraphs (b) to (d) (inclusive), (k), (l)(i), (m)(i) and (n)(i) of Clause 15.1 (Representations and Warranties) shall survive the execution of this Agreement and shall be deemed to be repeated by each Obligor on the date on which each Drawdown Notice is given and on the first day of each Interest Period (but when the representations in (m)(i) and (n)(i) of Clause 15.1 (Representations and Warranties) are deemed to be repeated, these shall not be repeated in respect of any Material Subsidiary).
16.INDUSTRIAL GROUP FINANCIAL COVENANT
16.aDefinitions
In this Clause the following definitions apply:
Industrial Group Consolidated Adjusted EBIT means, in respect of any Measurement Period, the Adjusted EBIT under EU-IFRS of the Industrial Group as reported in the Group’s Consolidated Financial Statements.
Industrial Group Consolidated Adjusted EBITDA means, in respect of any Measurement Period and subject to Clause 16.3(c) (Financial covenant), Industrial Group Consolidated Adjusted EBIT plus Industrial Group Depreciation and Amortisation less interest expense on Lease liabilities.
Industrial Group Consolidated Total Net Debt means, at any time as reported in the Company’s most recent Consolidated Financial Statements the aggregate amount of debt excluding the related accruals of interest (and other financing charges) and including intersegment financial payables of the Industrial Group plus the principal amount of outstanding financial guarantees of the Industrial Group less cash, cash equivalents and current securities of the Industrial Group, less (a) intersegment financial receivables (including, for the avoidance of doubt, financial receivables of the Industrial

Group from jointly controlled financial entities) and (b) intersegment guarantees up to a maximum aggregate amount of such receivables and guarantees of €7,000,000,000 (or its equivalent in other currencies) and less the positive (or plus the negative) fair value amount of derivative financial instruments provided that for each Measurement Period an amount equal to the amount of Lease liabilities of the Industrial Group shall be disregarded from Industrial Group Consolidated Total Net Debt.
Industrial Group Depreciation and Amortisation means, in respect of any Measurement Period, depreciation and amortisation under EU-IFRS of the Industrial Group as reported in the Group’s Consolidated Financial Statements.
Lease has the meaning given to it in EU-IFRS 16.
Measurement Period means a period of 12 Months ending on the last day of a financial quarter of the Company.
16.bInterpretation
(i)Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed on a consolidated basis in accordance with EU-IFRS as applied in the Original Financial Statements, but modified to reflect any subsequent changes to EU-IFRS or the accounting principles or practices applied in the Consolidated Financial Statements of the Company which do not have a material impact on the calculation of the financial covenant in Clause 16.3 (Financial covenant).
(ii)No item must be credited or deducted more than once in any calculation under this Clause.
16.cFinancial covenant
(i)Subject to paragraph (b) below, the Company must ensure that the ratio of Industrial Group Consolidated Total Net Debt as at the end of each Measurement Period to Industrial Group Consolidated Adjusted EBITDA for that Measurement Period shall not exceed 3:1 in respect of each Measurement Period.
(ii)The Company’s obligations under paragraph (a) above shall be disapplied in relation to a Measurement Period if, on the date falling 30 days before the end of that Measurement Period:
(1)the corporate family/credit rating assigned to the Company is BBB/Baa2 or higher from at least one of Moody's Investors Service, Inc. (or any of its affiliates) or Standard & Poor's Financial Services LLC (or any of its affiliates); and
(2)a second Rating Agency has assigned a corporate family/credit rating to the Company of BBB-/Baa3 or higher.
(iii)For the purposes only of calculating the financial covenant set out in paragraph (a) above in relation to any Measurement Period, Industrial Group Consolidated Adjusted EBITDA for that Measurement Period will be adjusted by:
(1)including the Adjusted EBITDA (calculated on the same basis as Industrial Group Consolidated Adjusted EBITDA) of any Relevant Business acquired during the

Measurement Period for that part of the Measurement Period prior to the acquisition of that Relevant Business; and
(2)excluding the Adjusted EBITDA (calculated on the same basis as Industrial Group Consolidated Adjusted EBITDA) attributable to any Relevant Business disposed of during the Measurement Period for that part of the Measurement Period prior to the disposal of that Relevant Business, and, in this paragraph (c):
(a)Relevant Business means an Industrial Subsidiary, or business or assets, acquired or disposed of by an Industrial Subsidiary where the acquisition costs (as defined below) payable by members of the Group in connection with the relevant acquisition or, as the case may be, payable by third parties in connection with the relevant disposal exceed €250,000,000 (or its equivalent in other currencies) and, for this purpose, any series of related acquisitions or disposals will be taken together and treated as a single acquisition or disposal; and
(b)acquisition costs means the aggregate value of the consideration paid for the relevant acquisition, whether at the time of the acquisition or on a deferred basis, and where:
i.the value of any deferred consideration is the amount considered by the Group's auditors to fairly represent the net present value of that deferred consideration;
ii.any non-cash consideration (other than shares issued by the Company) will be taken at its fair value at the date of completion of the acquisition;
iii.in the case of any acquisition of the share capital of an entity which becomes a member of the Group, there shall be deducted from the acquisition cost any net cash shown in the accounts of the member of the Group concerned; and
iv.the issue of shares in the Company as part of the consideration payable for any acquisition shall not be treated as giving rise to any acquisition cost.
16.dFinancial testing
The financial covenant set out in Clause 16.3 (Financial covenant), to the extent required by that Clause to be tested, shall be tested by reference to each set of Consolidated Financial Statements delivered pursuant to paragraphs (a), (b) and (c) of Clause 17.1 (Information Undertakings) and/or each Compliance Certificate delivered pursuant to paragraph (d) of Clause 17.1 (Information Undertakings).

17.UNDERTAKINGS
17.aInformation Undertakings
Each Obligor (or, in the case of paragraphs (b) to (d) below, the Company) undertakes that during the Facility Period it shall, unless the Facility Agent (acting on the instructions of the Majority Banks) otherwise agrees to:
(i)Annual Statements: within five Business Days of the same becoming publicly available (and in any event within 180 days after the end of each of its Financial Years), deliver to the Facility Agent a copy of its audited consolidated financial statements for each such Financial Year, provided that an Obligor (other than the Company) shall only be obliged to provide such statements on a consolidated basis if that Obligor prepares such statements on this basis, in each case other than documents which are available on the Company's website and the Company has notified the Facility Agent for the benefit of the Banks promptly after having made such documents available;
(ii)Semi-annual statements: within five Business Days of the same becoming publicly available (and in any event within 90 days after the end of each semi-annual period in each of the Company's Financial Years), deliver to the Facility Agent in sufficient copies for all the Banks the Company's consolidated financial statements for each such semi-annual period, in each case other than documents which are available on the Company's website and the Company has notified the Facility Agent for the benefit of the Banks promptly after having made such documents available;
(iii)Quarterly statements: within five Business Days of the same becoming publicly available (and in any event within 90 days after the end of the first and third quarter of each of the Company's Financial Years), deliver to the Facility Agent in sufficient copies for all the Banks the Company's consolidated financial statements (which may be in the form of consolidated income statement, consolidated statement of financial position and consolidated statement of cash flows) for each such quarter, in each case other than documents which are available on the Company's website and the Company has notified the Facility Agent for the benefit of the Banks promptly after having made such documents available;
(iv)Compliance Certificate: at the same time as each set of the Company's Consolidated Financial Statements are delivered pursuant to paragraph (a), (b) or (c) above, the Company shall supply a Compliance Certificate signed by a duly authorised officer or a director of the Company, provided that no Compliance Certificate shall be required in relation to a Measurement Period if the financial covenant under paragraph (a) of Clause 16.3 (Financial Covenant) has been disapplied pursuant to paragraph (b) of that same Clause in relation to that Measurement Period;
(v)Shareholders' and creditors' documents: deliver to the Facility Agent as soon as reasonably practicable in sufficient copies for all the Banks all documents despatched by an Obligor to its creditors generally, and in addition, in the case of the Company only to its shareholders generally, in each case other than documents which are available on the Company's website;
(vi)General Financial Information: if a Default is outstanding, such information regarding the financial condition and operations of the Group as a Bank may reasonably request provided that no Obligor shall be required to provide information which if provided would:
(1)breach a law or regulation binding on that Obligor;

(2)breach a confidentiality obligation of that Obligor; or
(3)result in a member of the Group being obliged to disclose such information to the market under applicable laws and regulations; and
(vii)Know your customer: promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Finance Party) to enable a Finance Party or prospective new Bank to carry out and be satisfied with the results of all know your customer requirements.
17.bForm of financial statements
(i)The Company must ensure that each set of Consolidated Financial Statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up.
(ii)The Company must notify the Facility Agent if either of the following occurs:
(1)the Company does not prepare its Consolidated Financial Statements under EU-IFRS; or
(2)the Company prepares its Consolidated Financial Statements under EU-IFRS but both:
(a)the preparation uses principles or practices which differ from the principles or practices applied in the Company’s Original Financial Statements; and
(b)the differences in such principles or practices (relative to the principles or practices applied in the Company’s Original Financial Statements) have a material impact on the calculation of the financial covenant in Clause 16.3 (Financial covenant),
(each an Accounting Event).
(iii)If an Accounting Event occurs (but not otherwise), then, together with the notification to the Facility Agent of the Accounting Event, the Company must state whether its Consolidated Financial Statements:
(1)are instead prepared under US GAAP (a US GAAP Change); or
(2)are otherwise instead prepared on a different basis from the principles or practices applied in the Company’s Original Financial Statements (a Different Basis Change),
(each an Accounting Change).
(iv)In the case of a US GAAP Change, and if requested by the Facility Agent in the case of any Different Basis Change, the Company must supply to the Facility Agent:
(1)a full description of the relevant Accounting Change; and
(2)sufficient information to enable the Finance Parties to make a proper comparison between the components of Industrial Group Consolidated Adjusted EBITDA and Industrial Group

Consolidated Total Net Debt shown by the set of financial statements prepared on the basis of the Accounting Change and the Company's Original Financial Statements or its most recent Consolidated Financial Statements (if any) delivered to the Facility Agent under this Agreement.
(v)If requested by the Company or (following any Different Basis Change only) the Facility Agent, the Company and the Facility Agent must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Banks in the same position as they would have been in if the Accounting Change had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Banks, binding on all the Parties.
(vi)If no agreement is reached under paragraph (e) above on the required amendments to this Agreement, the Company must either:
(1)ensure that its auditors certify those amendments (so long as the auditors are willing to give such certification, in which case the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties); or
(2)(in all other cases) continue to supply the information set out in paragraph (d) above.
17.cPositive Undertakings – Obligors
Each Obligor (and where an undertaking is expressed to apply to a member of the Group which is a Subsidiary of an Obligor, that Obligor shall ensure that that Subsidiary performs that undertaking) undertakes that during the Facility Period it shall, unless the Facility Agent (acting on the instructions of the Majority Banks) otherwise agrees to:
(i)Authorisations: obtain, maintain and comply with the terms of any authorisation, approval, licence, consent, exemption, clearance, filing or registration required in or by the laws and regulations of its jurisdiction of incorporation to enable it to lawfully enter into and perform its obligations under, or for the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of, each Financing Document;
(ii)Compliance with laws: comply with all laws to which it is subject where failure to do so could reasonably be expected to have a Material Adverse Effect;
(iii)Ranking of obligations: ensure that its obligations under the Financing Documents shall at all times rank at least pari passu with all its other present and future unsecured and unsubordinated obligations (whether actual, contingent, present or future) except for any obligations which are mandatorily preferred by law;
(iv)Notification of Default: promptly, upon becoming aware of the same, notify the Facility Agent of a Default or Potential Default which is outstanding and, upon receipt of a written request to that effect from the Facility Agent, confirm to the Facility Agent that, save as previously notified to the Facility Agent or as notified in such confirmation, no Default or Potential Default is outstanding;
(v)ERISA: comply in all respects with ERISA where failure to do so could reasonably be expected to have a Material Adverse Effect;

(vi)Environmental: ensure that each member of the Group, complies with all Environmental Law and Environmental Approvals applicable to it, where failure to do so has or is reasonably likely to have a Material Adverse Effect, (where Environmental Approval means any authorisation required by an Environmental Law and Environmental Law means any law or regulation concerning (i) the protection of health and safety, (ii) the environment, or (iii) any emission or substance which is capable of causing harm to any living organism or the environment);
(vii)Insurance: ensure that each member of the Group shall insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business would prudently insure save where failure to do so could not reasonably be expected to have a Material Adverse Effect;
(viii)Operations of the Group: ensure that the design, manufacture and sale of agricultural and/or construction equipment and/or other vehicles and/or spare parts (and businesses, including financial services, ancillary or incidental thereto) shall at all times continue to be the main business of the Industrial Group taken as a whole;
(ix)Financial Services Subsidiaries: ensure that the consolidated total assets of the Financial Services Subsidiaries less the intangible assets, investments and deferred tax assets of the Financial Services Subsidiaries, as at the end of each financial quarter of the Group shall exceed the aggregate amount of Financial Indebtedness of the Financial Services Subsidiaries outstanding on the last day of such financial quarter; and
(x)Anti-corruption and anti-money laundering: ensure that each member of the Group shall maintain policies and procedures that are reasonably designed to promote and to achieve compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws.
17.dNegative Undertakings
Each Obligor (and where an undertaking is expressed to apply to a member of the Group which is a Subsidiary of an Obligor, that Obligor shall ensure that that Subsidiary performs that undertaking) undertakes that during the Facility Period it shall, unless the Facility Agent (acting on the instructions of the Majority Banks) otherwise agrees to:
(i)Negative Pledge: ensure that no Obligor or member of the Industrial Group:
(1)creates any Encumbrance, over any of its assets, to secure any Financial Indebtedness unless such Encumbrance or such other security as the Facility Agent (acting on the instructions of the Majority Banks) considers equivalent thereto, is at the same time extended equally and rateably to the obligations of such Obligor or member of the Industrial Group under the Financing Documents; or
(2)disposes of any of its assets on terms where it is or may be re-acquired or acquired by another Obligor or member of the Industrial Group in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness, other than a Permitted Encumbrance;

(ii)Subsidiary Indebtedness: ensure that no Obligor or member of the Industrial Group (other than the Company) may incur or have outstanding any Financial Indebtedness other than Permitted Subsidiary Indebtedness;
(iii)Restriction on disposals: ensure that no Obligor or member of the Industrial Group either in a single transaction or in a series of transactions (and whether related or not), disposes of all or any part of its assets other than a Permitted Disposal;
(iv)Sanctions: subject to Clause 1.8 (Restricted Bank), ensure that no Obligor shall directly or knowingly indirectly, and neither the Company nor any Obligor shall knowingly permit or authorise any other member of the Group to, directly or indirectly:
(1)use, lend, make payments of, or otherwise make available, all or any part of the proceeds of the Facility to fund or facilitate any transaction or activities or in any manner which, in each case, results in the Obligors or any Finance Party being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a target of Sanctions; or
(2)fund all or part of any payment under or in connection with the Facility out of proceeds derived from business or transactions with a target of Sanctions in each case in breach of any Sanctions by any member of the Group.
17.eItalian Transparency rules
Pursuant to and in accordance with the transparency rules enacted under Article 9.1 of the CICR Resolution of 4 March 2003 effective as of October 2003 and the following transparency rules applicable to transactions and banking and financial services of Bank of Italy published in the Italian official gazette (Gazzetta Ufficiale) on 21 October 2016 (the Transparency Rules), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions (including the recitals and the Schedules thereto) have been negotiated (together with their respective legal counsels) on an individual basis and, as a result, this Agreement falls into the category of the agreements "che costituiscono oggetto di trattativa individuale" which are exempted from the application of Section II of the Transparency Rules and of article 1341 of the Italian Civil Code (as amended from time to time).
18.DEFAULT
18.aDefault
Each of the following shall be a Default:
(i)Non-payment: any of the Obligors does not pay on the due date any amount payable by it under this Agreement at the place and in the currency and funds in which it is expressed to be payable unless the failure to pay such amount is due solely to administrative or technical delays in the transmission of funds and such amount is paid within five Business Days after its due date for payment; or
(ii)Other defaults: any of the Obligors breaches any of its obligations under:
(1)Clause 16 (Industrial Group Financial Covenant); or

(2)any Financing Document (other than the obligations referred to in paragraph (a) or (b)(i) above or Clause 12.12 (FATCA Information)) and if that breach is capable of remedy, it is not remedied within 30 days after written notice of that breach has been given by the Facility Agent to the relevant Obligor or, if earlier, 30 days after the relevant breach should first have been notified to the Facility Agent under Clause 17.3(d) (Positive Undertakings – Obligors); or
(iii)Breach of representation or warranty: any representation, warranty or statement made or deemed to be repeated by any of the Obligors under this Agreement or in any document delivered by it or on its behalf under or in connection with this Agreement is or proves to have been incorrect or misleading when made or deemed to have been repeated and the circumstances giving rise to such misrepresentation, if capable of remedy, are not remedied within 30 days after written notice of that misrepresentation has been given by the Facility Agent to the relevant Obligor or, if earlier, 30 days after the relevant Obligor becomes aware of such misrepresentation; or
(iv)Repudiation: any of the Obligors repudiates any of its obligations under any Financing Document; or
(v)Cross acceleration: either of the following occurs with respect to any member of the Group:
(1)any of its Financial Indebtedness (excluding Non-recourse Securitisation Debt) is not paid when due or within any originally applicable grace period; or
(2)any of its Financial Indebtedness (excluding Non-recourse Securitisation Debt) becomes prematurely due and payable as a result of an event of default, unless the aggregate amount of all such Financial Indebtedness (excluding Non-recourse Securitisation Debt) is less than €75,000,000 in respect of any individual member of the Group and an aggregate amount of €100,000,000 in respect of any two or more members of the Group (or, in either case, its equivalent in other currencies) and excluding any such Financial Indebtedness in relation to which the relevant event falling within subparagraphs (i) or (ii) above:
(a)is being contested in good faith by appropriate proceedings; or
(b)has arisen in Turkey or a Non-OECD Country and the Group has set aside in a designated bank account sufficient monies to repay such Financial Indebtedness in full, and further excluding any Financial Indebtedness falling within subparagraphs (i) or (ii) above to the extent that such Financial Indebtedness is outstanding under an agreement between a borrower which is a member of the Group incorporated in Argentina or China and a creditor incorporated in the same jurisdiction and the proceeds of such Financial Indebtedness have been used in the business of that borrower (or any of its affiliates in the same jurisdiction), provided that if there is any recourse by the creditor of such Financial Indebtedness to a member of the Group not incorporated in the relevant jurisdiction (a Relevant Group Member), such Financial Indebtedness will cease to be excluded if the circumstances giving rise to such Financial Indebtedness falling within subparagraph (i) or (ii) above are not remedied within 20 Business Days of such circumstances first applying or if earlier, (if written demand for payment is made on a Relevant Group Member) the day falling five Business Days after the expressed due date for payment by such Relevant Group Member if such payment has not been made by that time; or
(vi)Attachment or distress: a creditor or encumbrancer attaches or takes possession of or a receiver or similar officer is appointed over the whole or any material part of the assets of any member of the Group, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, the whole or any material part of the assets of any member of the Group and such process is not discharged within 30 days, provided that there shall be no Default under any of this paragraph (f) or paragraph (g), (h) or (i) below if:
(1)the relevant circumstances apply to a member of the Group (a Non-Material Subsidiary) which is not an Obligor or a Material Subsidiary; and
(2)the aggregate total assets and the aggregate net revenues of all Non Material Subsidiaries to which any of paragraphs (f), (g), (h) or (i) has applied since the Signing Date does not exceed ten per cent. of the consolidated total assets or net revenues of the Group (as determined from the Company's most recent Consolidated Financial Statements); or
(vii)Inability to pay debts: subject to the proviso in paragraph (f) above, any member of the Group:
(1)suspends payment of its debts generally or is unable or admits its inability to pay its debts generally as they fall due; or
(2)proposes or enters into any composition or other arrangement for the benefit of its creditors generally; or
(3)has proceedings commenced against it with a view to the readjustment or rescheduling of any of its Financial Indebtedness which it would not otherwise be able to pay as it fell due; or
(viii)Insolvency proceedings: subject to the proviso in paragraph (f) above, any member of the Group:
(1)is adjudicated or found insolvent; or
(2)has an order made against it by any competent court or passes a resolution for its winding-up or dissolution (excluding any solvent dissolution, liquidation or reorganisation) or for the appointment of a liquidator, administrator, trustee, receiver, administrative receiver or similar officer in respect of it or the whole or any substantial part of its assets; or
(ix)Analogous proceedings: subject to the proviso in paragraph (f) above, any event occurs which under the laws of any jurisdiction has a similar or analogous effect to any of the events mentioned in paragraph (f), (g) or (h) above; or
(x)United States Bankruptcy Laws: any of the following occurs in respect of a U.S. Debtor:
(1)it makes a general assignment for the benefit of creditors;
(2)it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(3)an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case; or
(4)an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law, and, for this purpose, U.S. Bankruptcy Law means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law; or
(xi)Cessation of business: any Obligor suspends, ceases or threatens to suspend or cease to carry on its business unless (except in the case of the Company) such cessation, or threatened cessation, is in connection with a merger, consolidation or any other form of combination with another company and such company assumes all obligations of any Obligor respectively under the Financing Documents or (in the case of the Company) unless such cessation or threatened cessation is in connection with a merger, consolidation or other form of combination in connection with the establishment of New Holdco which is not a Change of Control; or
(xii)Governmental intervention: all or a material part of the assets, rights or revenues of, or shares or other ownership interests in, any of the Obligors are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or
(xiii)Minimum share capital requirements: any Italian Obligor falls in the situations set out in Article 2447 or 2482-ter of the Italian Civil Code, unless the minimum share capital required by law is restored within 60 days from the loss of share capital having occurred.
18.bAcceleration
(i)If a Default described in Clause 18.1(j)(ii), (iii) or (iv) (U.S. Bankruptcy Laws) occurs, the relevant U.S. Debtor shall not be entitled to draw any Advances under this Agreement and all amounts outstanding under the Financing Documents from that U.S. Debtor will be immediately and automatically due and payable.
(ii)If a Default (other than a Default described in paragraph (a) above) occurs and remains unremedied the Facility Agent may, and shall if so instructed by the Majority Banks, by notice to CIFE:
(1)cancel the Facility and require all relevant Borrowers immediately to repay the Advances together with accrued interest and all other sums payable under this Agreement, whereupon they shall become immediately due and payable; or
(2)place the Facility on demand, whereupon the Advances together with accrued interest and all other sums payable under this Agreement shall become repayable on demand made by the Facility Agent on the instructions of the Majority Banks.
Upon the service of any such notice by the Facility Agent the Commitment of each Bank shall be cancelled.

19.PRO RATA SHARING
19.aRedistribution
If any amount owing by an Obligor under this Agreement to a Bank (the Sharing Bank) is discharged by voluntary or involuntary payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 12 (Payments), then:
(i)the Sharing Bank shall immediately notify the Facility Agent of the amount discharged and the manner of its receipt or recovery;
(ii)the Facility Agent shall determine whether the amount discharged is in excess of the amount which the Sharing Bank would have received had the amount discharged been received by the Facility Agent and distributed in accordance with Clause 12 (Payments);
(iii)the Sharing Bank shall pay the Facility Agent an amount equal to that excess (the Excess Amount) within five Business Days of demand by the Facility Agent;
(iv)the Facility Agent shall treat the Excess Amount as if it were a payment by such Obligor under Clause 12 (Payments) and shall pay the Excess Amount to the Banks (other than the Sharing Bank) in accordance with Clause 12.8 (Partial Payments); and
(v)as between such Obligor and the Sharing Bank, the Excess Amount shall be treated as not having been received or recovered, and accordingly such Obligor shall owe the Sharing Bank an immediately payable debt equal to the Excess Amount.
19.bLegal Proceedings
Notwithstanding Clause 19.1 (Redistribution), no Sharing Bank shall be obliged to share any Excess Amount which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other Bank which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights, unless the proceedings instituted by the Sharing Bank are instituted by it without prior notice having been given to such Bank through the Facility Agent and an opportunity to such Bank to join in such proceedings.
19.cReversal of Redistribution
If any Excess Amount subsequently has to be wholly or partly refunded to an Obligor by a Sharing Bank which has paid an amount equal to that Excess Amount to the Facility Agent under Clause 19.1 (Redistribution), each Bank to which any part of that amount was distributed shall on request from the Sharing Bank repay to the Sharing Bank that Bank's proportionate share of the amount which has to be so refunded by the Sharing Bank.
19.dInformation
Each Bank shall on request supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of this Clause 19.

20.THE FACILITY AGENT, THE ARRANGERS AND THE BANKS
20.aAppointment and Duties
(i)Each Bank irrevocably appoints the Facility Agent to act as its agent in connection with this Agreement and irrevocably authorises the Facility Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with this Agreement together with any other incidental rights, powers and discretions, provided that the Facility Agent may not commence any legal proceedings on behalf of any Bank without such Bank's prior written consent.
(ii)The Facility Agent shall have no duties or responsibilities except those expressly set out in this Agreement. As to any matters not expressly provided for, the Facility Agent shall act or refrain from acting in accordance with the instructions of the Majority Banks (but in the absence of any such instructions shall not be obliged to act or refrain from acting). Any such instructions, and any action taken by the Facility Agent in accordance with those instructions, shall be binding upon all the Banks.
(iii)Unless a contrary indication appears in a Financing Document, the Facility Agent shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Banks.
(iv)Unless a contrary indication appears in a Financing Document, the Facility Agent may:
(1)act in an agency, trustee, fiduciary or other capacity on behalf of any other banks or financial institutions providing facilities to any Obligor or any associated company of any Obligor, as freely in all respects as if it had not been appointed to act as agent for the Banks under this Agreement and without regard to the effect on the Banks of acting in such capacity; and
(2)subscribe for, hold, be beneficially entitled to or dispose of shares or securities, or options or other rights to and interests in shares or securities in any Obligor or any associated company of any Obligor (in each case, without liability to account).
(v)Unless a contrary indication appears in a Financing Document, in the absence of instructions from the Majority Banks, (or, if appropriate, the Banks) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Banks.
(vi)Each division or department of the Facility Agent shall be treated as a separate entity from any other division or department of the Facility Agent. If any of the Facility Agent's divisions or departments should act for any Obligor in any capacity (whether as bankers or otherwise) in relation to any other matter, any information given by that Obligor to any such division or department may be treated as confidential and the Facility Agent shall, as between itself and the Banks, not be obliged to disclose the same to any Bank or any other person.
(vii)It is acknowledged that the role of the Arrangers is and has been confined solely to arranging the Facility and that in such capacity they shall have no obligations and liabilities in relation to this Agreement.

(viii)Nothing in this Agreement constitutes the Facility Agent or any Arranger as a trustee or fiduciary of any other person.
20.bPayments
(i)The Facility Agent shall promptly account to the Lending Office of each Bank for such Bank's due proportion of all sums received by the Facility Agent for such Bank's account, whether by way of repayment or prepayment of principal or payment of interest, fees or otherwise.
(ii)The Facility Agent shall maintain a register showing the principal amount of each Advance outstanding under this Agreement and the amount of each Bank's Participation in the Advances.
20.cRights and discretions of the Facility Agent
(i)The Facility Agent shall not be obliged to monitor or enquire as to whether or not a Default or Potential Default has occurred. The Facility Agent shall be entitled to assume that no Default or Potential Default has occurred unless it receives notice to the contrary from an Obligor or CIFE or any Bank describing the Default or Potential Default and stating that such notice is a Default Notice or unless it is aware of a payment default under this Agreement, in which case it shall promptly notify each Bank.
(ii)The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Banks) that:
(1)any right, power, authority or discretion vested in any Party or the Majority Banks has not been exercised; and
(2)any notice or request made by the Company (other than a Drawdown Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(iii)The Facility Agent may assume that:
(1)any instructions received by it from the Majority Banks, any Banks or any group of Banks are duly given in accordance with the terms of the Financing Documents; and
(2)unless it has received notice of revocation, that those instructions have not been revoked.
(iv)The Facility Agent may act in relation to the Financing Documents through its officers, employees and agents.
(v)Unless a Financing Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(vi)Notwithstanding any provision of any Financing Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

20.dReliance
(i)The Facility Agent may:
(1)rely on:
(a)any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed; and
(b)any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and
(2)engage, pay for and rely on the advice of any professional advisers selected by it given in connection with this Agreement or any of the matters contemplated by this Agreement, and shall not be liable to any Party for any of the consequences of such reliance except in case of gross negligence or wilful misconduct.
(ii)Without prejudice to the generality of paragraph (a)(ii) above or paragraph (c) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Banks) if the Facility Agent in its reasonable opinion deems this to be necessary.
(iii)The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
20.eLegal Proceedings
(i)The Facility Agent shall not be obliged to take or commence any legal action or proceeding against any Obligor or any other person arising out of or in connection with this Agreement until it shall have been indemnified or secured to its satisfaction against all costs, claims and expenses (including any costs award which may be made against it as a result of any such legal action or proceeding not being successful) which it may expend or incur in such legal action or proceeding.
(ii)Notwithstanding any other provision of any Financing Document to the contrary, the Facility Agent may refrain from doing anything which might in its opinion constitute a breach of any law or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.
20.fNo Liability
(i)The Facility Agent nor any of their officers, employees or agents shall be liable for any action taken or not taken by it or any of them under or in connection with this Agreement unless directly caused by its or their gross negligence or wilful misconduct.
(ii)No Finance Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility

Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Financing Document and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.
(iii)Neither the Facility Agent nor any of the Arrangers shall be responsible for any statements, representations or warranties in this Agreement or for any information supplied or provided to any Bank by the Facility Agent or any Arranger in respect of any Obligor or any other person or for any other matter relating to this Agreement or for the execution, genuineness, validity, legality, enforceability or sufficiency of this Agreement or any other document referred to in this Agreement or for the recoverability of any Advance or any other sum to become due and payable under this Agreement.
(iv)The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Financing Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose and (in each case) the Facility Agent is otherwise in compliance with its obligations under the Financing Documents and under the regulations and operating procedures of that recognised clearing or settlement system.
(v)Nothing in this Agreement shall oblige the Facility Agent or any Arranger to carry out or be responsible for any "know your customer" or other checks in relation to any person on behalf of any Bank or any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Bank and each Bank confirms to the Facility Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or any Arranger.
(vi)Without limiting paragraph (g) below (and without prejudice to any other provision of any Financing Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of:
(1)any act, event or circumstance not reasonably within its control; or
(2)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(vii)Without prejudice to any provision of any Financing Document excluding or limiting the Facility Agent's liability, any liability of the Facility Agent arising under or in connection with any Financing Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.
20.gRelationship with the Banks
(i)Subject to Clause 25.13 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Bank at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Bank acting through its Facility Office:
(1)entitled to or liable for any payment due under any Financing Document on that day; and
(2)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Financing Document made or delivered on that day,
(3)unless it has received not less than five Business Days' prior notice from that Bank to the contrary in accordance with the terms of this Agreement.
(ii)Any Bank may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Bank under the Financing Documents. Such notice shall contain the address, fax number and electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Bank for the purposes of Clause 24.3 (Addresses) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Bank.
20.hCredit Decisions
(i)Each Bank:
(1)acknowledges that it has, independently and without reliance on the Facility Agent or any Arranger, made its own analysis of the transaction contemplated by, and reached its own decision to enter into, this Agreement and made its own investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each Obligor; and
(2)agrees that it shall continue to make its own independent appraisal of the creditworthiness of each Obligor.
(ii)Each Bank agrees that it shall, independently and without reliance on the Facility Agent or any Arranger, make its own decision to take or not take action under this Agreement.
(iii)Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Financing Document, each Bank confirms to the Facility Agent and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Financing Document including but not limited to:
(1)the financial condition, status and nature of each member of the Group;
(2)the legality, validity, effectiveness, adequacy or enforceability of any Financing Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document;
(3)whether that Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document; and
(4)the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document.
20.iDeduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Financing Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Financing Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Financing Documents that Party shall be regarded as having received any amount so deducted.
20.jInformation
(i)The Facility Agent shall provide the Banks with all information and copies of all notices which are given to it and which by the terms of this Agreement are to be provided or given to the Banks.
(ii)Except as specifically provided in this Agreement, the Facility Agent shall not be under any duty or obligation:
(1)either initially or on a continuing basis, to provide any Bank with any credit information or other information with respect to the financial condition of an Obligor or which is otherwise relevant to the Facility; or
(2)to request or obtain any certificate, document or information from an Obligor unless specifically requested to do so by a Bank in accordance with this Agreement.
(iii)Each Bank must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements, the completion of which the Facility Agent shall promptly notify the Company.

20.kDuties of the Facility Agent
(i)Subject to paragraph (b) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(ii)Paragraph (a) above shall not apply to any Transfer Certificate or to any assignment agreement pursuant to Clause 25.3 (Assignments by Banks) or to any Increase Confirmation pursuant to Clause 2.2 (Increase), each of which may be delivered to any Party (other than to any Obligor).
(iii)Except where a Financing Document specifically provides otherwise, the Facility Agent is not obliged to review or check the contents or the adequacy of any document it forwards to another Party.
(iv)If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
(v)If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or an Arranger) under and in accordance with this Agreement it shall promptly notify the other Finance Parties.
(vi)The Facility Agent's duties under the Financing Documents are solely mechanical and administrative in nature.
20.lRelationship with Banks
(i)In performing its functions and duties under this Agreement, the Facility Agent shall act solely as the agent for the Banks and except as expressly provided in this Agreement shall not be deemed to be acting as trustee for any Bank and shall not assume or be deemed to have assumed any obligation as agent or trustee for, or any relationship of agency or trust with, any Obligor.
(ii)None of the Facility Agent, the Arrangers or any Bank shall be under any liability or responsibility of any kind to any Obligor or any other Bank arising out of or in relation to any failure or delay in performance or breach by any Obligor or any other Bank of any of its or their respective obligations under this Agreement.
20.mInstructions
(i)The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Banks (or, if the relevant Financing Document stipulates the matter is a decision for any other Bank or group of Banks, from that Bank or group of Banks) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(ii)Save in the case of decisions stipulated to be a matter for any other Bank or group of Banks under the relevant Financing Document and unless a contrary indication appears in a Financing Document, any instructions given to the Facility Agent by the Majority Banks shall override any conflicting instructions given by any other Finance Parties and will be binding on all Finance Parties.

(iii)The Facility Agent may refrain from acting in accordance with any instructions of any Bank or group of Banks until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Financing Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.
20.nFacility Agent's Position
(i)With respect to its own Participation in an Advance (if any), the Facility Agent shall have the same rights and powers under and in respect of this Agreement as any other Bank and may exercise those rights and powers as though it were not also acting as agent for the Banks. The Facility Agent may, without liability to account, accept deposits from, lend money to and generally engage in any kind of banking, finance, advisory, trust or other business with or for any Obligor as if it were not the agent for the Banks under this Agreement.
(ii)The Facility Agent may retain for its own use and benefit (and shall not be liable to account to any Bank for all or any part of) any sums received by it by way of agency or management or arrangement fees or by way of reimbursement of expenses incurred by it.
20.oIndemnity
Each Bank shall immediately on demand indemnify the Facility Agent (to the extent not reimbursed by the Obligors) rateably according to the proportion which that Bank's Commitment bears to the Total Commitments from and against all liabilities, losses and expenses of any kind or nature whatsoever which may be incurred by the Facility Agent in its capacity as agent or trustee for the Banks or in any way relating to or arising out of this Agreement or any action taken or omitted by the Facility Agent in enforcing or preserving the rights of the Banks or the Facility Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, losses or expenses resulting from the Facility Agent's gross negligence or wilful misconduct.
20.pResignation
(i)The Facility Agent may resign by giving at least 60 days' notice to CIFE and each Bank. Upon receipt of a notice of resignation CIFE and the Majority Banks may select any bank or other financial institution as a successor Facility Agent.
(ii)If no bank or other financial institution selected by CIFE and the Majority Banks shall have accepted such appointment within 20 days after the Facility Agent has given a notice of resignation then the Majority Banks may, after consultation with CIFE, appoint any bank or other financial institution as successor Facility Agent.
(iii)If no bank or other financial institution selected by the Majority Banks shall have accepted such appointment within 40 days after the Facility Agent has given a notice of resignation then the resigning Facility Agent may, after consultation with CIFE, appoint any bank or other financial institution of reputable standing with an office in London as successor Facility Agent.
(iv)The resignation of the Facility Agent and the appointment of any successor Facility Agent shall both become effective only upon the successor Facility Agent notifying the retiring Facility Agent, CIFE and each Bank that it accepts its appointment. On such notification:

(1)the resigning Facility Agent shall be discharged from its obligations and duties as Facility Agent under this Agreement but it shall continue to be able to rely on the provisions of this Clause 20 in respect of all matters relating to the period of its appointment; and
(2)the successor Facility Agent shall assume the role of Facility Agent and shall have all the rights, powers, discretions and duties which the Facility Agent has under this Agreement.
(v)The resigning Facility Agent shall, at its own cost, make available to the successor Facility Agent all records and documents held by it as Facility Agent, and shall co-operate with the successor Facility Agent to ensure an orderly transition.
(vi)The Facility Agent shall resign in accordance with paragraph (a) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent) if on or after the date which is 60 days before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Financing Documents, either:
(1)the Facility Agent fails to respond to a request under Clause 12.12 (FATCA Information) and a Bank reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(2)the information supplied by the Facility Agent pursuant to Clause 12.12 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(3)the Facility Agent notifies the Company and the Banks that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) a Bank reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Bank, by notice to the Facility Agent, requires it to resign.
20.qRemoval of the Facility Agent
The Majority Banks may remove the Facility Agent from its role as the Facility Agent under this Agreement by giving notice to that effect to each Party. Upon delivery of such notice, the Facility Agent shall be deemed to have given notice of resignation pursuant to Clause 20.16(a) (Resignation) and the provisions of Clause 20.16 (Resignation) shall apply to such deemed notice.
20.rChange of Office
The Facility Agent may at any time in its sole discretion by notice to CIFE and each Bank designate a different office in the United Kingdom from which its duties as the Facility Agent will be performed.
20.sAmounts paid in error
(i)If the Facility Agent pays an amount to another Party and the Facility Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.
(ii)Neither:
(1)the obligations of any Party to the Facility Agent; nor
(2)the remedies of the Facility Agent,
(whether arising under this Clause 20.19 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Party).
(iii)All payments to be made by a Party to the Facility Agent (whether made pursuant to this Clause 20.19 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(iv)In this Agreement, Erroneous Payment means a payment of an amount by the Facility Agent to another Party which the Facility Agent determines (in its sole discretion) was made in error.
21.FEES AND EXPENSES
21.aExpenses and Costs
Subject to any limits on and other matters relating to the same that may previously have been agreed by the Arrangers prior to the Signing Date, CIFE shall reimburse all expenses reasonably incurred, and any VAT on those expenses (save to the extent recoverable by the person incurring the expense or any affiliate as an input):
(i)by each of the Arrangers and the Facility Agent in connection with the negotiation, preparation and execution of the Financing Documents and the other documents contemplated by the Financing Documents;
(ii)by each of the Arrangers and the Facility Agent in respect of the syndication of the Facility;
(iii)by the Facility Agent and the Banks in connection with the granting of any release, waiver or consent or in connection with any amendment or variation of any Financing Document where such release, waiver, consent, amendment or variation has been requested by CIFE; and
(iv)by the Facility Agent and the Banks in enforcing, perfecting, protecting or preserving (or attempting so to do) any of their rights, or in suing for or recovering any sum due from any Obligor or any other person under any Financing Document, within five Business Days of demand, upon presentation of a statement of account reasonably documented for administrative and fiscal purposes.

21.bParticipation and Agency Fees
Subject to Clause 12.1 (Place and Time), CIFE shall pay to the Banks participation fees in accordance with the terms of the Participation Fees Letters and CIFE shall pay to the Facility Agent agency fees in accordance with the terms of the Agency Fees Letter. For the avoidance of doubt, all liabilities and obligations of CIFE under the Participation Fees Letters and the Agency Fees Letter shall be deemed to be incurred under this Agreement.
21.cCommitment Fee
CIFE shall pay a commitment fee in Euros to the Facility Agent for the account of the Banks at a rate per annum equal to 35% of the Margin applicable at the relevant time on the Available Facility. The commitment fee shall accrue from day to day during the Drawdown Period and be calculated on the basis of the actual number of days elapsed and a 360 day year in respect of the Drawdown Period and shall be due quarterly in arrear (with the first payment due three Months after the Signing Date) and on the last day in the Drawdown Period or on any earlier date on which the Total Commitments equal zero. CIFE shall pay such commitment fees within ten Business Days of receipt of notification of the amount of such commitment fees from the Facility Agent.
21.dUtilisation Fee
(i)CIFE shall pay to the Facility Agent for the account of the Banks a utilisation fee in Euros on the Original Euro Amount of all Advances outstanding from day to day computed at the rates set out below:
(1)0.075% per annum in respect of each day that the Original Euro Amount of all Advances exceeds zero but is less than or equal to 33⅓% of the Total Commitments;
(2)0.15% per annum in respect of each day that the Original Euro Amount of all Advances exceeds 33⅓% of the Total Commitments but is less than or equal to 66⅔% of the Total Commitments; and
(3)0.30% per annum in respect of each day that the Original Euro Amount of all Advances exceeds 66⅔% of the Total Commitments.
(ii)The utilisation fee shall be calculated on the basis of the actual number of days elapsed and a 360 day year and be due quarterly in arrear and on any earlier date on which the Total Commitments equal zero. CIFE shall pay such utilisation fees within ten Business Days of receipt of notification of the amount of such utilisation fees from the Facility Agent.
21.eDocumentary Taxes Indemnity
(i)Subject to paragraph (c) below, all stamp, documentary, registration or other like duties or Taxes which are imposed or chargeable on or in connection with this Agreement shall be paid by CIFE, other than where any such amount becomes due in respect of, or in connection with, a Transfer Certificate. The Facility Agent shall be entitled but not obliged to pay any such duties or Taxes (whether or not they are its primary responsibility). If the Facility Agent does so then the Facility Agent shall notify CIFE that any such payment has been made and CIFE shall on demand indemnify the Facility Agent against those duties and Taxes and against any costs and expenses incurred by the Facility Agent in discharging them.
(ii)For the avoidance of doubt, the Original Banks and the Original Borrowers hereby expressly do not opt for the application of the substitutive tax regime set out under Article 17 of the Italian Presidential Decree No. 601 of 29 September 1973.
(iii)No stamp duty, registration and other like duties or Taxes payable in respect of any Financing Document shall be payable or the subject of an indemnity by CIFE in the event, or as result of, a voluntary registration made, by or on behalf of a Bank, of any Financing Document with the relevant tax administration (excluding any voluntary registration made which is necessary for the relevant Bank to enforce (and is made for the purposes, or in contemplation of, an actual enforcement of) or to preserve any of its rights under any Financing Document), in which case such registration duties should be borne by such Bank.
21.fVAT
(i)All amounts expressed to be payable under a Financing Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Financing Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(ii)If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Financing Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Financing Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(1)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(2)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)Where a Financing Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)Any reference in this Clause 21.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the relevant VAT grouping rules.
(v)In relation to any supply made by a Finance Party to any Party under a Financing Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
22.AMENDMENTS AND WAIVERS
22.aMajority Banks
(i)Subject to Clause 22.2 (All Banks), any term of this Agreement may be amended or waived with the written agreement of CIFE and the Majority Banks. The Facility Agent may effect, on behalf of each Finance Party and CIFE may effect, on behalf of itself and the other Obligors, an amendment or waiver to which the Majority Banks or, as the case may be, the Banks have agreed.
(ii)The Facility Agent shall promptly notify CIFE and each Bank of any amendment or waiver effected under paragraph (a) of this Clause 22.1 and any such amendment or waiver shall be binding on the Obligors and each Bank.
22.bAll Banks
An amendment or waiver which relates to:
(i)the definition of Majority Banks or Margin in Clause 1.1 (Definitions);
(ii)an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under this Agreement;
(iii)an increase in a Bank's Commitment;
(iv)a term of this Agreement which expressly requires the consent of each Bank; or
(v)Clauses 2.3 (Obligations Several), 2.4 (Rights Several), 8 (Interest), 9 (Repayment and Prepayment), 13 (Guarantee), 19 (Pro Rata Sharing), 21.3 (Commitment Fee), 21.4 (Utilisation Fee) and 22 (Amendments and Waivers),
may not be effected without the prior written consent of each Bank.
22.cNo Implied Waivers; Remedies Cumulative
The rights of the Facility Agent and each Bank under this Agreement:
(i)may be exercised as often as necessary;

(ii)are cumulative and not exclusive of its rights under the general law; and
(iii)may be waived only in writing and specifically.
Delay in exercising or non-exercise of any such right is not a waiver of that right.
22.dOther exceptions
An amendment or waiver which relates to the rights or obligations of the Facility Agent or an Arranger (each in their capacity) may not be effected without the consent of the Facility Agent or that Arranger, as the case may be.
22.eReplacement of a Bank
(i)If at any time:
(1)any Bank becomes a Non-Consenting Bank (as defined in paragraph (d) below); or
(2)an Obligor becomes obliged to pay any amount:
(a)in accordance with Clause 11.1 (Illegality) or (subject to paragraph (B) below) to pay additional amounts pursuant to Clause 11.2 (Increased Costs) or Clause 12.10 (Grossing-up), in each case to any Bank in excess of amounts payable to the other Banks generally;
(b)in connection with Basel III or CRD IV pursuant to Clause 11.2 (Increased Costs) to any Bank; or
(3)any Bank does not agree to an Extension Request given under (and as defined in) Clause 5.7 (Extension Option), then the Company may, on ten Business Days' prior written notice to the Facility Agent and such Bank, replace such Bank by requiring such Bank to (and such Bank shall) transfer pursuant to Clause 25 (Assignments and Transfers) all (and not part only) of its rights and obligations under this Agreement to a Bank or other bank, financial institution, trust, fund or other entity (a Replacement Bank) (each of which shall not be a member of the Group or an affiliate of a member of the Group) selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Bank (including the assumption of the transferring Bank's participations on the same basis as the transferring Bank) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Bank's Participations and all accrued interest, Breakage Costs and other amounts payable in relation thereto under the Financing Documents, provided that in the case of sub-paragraph (iii) above, the replacement of the Relevant Bank must be made:
(a)in the case of a Bank which declined the Initial Extension Request, no later than 60 days after the first anniversary of the Signing Date; and
(b)in the case of a Bank which declined the Second Extension Request, no later than 60 days after the second anniversary of the Signing Date.

(ii)The replacement of a Bank pursuant to this Clause shall be subject to the following conditions:
(1)the Company shall have no right to replace the Facility Agent;
(2)neither the Facility Agent nor the Bank shall have any obligation to the Company to find a Replacement Bank;
(3)in the event of a replacement of a Non-Consenting Bank such replacement must take place no later than 30 days after the date the Non-Consenting Bank notifies the Company and the Facility Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Financing Documents requested by the Company;
(4)in no event shall the Bank replaced under this paragraph (b) be required to pay or surrender to such Replacement Bank any of the fees received by such Bank pursuant to the Financing Documents; and
(5)the Bank shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer, the completion of which the Bank or the Facility Agent shall promptly notify the Company.
(iii)A Bank shall perform the checks described in paragraph (b)(v) above, acting reasonably and diligently, as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above (and, in any event, within five Business Days of receipt by the relevant Bank of the documents or evidence necessary to perform the checks described in paragraph (b)(v) above) and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.
(iv)In the event that:
(1)the Company or the Facility Agent (at the request of the Company) has requested the Banks to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Financing Documents;
(2)the consent, waiver or amendment in question requires the approval of all the Banks; and
(3)Banks whose Commitments aggregate more than 90% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90% of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Bank who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Bank.
(v)For the purposes of this Clause, Basel III means:
(1)the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(2)the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(3)any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.
22.fChanges to Reference Rates
(i)Subject to Clause 22.4 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for an Advance, any amendment or waiver which relates to:
(1)providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and
(2)
(a)aligning any provision of any Financing Document to the use of that Replacement Reference Rate;
(b)enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);
(c)implementing market conventions applicable to that Replacement Reference Rate;
(d)providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(e)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Banks) and the Obligors.
(ii)An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Advance in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(1)relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and
(2)is issued on or after the date of this Agreement,
may be made with the consent of the Facility Agent (acting in its own capacity and on the instructions of the Majority Banks) and the Obligors.
(iii)If any Bank fails to respond to a request for an amendment or waiver described in paragraph (a) or (b) above within 10 Business Days (or such longer time period in relation to any request which the Company and the Facility Agent may agree) of that request being made:
(1)its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and
(2)its status as a Bank shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Banks has been obtained to approve that request.
(iv)In this Clause 22.6:
Published Rate means:
(1)an RFR; or
(2)the Screen Rate for any Quoted Tenor, other than a Quoted Tenor for USD LIBOR.
Published Rate Replacement Event means, in relation to a Published Rate:
(1)the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Banks and the Obligors, materially changed;
(2)
(a)
i.the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
ii.information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;
(b)the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(c)the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(d)the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(e)in the case of the Screen Rate for any Quoted Tenor for EURIBOR the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information stating that that Screen Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or the economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); or
(3)the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(a)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Banks and the Obligors) temporary; or
(b)that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period which is:
i.set out opposite the relevant Screen Rate in Schedule 11 (Screen Rate Contingency Period); or
ii.specified as the "RFR Contingency Period" in the Compounded Rate Terms relating to that Published Rate; or
(4)in the opinion of the Majority Banks and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
Replacement Reference Rate means a reference rate which is:
(1)formally designated, nominated or recommended as the replacement for a Published Rate by:
(a)the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or
(b)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (B) above;

(2)in the opinion of the Majority Banks and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(3)in the opinion of the Majority Banks and the Obligors, an appropriate successor to a Published Rate.
22.gDisenfranchisement of Defaulting Banks
(i)For so long as a Defaulting Bank has any Commitment, in ascertaining the Majority Banks or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Participations or the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Financing Documents, that Defaulting Bank's Participations and Commitments will be reduced by the amount of its Participations and Commitments (as appropriate).
(ii)For the purposes of this Clause 22.7, the Facility Agent may assume that the following Banks are Defaulting Banks:
(1)any Bank which has notified the Facility Agent that it has become a Defaulting Bank;
(2)any Bank in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Bank has occurred, unless it has received notice to the contrary from the Bank concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Bank has ceased to be a Defaulting Bank.
22.hReplacement of a Defaulting Bank
(i)The Company may, at any time a Bank has become and continues to be a Defaulting Bank, by giving ten Business Days' prior written notice to the Facility Agent and such Bank:
(1)replace such Bank by requiring such Bank to (and such Bank shall) transfer pursuant to Clause 25 (Assignments and Transfers) all (and not part only) of its rights and obligations under this Agreement;
(2)require such Bank to (and such Bank shall) transfer pursuant to Clause 25 (Assignments and Transfers) all (and not part only) of the undrawn Commitment of the Bank; or
(3)require such Bank to (and such Bank shall) transfer pursuant to Clause 25 (Assignments and Transfers) all (and not part only) of its rights and obligations in respect of the Facility, to a Bank or other bank, financial institution, trust, fund or other entity (a Replacement Bank) selected by the Company (each of which shall not be a member of the Group or an affiliate of a member of the Group), and which (unless the Facility Agent is an Impaired Facility Agent) is acceptable to the Facility Agent (acting reasonably) which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Bank (including the assumption of the transferring Bank's participations or unfunded participations (as the case may be) on the same basis as the transferring Bank) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Bank's participation in the outstanding Advances and all accrued interest, Breakage Costs and other amounts payable in relation thereto under the Financing Documents.
(ii)Any transfer of rights and obligations of a Defaulting Bank pursuant to this Clause shall be subject to the following conditions:
(1)the Company shall have no right to replace the Facility Agent;
(2)neither the Facility Agent nor the Defaulting Bank shall have any obligation to the Company to find a Replacement Bank;
(3)the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and
(4)in no event shall the Defaulting Bank be required to pay or surrender to the Replacement Bank any of the fees received by the Defaulting Bank pursuant to the Financing Documents.
23.MISCELLANEOUS
23.aSeverance
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:
(i)the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(ii)the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.
23.bCounterparts
This Agreement may be executed in any number of counterparts and this shall have the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
23.cContractual recognition of bail-in
Notwithstanding any other term of any Financing Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Financing Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(i)any Bail-In Action in relation to any such liability, including (without limitation):
(a)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(b)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(c)a cancellation of any such liability; and
(ii)a variation of any term of any Financing Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
24.NOTICES
24.aMethod
Each notice or other communication to be given under this Agreement shall be given in writing in English and, unless otherwise provided, shall be made by fax, letter or, to the extent that the relevant Party has specified such address, by unencrypted email, and in the case of the notification of rates of interest by the Facility Agent pursuant to Clause 8.7 (Calculation and Payment of Interest) and in the case of the delivery of any document by the Company pursuant to Clause 17.1 (Information Undertakings) or by the Facility Agent pursuant to paragraph (a) of Clause 20.10(a) (Information), the Company or, as the case may be, the Facility Agent may refer the relevant Party or Parties (by fax or letter or (if so specified) email) to a web site and to the location of the relevant information on such web site in discharge of such notification or delivery obligation provided that:
(i)in relation to the notification of rates of interest pursuant to Clause 8.7 (Calculation and Payment of Interest), if any Party notifies the Facility Agent that it is unable to access such website the Facility Agent will promptly notify that Party of the relevant interest rate using an alternative method of communication permitted under this Clause 24.1(a); and
(ii)in relation to the delivery of any document by an Obligor pursuant to Clause 17.1 (Information Undertakings), if the Facility Agent notifies that Obligor that a Bank or Banks are unable to access that Obligor's official website, that Obligor shall promptly supply to the Facility Agent sufficient copies of such documents for such Banks.
24.bDelivery
(i)Any notice or other communication to be given by one Party to another under this Agreement shall (unless one Party has by 15 days' notice to the other Party specified another address) be given to that other Party, in the case of CIFE and the Facility Agent, at the respective addresses given in Clause 24.3 (Addresses), and in the case of the Banks, at the address notified in writing to the Facility Agent prior to or on the Signing Date or, as the case may be, the schedule to its relevant Transfer Certificate. Any notice or communication given to CIFE shall be deemed to have been given to each of the Obligors. Any communication or document which becomes effective, in accordance with this Clause 24, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
(ii)All communications to an Obligor (other than CIFE) must be sent through CIFE.
(iii)Each Obligor (other than CIFE) irrevocably appoints CIFE to act on its behalf in respect of the below:
(1)to receive all communications under or in connection with the Financing Documents;
(2)to exercise any rights or discretions on its behalf specified in the Financing Documents;

(3)to supply all information concerning itself to any Finance Party; and
(4)to sign all documents specified in the Financing Documents on its behalf under or in connection with the Financing Documents.
(iv)Any communication made or delivered to CIFE in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
(v)Each Finance Party may assume that any communication made by CIFE (or CIFE on behalf of an Obligor) is made with the consent of each other Obligor.
24.cAddresses
The address, fax number and, if so specified, email address of CIFE and the Facility Agent are:
(i)CIFE:
c/o CNH Industrial Finance Europe S.A.
291, Route d’Arlon, L-1150 Luxembourg
Attention: Chairman
Fax: +352 2673 2180
(ii)The Facility Agent:
Citibank Europe PLC, UK Branch
London Loans Agency
5th Floor Citigroup Centre
Mail drop CGC2 05-65
25 Canada Square
London
E14 5LB
Tel: +44 207 508 1395
Fax: +44 207 492 3980
Email: as advised from time to time
24.dDeemed Receipt
Any notice or other communication given under this Agreement shall be deemed to have been received:
(i)if sent by fax, with a confirmed receipt of transmission from the receiving machine, on the day on which transmitted;
(ii)if sent by email, when received in legible form;
(iii)in the case of a notice given by hand, on the day of actual delivery; and
(iv)if posted, on the tenth Business Day following the day on which it was despatched by first class mail postage prepaid or, as the case may be, airmail postage prepaid,

provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day.
24.eNotices through Facility Agent
Any notice or other communication from or to any Obligor under this Agreement shall be sent through the Facility Agent.
24.fCommunication when Facility Agent is Impaired Facility Agent
If the Facility Agent is an Impaired Facility Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Facility Agent) all the provisions of the Financing Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.
24.gEnglish language
(i)Any notice given under or in connection with any Financing Document must be in English.
(ii)All other documents provided under or in connection with any Financing Document must be:
(1)in English; or
(2)if not in English, and if so required by the Facility Agent, accompanied by (within a reasonable period of time) an English translation and any failure of any Obligor to provide such English translation within a reasonable period of time under this paragraph (b)(ii) shall not result in a breach of its information or other obligations under this Agreement.
25.ASSIGNMENTS AND TRANSFERS
25.aBenefit of Agreement
This Agreement shall be binding upon and enure to the benefit of each Party and its successors and assigns.
25.bAssignments and Transfers by an Obligor
No Obligor shall be entitled to assign or transfer any of its rights or obligations under this Agreement.
25.cAssignments by Banks
Any Bank may, subject to Clause 25.5 (Conditions to Assignments and Transfers), assign any of its rights and benefits under this Agreement to another bank or other financial institution, provided that until the assignee has confirmed to the Facility Agent and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been a party to this Agreement as a Bank, the Facility Agent and the other Banks shall not be obliged to recognise the assignee as having the rights against each of them which it would have had if it had been such a party to this Agreement.
25.dTransfers by Banks
(i)Any Bank may, subject to Clause 25.5 (Conditions to Assignments and Transfers), transfer, in accordance with this Clause 25.4, any of its rights and obligations under this Agreement.
(ii)If any Bank (the Existing Bank) wishes to transfer all or any part of its Commitment or Participation in Advances to another bank or other financial institution (the Bank Transferee), such transfer may be effected by way of a novation by the delivery to, and the execution by, the Facility Agent of a duly completed Transfer Certificate.
(iii)On the date specified in the Transfer Certificate:
(1)to the extent that in the Transfer Certificate the Existing Bank seeks to transfer its Commitment or Participation in Advances, the Obligors and the Existing Bank shall each be released from further obligations to each other under this Agreement and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this paragraph (c) as Discharged Rights and Obligations);
(2)the Obligors and the Bank Transferee shall each assume obligations towards each other and/or acquire rights against each other which differ from the Discharged Rights and Obligations only insofar as the Obligors and the Bank Transferee have assumed and/or acquired the same in place of the Obligors and the Existing Bank; and
(3)each of the Parties and the Bank Transferee shall acquire the same rights and assume the same obligations among themselves as they would have acquired and assumed had the Bank Transferee been a party under this Agreement as a Bank with the rights and/or the obligations acquired and/or assumed by it as a result of the transfer.
(iv)The Facility Agent shall promptly complete a Transfer Certificate on request by an Existing Bank and upon payment by the Bank Transferee of a fee of €3000 to the Facility Agent, provided that such fee shall not be payable in respect of a transfer to an affiliate of the Existing Bank or another Bank. Each Party irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf, provided that such authorisation does not extend to the execution of a Transfer Certificate on behalf of either the Existing Bank or the Bank Transferee named in the Transfer Certificate.
(v)Subject to the conditions set out in Clause 24.5 (Conditions to Assignment and Transfers), a transfer is effected in accordance with paragraph (c) above when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to by the Existing Bank and the Bank Transferee.
(vi)The Facility Agent shall promptly notify CIFE of the receipt and execution on its behalf by the Facility Agent of any Transfer Certificate.

25.eConditions to Assignments and Transfers
(i)Unless CIFE and the Facility Agent otherwise agree, an assignment or transfer by a Bank shall be in respect of a Commitment of at least €10,000,000 or, if less, the amount of that Bank’s Commitment.
(ii)An assignment or transfer of any Commitment or Participation in the Advances (other than (i) any such assignment or transfer to a Bank or to an affiliate of a Bank which is not a fund or (ii) after a Default which is outstanding) shall be subject to the prior approval of CIFE (such approval not to be unreasonably withheld or delayed except in the case of an assignment or transfer to an Industry Competitor). The consent of CIFE to an assignment or transfer shall be deemed to have been given unless an express written refusal is received by the Facility Agent within five Business Days of the request being made to CIFE in which it should be clearly stated that the Facility Agent is requiring the consent to an assignment or transfer of any Commitment or Participation in the Advances.
(iii)No assignment or transfer of any Participation may be made by a Bank (or a Designated Entity) unless a corresponding assignment or transfer of that Bank’s (or the relevant Related Lender’s) Commitment (in an amount equal to the Original Euro Amount of the Participation) is made at the same time to the relevant Bank Transferee.
(iv)An assignment or transfer of any Commitment or Participation in the Advances will only be effective upon performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment or transfer to the Bank Transferee, the completion of which the Facility Agent shall promptly notify to the Existing Bank and the Bank Transferee.
(v)On the date the assignment or transfer becomes effective the Bank Transferee must make the representation on the terms set out in paragraph 4 of the Transfer Certificate.
(vi)The Facility Agent shall make a corresponding entry in the Register pursuant to Clause 25.11 (The Register).
(vii)If:
(1)a Bank assigns or transfers any of its rights or obligations under the Financing Documents to a Bank Transferee (including, without limitation, to an affiliate of such Bank); or
(2)a Bank changes any Lending Office or designates a Designated Entity as its Lending Office instead of the Lending Office it selected on the date it became a Party for the purpose of participating in the Facility, and as a result of circumstances existing at the date the assignment, transfer, change of Lending Office or designation of Designated Entity occurs, a Borrower would be obliged to make a payment to the Bank Transferee, to the Bank acting through its new Lending Office or to the Designated Entity pursuant to Clause 11.2 (Increased Costs) or Clause 12.10 (Grossing-up), then that Bank Transferee, Bank or Designated Entity acting through its new Lending Office shall only be entitled to receive payment under Clause 11.2 (Increased Costs) or, as the case may be, Clause 12.10 (Grossing-up) to the same extent as the Existing Bank or the Bank acting through its original Lending Office would have been so entitled if the assignment, transfer, change of Lending Office or designation of Designated Entity had not occurred.

(viii)In this Clause, Industry Competitor means any person (or an affiliate of any person) whose primary business is the design, manufacture and sale of agricultural equipment, construction equipment, trucks or commercial vehicles
25.fLimitation of responsibility of Existing Banks
(i)Unless expressly agreed to the contrary, an Existing Bank makes no representation or warranty and assumes no responsibility to a Bank Transferee for:
(1)the legality, validity, effectiveness, adequacy or enforceability of the Financing Documents or any other documents;
(2)the financial condition of any Obligor;
(3)the performance and observance by any Obligor of its obligations under the Financing Documents or any other documents; or
(4)the accuracy of any statements (whether written or oral) made in or in connection with any Financing Document or any other document, and any representations or warranties implied by law are excluded.
(ii)Each Bank Transferee confirms to the Existing Bank and the other Finance Parties that it:
(1)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Financing Document; and
(2)will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Financing Documents or any Commitment is in force.
(iii)Nothing in any Financing Document obliges an Existing Bank to:
(1)accept a re-transfer or re-assignment from a Bank Transferee of any of the rights and obligations assigned or transferred under this Clause 25; or
(2)support any losses directly or indirectly incurred by the Bank Transferee by reason of the non-performance by any Obligor of its obligations under the Financing Documents or otherwise.
25.gConsequences of Transfer
An Obligor shall be under no obligation to pay any greater amount under this Agreement following an assignment or transfer by a Bank of any of its rights or obligations pursuant to this Clause 25 (Assignments and Transfers) if, in the circumstances existing at the time of such assignment or transfer, such greater amount would not have been payable but for the assignment or transfer.

25.hConfidentiality
(i)Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 25.9 (Disclosure of Confidential Information) and Clause 25.10 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
(ii)The Company may disclose a copy or an extract of any Financing Document or any information in relation to the Financing Document (i) on a confidential basis to its board members, to the employees, financial and legal advisers of the Company and/or the Company's Subsidiaries, in each case, who have a need to know this information and who are made aware of the contents of this paragraph prior to such information being disclosed to them; (ii) as required under any applicable law or regulation; (iii) to rating agencies; (iv) to Borsa Italiana and/or CONSOB, the U.S. Securities and Exchange Commission, or other applicable stock exchange or securities regulatory authority; and (v) to whom it deems appropriate.
25.iDisclosure of Confidential Information
Any Finance Party may disclose:
(i)to any of its affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(ii)to any person:
(1)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Financing Documents and to any of that person's affiliates, Related Funds, Representatives and professional advisers;
(2)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Financing Documents and/or one or more Obligors and to any of that person's affiliates, Related Funds, Representatives and professional advisers;
(3)appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Financing Documents on its behalf;

(4)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(5)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(6)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates security (or may do so) pursuant to Clause 25.12 (Encumbrance over Banks' rights);
(7)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(8)who is a Party; or
(9)with the consent of the Company;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(a)in relation to paragraphs (b)(i), (b)(ii) above and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(b)in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(c)in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(iii)to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Financing Documents including without limitation, in relation to the trading of participations in respect of the Financing Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and
(iv)to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Financing Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
25.jDisclosure to numbering service providers
(i)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:
(1)names of the Obligors;
(2)country of domicile of the Obligors;
(3)place of incorporation of the Obligors;
(4)date of this Agreement;
(5)the names of the Facility Agent and the Arrangers;
(6)amount of Total Commitments;
(7)currencies of the Facility;
(8)type of Facility;
(9)ranking of Facility;
(10)Termination Date; and
(11)such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(ii)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(iii)Each Obligor represents that none of the information set out in paragraphs (i) to (xi) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(iv)The Facility Agent shall notify the Company and the other Finance Parties of:

(1)the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(2)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
25.kThe Register
For U.S. federal income tax purposes only, the Facility Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each Transfer Certificate delivered to it and a register (the Register) for the recordation of the names and addresses of each Bank and the Commitments of and obligations owing to each Bank. Without limitation of any other provision of this Clause 25 (Assignments and Transfers), no transfer shall be effective until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and each Obligor, the Facility Agent and each Bank may treat each person whose name is recorded in the Register as a Bank notwithstanding any notice to the contrary. The Register shall be available for inspection by each Obligor at any reasonable time and from time to time upon reasonable prior notice. The foregoing provisions are intended to comply with the registration requirements in U.S. Treasury Regulation Section 5f.103-1 so that the Advances are considered to be in registered form pursuant to such regulation.
25.lEncumbrance over Banks' rights
(i)In addition to the other rights provided to Banks under this Clause 25, each Bank may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Financing Document to secure obligations of that Bank including, without limitation:
(ii)any charge, assignment or other Encumbrance to secure obligations to a federal reserve, central bank or a supranational bank; and
(iii)without prejudice to paragraph (b) of Clause 25.5, in the case of any Bank which is a fund, any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Bank as security for those obligations or securities, except that no such charge, assignment or other Encumbrance shall:
(1)release a Bank from any of its obligations under the Financing Documents or substitute the beneficiary of the relevant charge, assignment or other Encumbrance for the Bank as a party to any of the Financing Documents; or
(2)require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Bank under the Financing Documents.

25.mPro rata interest settlement
If the Facility Agent is able to distribute interest payments on a "pro rata basis" to Existing Banks and Bank Transferees then (in respect of any assignment pursuant to Clause 25.3 (Assignments by Banks) or transfer pursuant to Clause 25.4 (Transfers by Banks)) and the date on which the relevant assignment or transfer becomes effective, in each case, is after the date of such notification and is not on the last day of an Interest Period:
(i)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Bank up to but excluding the date on which the relevant transfer or assignment becomes effective (Accrued Amounts) and shall become due and payable to the Existing Bank (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and
(ii)the rights assigned or transferred by the Existing Bank will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(1)when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Bank; and
(2)the amount payable to the Bank Transferee on that date will be the amount which would, but for the application of this Clause 25.13, have been payable to it on that date, but after deduction of the Accrued Amounts.
25.nLuxembourg provisions
Each Luxembourg Obligor hereby expressly accepts and confirms, for the purpose of articles 1278 and 1281 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement, the guarantee given under this Agreement shall be preserved for the benefit of any Bank Transferee.
26.INDEMNITIES
26.aBreakage Costs Indemnity
Each Borrower shall indemnify each Bank on demand against any reasonable loss or expense (including any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under this Agreement, any amount repaid or prepaid under this Agreement or any Term Rate Advance) which that Bank has sustained or incurred as a consequence of:
(i)A Term Rate Advance not being made to such Borrower following the service of a Drawdown Notice (except as a result of the failure of that Bank to comply with its obligations under this Agreement) or the service of a Market Disruption Notice in respect of a Term Rate Advance requested by such Borrower;
(ii)the failure of such Borrower to make payment on the due date of any sum due under this Agreement;
(iii)the occurrence of any Default or the operation of Clause 18.2 (Acceleration) in relation to such Borrower; or

(iv)any prepayment or repayment in respect of a Term Rate Advance otherwise than on a Repayment Date relative to that Term Rate Advance, such loss or expense being equal to the amount (if any) by which (i) the additional interest excluding the Margin which would have been payable on the amount so received or recovered had it been received or recovered on the related Repayment Date exceeds (ii) the amount of interest determined by the relevant Bank, acting reasonably, which would have been payable to it on the related Repayment Date in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered (the Relevant Amount) placed by it for a period (the Relevant Period) starting on the third Business Day following the date of such receipt or recovery or, in the case of a prepayment in accordance with Clause 9.2 (Voluntary Prepayment), the day of prepayment and ending on the related Repayment Date and attracting interest at the rate quoted to the relevant Bank at its request by a leading bank in the European Interbank Market (if the currency is Euro) or the London Interbank Market (if any other currency) as the rate of interest that bank would pay on a Relevant Amount for the Relevant Period applicable to that Relevant Amount.
For the avoidance of doubt, any rate quoted to the Facility Agent by a Bank in connection with paragraph (d) above is confidential and may not be disclosed to any Party other than the Facility Agent.
26.bCurrency Indemnity
(i)Any payment made to or for the account of or received by any Finance Party in respect of any moneys or liabilities due, arising or incurred by an Obligor to any Finance Party in a currency (the Currency of Payment) other than the currency in which the payment should have been made under this Agreement (the Currency of Obligation) in whatever circumstances (including as a result of a judgment against any Obligor) and for whatever reason shall constitute a discharge to that Obligor only to the extent of the Currency of Obligation amount which that Finance Party is able on the date of receipt of such payment (or if such date of receipt is not a Business Day, on the next succeeding Business Day) to purchase with the Currency of Payment amount at its spot rate of exchange (as reasonably determined by that Finance Party) in the London foreign exchange market.
(ii)If the amount of the Currency of Obligation which that Finance Party is so able to purchase falls short of the amount originally due to that Finance Party under this Agreement, then the relevant Obligor shall promptly on demand indemnify that Finance Party against any loss or damage arising as a result of that shortfall by paying to that Finance Party that amount in the Currency of Obligation certified by that Finance Party as necessary so to indemnify it.
(iii)Each indemnity in this Clause 26.2 shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under this Agreement or under any such judgment or order.
26.cGeneral
The certificate of the relevant Finance Party as to the amount of any loss or damage sustained or incurred by it shall be prima facie evidence to the Obligors in the absence of manifest error.

27.CONFIDENTIALITY OF FUNDING RATES
27.aConfidentiality and disclosure
(i)The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c).
(ii)The Facility Agent may disclose:
(1)any Funding Rate to the relevant Borrower (or the Company) pursuant to Clause 8.7(a) (Calculation and Payment of Interest); and
(2)any Funding Rate to any person appointed by it to provide administration or settlement services in respect of one or more of the Financing Documents including, without limitation, in relation to the trading of participations in respect of the Financing Documents, to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Bank, as the case may be.
(iii)The Facility Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(1)any of its affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(2)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
(3)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(4)any person with the consent of the relevant Bank, as the case may be.

(iv)The Facility Agent’s obligations under this Clause 27 are without prejudice to its obligation to make notifications under Clause 11.5 (Certificates).
27.bRelated obligations
(i)The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.
(ii)The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Bank, as the case may be:
(1)of the circumstances of any disclosure made pursuant to paragraph (c)(ii) or (c)(iii) of Clause 27.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in those paragraphs during the ordinary course of its supervisory or regulatory function; and
(2)upon becoming aware that any information has been disclosed in breach of this Clause 27.
28.LAW AND JURISDICTION
28.aLaw
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.
28.bJurisdiction
(i)The Parties agree that the courts of England shall have jurisdiction to settle any disputes which may arise in connection with this Agreement (including a dispute relating to any non-contractual obligation arising out of or in connection with this Agreement) and that any judgment or order of an English court in connection with this Agreement is conclusive and binding on them and may be enforced against them in the courts of any other jurisdiction. This paragraph (a) is for the benefit of each Finance Party only and shall not limit the right of each Finance Party, to the extent allowed by law, to bring proceedings against an Obligor in connection with this Agreement in any other court of competent jurisdiction or concurrently in more than one jurisdiction.
(ii)Each Obligor:
(1)waives any objections which it may have to the English courts on the grounds of venue or forum non conveniens or any similar grounds as regards proceedings in connection with this Agreement; and
(2)consents to service of process by mail or in any other manner permitted by the relevant law.
28.cWaiver of immunity
The Company irrevocably and unconditionally to the extent permitted by applicable law:

(i)agrees not to claim any immunity from proceedings brought by a Finance Party against the Company in relation to a Financing Document and to ensure that no such claim is made on its behalf;
(ii)consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and
(iii)waives all rights of immunity in respect of it or its assets.
28.dAgent for Service
Each Obligor not incorporated in England and Wales shall at all times maintain an agent for service of process in England. That agent shall be CNH Industrial Finance Europe S.A., UK branch of Marble Arch Tower, 55 Bryanston Street, London W1H 7AA or such other address in England and Wales as shall be notified to the Facility Agent. Any claim form, writ, summons, judgment or other notice of legal process shall be sufficiently served on an Obligor if delivered to that agent at its address for the time being. An Obligor shall not revoke the authority of that agent. If for any reason any such agent no longer serves as agent of an Obligor to receive service of process, then that Obligor shall promptly appoint another such agent and immediately advise the Facility Agent of that appointment.
28.eWaiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCING DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCING DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.
28.fUSA Patriot Act
Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.
29.ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS
Notwithstanding any other term of any Financing Document or any other agreement, arrangement or understanding between the Parties, to the extent that the Financing Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support, QFC Credit Support and, each such QFC, a Supported QFC), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any

Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(i)in the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that the rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and
(ii)as used in this Clause 29 (Acknowledgement regarding any Supported QFCs), the following terms have the following meanings:
BHC Act Affiliate of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party;
Covered Entity means any of the following:
(1)a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(2)a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(3)a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);
Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and
QFC has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed on the date set out above.

Schedule 1
THE ORIGINAL BANKS

Bank	Commitment (€)
INTESA SANPAOLO S.P.A.	164,550,000
BANCO BILBAO VIZCAYA ARGENTARIA S.A. - BBVA, MILAN BRANCH	164,550,000
BANCO SANTANDER S.A. – MILAN BRANCH	164,550,000
BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY	164,550,000
BARCLAYS BANK IRELAND PLC	164,550,000
BANCA NAZIONALE DEL LAVORO SPA	164,550,000
CITIBANK, N.A., LONDON BRANCH	164,550,000
COMMERZBANK AKTIENGESELLSCHAFT FILIALE DI MILANO	164,550,000
COÖPERATIEVE RABOBANK U.A., MILAN BRANCH	164,550,000
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MILAN BRANCH	164,550,000
DEUTSCHE BANK LUXEMBOURG S.A.	164,550,000
GOLDMAN SACHS INTERNATIONAL BANK	164,550,000
JPMORGAN CHASE BANK N.A., MILAN BRANCH	164,550,000
MIZUHO BANK, LTD., MILAN BRANCH	164,550,000
MUFG BANK, LTD. – MILAN BRANCH	164,550,000
NATIONAL WESTMINSTER BANK PLC	164,550,000
NATIXIS S.A. – MILAN BRANCH	164,550,000
ROYAL BANK OF CANADA	124,550,000
RBC EUROPE LIMITED	40,000,000
SOCIETE GENERALE S.A.	59,994,930
SOCIETE GENERALE, MILAN BRANCH	104,555,070
UNICREDIT S.P.A.	164,550,000

WELLS FARGO BANK INTERNATIONAL UNLIMITED COMPANY	164,500,000
BANK OF COMMUNICATIONS CO., LTD, LONDON BRANCH	49,500,000
BANK OF MONTREAL IRELAND PLC	49,500,000
CIBC WORLD MARKETS PLC	49,500,000
DBS BANK LTD., LONDON BRANCH	49,500,000
ING BANK N.V. – MILAN BRANCH	49,500,000
LLOYDS BANK PLC	49,500,000
MEDIOBANCA INTERNATIONAL (LUXEMBOURG) S.A.	49,500,000
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	49,500,000
STANDARD CHARTERED BANK	49,500,000
UBI BANCA S.P.A.	49,500,000
MORGAN STANLEY BANK INTERNATIONAL LIMITED	49,500,000
Total	€4,000,000,000

Schedule 2
CONDITIONS PRECEDENT
Part a
CONDITIONS PRECEDENT TO FIRST DRAWDOWN
1.A copy of the constitutional documents of each Obligor, being in respect of:
(i)an Italian Obligor, its deed of incorporation (atto costititivo) and current by-laws (statuto); and
(ii)a Luxembourg Obligor, its consolidated articles of association and an excerpt of the Luxembourg Trade and companies register pertaining to such Luxembourg Obligors; and
(iii)the Dutch Guarantor, its deed of incorporation (akte van oprichting) and its articles of association (statuten).
2.For each Obligor incorporated or organised under the laws of the United States of America or any State of the United States of America (including the District of Columbia), an up-to-date certificate of good standing issued by such Obligor's State of incorporation or organisation.
3.A copy of a resolution of the board of directors (and/or, if required, a shareholders meeting) of each Obligor (other than the Company):
(1)approving the terms of, and the transactions contemplated by, the Financing Documents to which it is a party and resolving that it execute, deliver and perform the Financing Documents to which it is a party;
(2)authorising a specified person or persons to execute the Financing Documents to which it is a party on its behalf; and
(3)authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Financing Documents to which it is a party, or any other appropriate evidence of due authority of an Obligor.
4.A specimen signature of each person authorised by the resolution in paragraph (c) above or otherwise in relation to the Financing Documents and related documents.
5.A certificate from an authorised signatory of each Obligor confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limit binding on that Obligor to be exceeded.
6.A certificate from an authorised signatory of each Obligor confirming that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Signing Date.

7.For each Italian Obligor, a solvency certificate (certificato di vigenza avente valore di certificazione) dated no earlier than the date falling ten days prior to the Signing Date issued by the relevant Registrar of Companies (Registro delle Imprese).
8.For each Dutch Obligor, an up-to-date extract of the registration of each Dutch Obligor in the Trade Register of the Chamber of Commerce.
9.For each Luxembourg Obligor, a copy of a negative certificate (certificat de non-inscription d'une décision judiciaire) dated no earlier than the date falling ten days prior to the Signing Date, from the Luxembourg trade and companies register.
10.The Participation Fees Letters duly executed by CIFE.
11.The Agency Fees Letter duly executed by CIFE.
12.A copy of the Original Financial Statements of the Company.
13.Legal opinions in the form provided to the Facility Agent from each of:
(1)Allen & Overy LLP, English law legal advisers to the Arrangers;
(2)Freshfields Bruckhaus Deringer, external counsel for the Company on powers and capacity of the Company under Dutch law;
(3)Legance – Avvocati Associati, special Italian counsel for CNH Industrial Finance S.p.A. on powers and capacity of the Italian Obligor under Italian law;
(4)Sullivan & Cromwell LLP (or other internationally recognised law firm agreed by the Facility Agent), special United States counsel for CNH Industrial Finance North America, Inc. on powers and capacity of CNH Industrial Finance North America, Inc. under Delaware law and U.S. federal law; and
(5)Linklaters LLP (or other internationally recognised law firm agreed by the Facility Agent), external counsel for CIFE on powers and capacity of CIFE under Luxembourg law.
14.A letter addressed to the Facility Agent from CNH Industrial Finance Europe S.A., UK branch in which it agrees to act as each Obligor’s agent for service of process in England for the purposes of this Agreement.
15.Evidence that the Existing Facility will be repaid and cancelled in full immediately upon the utilisation of Advances on the first Drawdown Date (in the form of an irrevocable payment and/or cancellation notice under the Existing Facility).
16.Evidence that all fees (other than legal fees), costs and expenses then due from CIFE pursuant to Clause 21 (Fees and Expenses) have been paid or will be paid no later than the first Drawdown Date.
17.Evidence required by the Facility Agent for the purpose of any Bank's know your customer requirements.

Part b
ACCEDING OBLIGOR CONDITIONS PRECEDENT
1.A Certified Copy of the constitutional documents of the proposed Additional Borrower or Additional Guarantor.
2.Certified Copies of documents evidencing that the officers of the proposed Additional Borrower or Additional Guarantor who act as signatories for that proposed Additional Borrower or Additional Guarantor in relation to the Financing Documents have the relevant corporate authority to bind that proposed Additional Borrower or Additional Guarantor and also setting out specimen signatures of such officers.
3.A certificate from an authorised signatory of the proposed Additional Borrower or Additional Guarantor confirming that borrowing or guaranteeing the Total Commitments in full would not breach any limit binding on that Additional Borrower or Additional Guarantor.
4.In the case of an Additional Borrower or Additional Guarantor incorporated in a jurisdiction other than England and Wales, a letter addressed to the Facility Agent from CNH Industrial Finance Europe S.A., UK branch in which it agrees to act as agent for service of process in England of the proposed Additional Borrower or Additional Guarantor for the purposes of this Agreement.
5.Legal opinions from counsel approved by the Facility Agent (acting reasonably) in the jurisdiction of incorporation of the proposed Additional Borrower or Additional Guarantor.
6.A Certified Copy of the latest financial statements of the proposed Additional Borrower or Additional Guarantor.
7.An Accession Memorandum, duly executed by the Additional Borrower or Additional Guarantor and the Company or CIFE.
8.Evidence required by any Bank (through the Facility Agent) for the purpose of any know your customer requirements.
9.For each Additional Guarantor or Additional Borrower incorporated (or having its registered seat) in Italy, an up-to-date solvency certificate (certificato di vigenza avente valore di certificazione) issued by the relevant Registrar of Companies (Registro delle Imprese).
10.A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified CIFE is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Memorandum or for the validity and enforceability of any Financing Document.
11.For each Additional Obligor which is incorporated in Italy, the Netherlands, the United States of America or Luxembourg, equivalent documentation to that required to be delivered by such Obligor under Part 1 of Schedule 2, if applicable.

Schedule 3
DRAWDOWN NOTICE
To:    [The Facility Agent]
From:
[date]
Dear Sirs,
€4,000,000,000 Credit Agreement dated [] 2019 as amended and restated on [●] 2021 (the Credit Agreement)
Terms defined in the Credit Agreement have the same meaning in this notice.
We request an Advance to be drawn down under the Credit Agreement as follows:
(i)Amount of Advance:
(ii)Currency:    [/Euro]
(iii)Drawdown Date:
(iv)Duration of first Interest Period:
(v)Payment instructions:    (if applicable)
We confirm that today and on the Drawdown Date:
(a)the representations and warranties in paragraphs (a) (in respect of each Obligor only), (b) to (d) (inclusive) (k), (l)(i), (m)(i) and (n)(i) (inclusive) of Clause 15.1 (Representations and Warranties) (taking into account the limitations in Clause 15.2(b) (Repetition) to be repeated pursuant to Clause 15.2 (Repetition)) are correct in all material respects; and
(b)[no Default or Potential Default has occurred and is outstanding or will occur on the making of the Advance]/[in the case of a Rollover Advance, no notice has been given under Clause 18.2 (Acceleration) of the Credit Agreement].
SIGNED

For and on behalf of
[]

Schedule 4
FORM OF TRANSFER CERTIFICATE
TRANSFER CERTIFICATE
To:    The Facility Agent and the other parties to the Credit Agreement (as defined below)
This transfer certificate (Transfer Certificate) relates to a €4,000,000,000 credit agreement dated [] 2019 as amended and restated on [] 2021and made between (1) CNH Industrial N.V. and others, (2) certain banks, and (3) Citibank Europe PLC, UK Branch as facility agent (the Credit Agreement, which term shall include any amendments or supplements to it).
Terms defined and references construed in the Credit Agreement shall have the same meanings and construction in this Transfer Certificate.
1.*[insert full name of Existing Bank] (the Existing Bank)1:
(1)confirms that to the extent that details appear in the schedule to this Transfer Certificate under the headings Existing Bank's Revolving Commitment and Existing Bank's Participation in Advances, those details accurately summarise its Commitments and its Participations in Advances all or part of which is to be transferred; and
(2)requests *[insert full name of Bank Transferee] (the Bank Transferee) to accept and procure, in accordance with Clause 25 (Assignments and Transfers) of the Credit Agreement, the substitution of the Existing Bank by the Bank Transferee in respect of the amount of its Commitment(s) and its Participation(s) in Advances to be transferred as specified in the schedule to this Transfer Certificate by signing this Transfer Certificate.
2.The Bank Transferee requests each of the Parties to accept this executed Transfer Certificate as being delivered under and for the purposes of Clause 25 (Assignments and Transfers) of the Credit Agreement so as to take effect in accordance with the provisions of that Clause on *[insert date of transfer].
3.The Bank Transferee:
(1)confirms that it has received a copy of the Credit Agreement together with such other documents and information as it has requested in connection with this transaction;
(2)confirms that it has not relied and will not rely on the Existing Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information; and
(3)agrees that it has not relied and will not rely on the Finance Parties to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers.
1    If a Designated Entity is transferring its participation, consider whether the Related Lender also needs to transfer the corresponding Commitment. If so both the Designated Entity and the Related Lender should be a party to the transfer certificate in respect of the transfer of their respective rights and obligations.

4.The Bank Transferee undertakes with the Existing Bank and each of the other Parties that it will perform, in accordance with its terms, all those obligations which, by the terms of the Credit Agreement, will be assumed by it upon delivery of the executed copy of this Transfer Certificate to the Facility Agent.
5.On execution of this Transfer Certificate by the Facility Agent on their behalf, the Parties accept the Bank Transferee as a party to the Credit Agreement in substitution for the Existing Bank with respect to all those rights and/or obligations which, by the terms of the Credit Agreement, will be assumed by the Bank Transferee after delivery of the executed copy of this Transfer Certificate to the Facility Agent.
6.None of the Finance Parties:
(1)makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Credit Agreement; or
(2)assumes any responsibility for the financial condition of any Borrower or any other party to the Credit Agreement or any other document or for the performance and observance by any Borrower or any other party to the Credit Agreement or any other document of its or their obligations and any and all conditions and warranties, whether express or implied by law or otherwise, are excluded.
7.The Bank Transferee confirms that its Lending Office and address for notices for the purposes of the Credit Agreement are as set out in the schedule to this Transfer Certificate.
8.The Existing Bank gives notice to the Bank Transferee (and the Bank Transferee acknowledges and agrees with the Existing Bank) that the Existing Bank is under no obligation to re-purchase (or in any other manner to assume, undertake or discharge any obligation or liability in relation to) the transferred Commitment(s) and Participation(s) at any time after this Transfer Certificate shall have taken effect.
9.Following the date upon which this Transfer Certificate shall have taken effect, without limiting the terms of this Transfer Certificate, each of the Bank Transferee and the Existing Bank acknowledges and confirms to the other that, in relation to the transferred Commitment(s) and Participation(s), variations, amendments or alterations to any of the terms of the Credit Agreement arising in connection with any renegotiation or rescheduling of the obligations under the Credit Agreement shall apply to and be binding on the Bank Transferee alone.
10.This Transfer Certificate and any non-contractual obligations arising in connection with it are governed by and shall be construed in accordance with English law.
WARNING NOTE: PLEASE ENSURE THAT THE SHARE OF EACH BANK IN ANY LOAN IS AT LEAST EUR100,000, ANY BANK WHO LENDS A LESSER AMOUNT SHOULD CONFIRM THAT IT IS A PROFESSIONAL MARKET PARTY WITHIN THE MEANING OF THE DUTCH FINANCIAL SUPERVISION ACT.

THE SCHEDULE

Existing Bank's Commitment	Amount of Commitment Transferred
Existing Bank's Participation in Advances	Amount of Participation Transferred

*[insert full name of Bank Transferee]	Address for notices
*	*

*[Bank Transferee]
By:
(Duly authorised)

*[Existing Bank]

By:
(Duly authorised)

The Facility Agent on behalf of itself and all other parties to the Credit Agreement

By:
(Duly authorised)
Dated:

Schedule 5
OBLIGOR ACCESSION MEMORANDUM
To:    The Facility Agent
From:    [Subsidiary]
and
[The Company]/[CIFE]
Dated: []
Dear Sirs,
1.We refer to a credit agreement (the Credit Agreement) dated [] 2019 as amended and restated on [●] 2021, between CNH Industrial N.V., Citibank Europe PLC, UK Branch as facility agent, the financial institutions defined therein as Banks and others.
2.Terms defined in the Credit Agreement shall bear the same meaning herein.
3.The Company requests that [Subsidiary] become an Additional [Borrower/Guarantor] pursuant to Clause 14 (Additional Obligors) of the Credit Agreement.
4.[Subsidiary] is a company duly organised under the laws of [name of relevant jurisdiction].
5.[Subsidiary] confirms that it has received from [the Company]/[CIFE] a true and up-to-date copy of the Credit Agreement.
6.[Subsidiary] undertakes, upon its becoming a [Borrower/Guarantor], to perform all the obligations expressed to be undertaken under the Credit Agreement by a [Borrower/Guarantor] and agrees that it shall be bound by the Credit Agreement in all respects as if it had been an original Party thereto as a [Borrower/Guarantor] (for the avoidance of doubt, the Subsidiary shall upon its accession to the Credit Agreement, make the representations and warranties contained in Clause 15.1 (Representations and Warranties) in respect of itself only).
7.This Memorandum shall be governed by English law.

The Company	[Subsidiary]
By:	By:

Schedule 6
FORM OF RESIGNATION NOTICE
To:    [Insert name of Facility Agent]
From:    [The Company]/[CIFE]
Dated: []
Dear Sirs,
1.We refer to a credit agreement (the Credit Agreement) dated [] 2019 as amended and restated on [●] 2021, between CNH Industrial N.V. (the Company), Citibank Europe PLC, UK Branch as facility agent, the financial institutions defined therein as Banks and others.
2.Terms defined in the Credit Agreement shall bear the same meaning herein.
3.We declare that no amount is due from [name of Borrower/Guarantor] under any Financing Document and no [Advance borrowed by that Borrower is outstanding]2 [Potential Default or Default is outstanding or will be in existence immediately after this resignation]3.
4.Pursuant to Clause 14.3 (Resignation of an Obligor) we hereby request that [name of Borrower/Guarantor] shall cease to be a Borrower/Guarantor under the Credit Agreement with effect from [insert date falling on or after the date of the Notice].
Yours faithfully

for and on behalf of
[The Company]/[CNH Industrial Finance Europe S.A.]
2     Include if Borrower resignation.
3     Include if Guarantor resignation.

Schedule 7
FORM OF COMPLIANCE CERTIFICATE
To:    [Facility Agent]
From:    [The Company]
Date:    [                       ]
CNH Industrial N.V. – €4,000,000,000 Multicurrency Revolving Credit Agreement dated [] 2019 as amended and restated on [●] 2021 (the Agreement)
1.We refer to the Agreement. This is a Compliance Certificate.
2.We confirm that as at:
[[relevant testing date]: Industrial Group Consolidated Adjusted EBITDA was [      ]; and Industrial Group Consolidated Total Net Debt is [               ]; therefore, the ratio of Industrial Group Consolidated Total Net Debt to Industrial Group Consolidated Adjusted EBITDA is [   ]:1] /
[on the date falling 30 days prior to the relevant testing date, the corporate family/credit rating(s) assigned to the Company [is/are] []].4
3.We set out below calculations establishing the figures in paragraph 2 above:
4.[                        ].
5.We confirm that no Default or Potential Default is outstanding as at [relevant testing date].5
[THE COMPANY]
By:
4     Delete as appropriate.
5    If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

Schedule 8
FORM OF EXTENSION REQUEST
To:    [Insert name of Facility Agent]
From:    [The Company]
Dated: []
Dear Sirs,
1.    We refer to a credit agreement (the Agreement) dated [] 2019 as amended and restated on [●] 2021, between CNH Industrial N.V., Citibank Europe PLC, UK Branch as facility agent, the financial institutions defined therein as Banks and others.
2.    Terms defined in the Agreement shall bear the same meaning herein.
3.    By this notice we request each Bank to extend the Termination Date to [_____________].
All Banks are requested by the Company to respond to this Extension Request within 15 days of the date of this notice, and in any event by no later than the next anniversary of the Signing Date.

Yours faithfully

for and on behalf of
[The Company]

Schedule 9
LIST OF DESIGNATED ENTITIES

Related Lender	Designated Entity	Jurisdictions in relation to which the Designated Entity will participate in Advances
INTESA SANPAOLO S.P.A.	INTESA SANPAOLO S.P.A. – NEW YORK BRANCH	United States of America
BANCO BILBAO VIZCAYA ARGENTARIA S.A. - BBVA, MILAN BRANCH	BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH	United States of America
BANK OF AMERICA MERRILL LYNCH INTERNATIONAL DESIGNATED ACTIVITY COMPANY	BANK OF AMERICA, N.A.	United States of America
CITIBANK, N.A., LONDON BRANCH	CITIBANK, N.A.	United States of America
	CITIBANK, N.A., MILAN BRANCH	Italy
JPMORGAN CHASE BANK N.A., MILAN BRANCH	J.P. MORGAN AG	Luxembourg
UNICREDIT S.P.A.	UNICREDIT SPA, NEW YORK BRANCH	United States of America
BANK OF MONTREAL IRELAND PLC	BANK OF MONTREAL	United States of America
CIBC WORLD MARKETS PLC	CANADIAN IMPERIAL BANK OF COMMERCE, LONDON BRANCH	United States of America, Luxembourg and Canada

Schedule 10
FORM OF DESIGNATED ENTITY ACCESSION AGREEMENT
To:    [FACILITY AGENT] as Facility Agent
From:    [DESIGNATED ENTITY] and [RELATED LENDER]
Date:    [               ]
CNH INDUSTRIAL N.V. – €4,000,000,000 Credit Agreement dated [] 2019 as amended and restated on [●] 2021 (the Agreement)
1.Words and expressions defined in the Agreement have the same meaning in this accession agreement.
2.We refer to the Clause 2.6 (Designated Entities) of the Agreement. This is an accession agreement.
3.The Related Lender designates the Designated Entity as its Lending Office for the purpose of participating in Advances to Borrowers in [JURISDICTION].
4.[Name of Designated Entity] agrees to become a party to and to be bound by the terms of the Agreement as a Designated Entity.
5.For the purposes of Clause 24 (Notices) of the Agreement, the Designated Entity's address for notices is:
6.[                ]
7.This Accession Agreement and any non-contractual obligations arising in connection with it are governed by English law.

[DESIGNATED ENTITY]
By:

[RELATED LENDER]
By:

[FACILITY AGENT]
By:

Schedule 11
SCREEN RATE CONTINGENCY PERIOD

Screen Rate	Period
LIBOR	30 days
EURIBOR	30 days

Schedule 12
COMPOUNDED RATE TERMS
Part a
DOLLARS

CURRENCY:	Dollars.
Cost of funds as a fallback
Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	None.
Business Day Conventions (definition of "Month" and Clause 8.3 (Interest Periods)):
(i)If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:
(1)subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(2)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(3)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
(ii)If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:
(i)The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or
(ii)if that target is not a single figure, the arithmetic mean of:
(1)the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and
(2)the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Facility Agent, or by any other Finance Party which agrees to do so in place of the Facility Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.
Central Bank Rate Spread
In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent between:
(i)SOFR for the RFR Banking Day; and
(ii)the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Credit Adjustment Spread:	Interest Period falls within the range set out below
Credit Adjustment Spread (per cent. per annum)

1 Month or longer but less than 2 Months
0.11448

2 Months or longer but less than 3 Months
0.18456

3 Months or longer but less than 6 Months
0.26161

6 Months
0.42826

Daily Rate:
The "Daily Rate" for any RFR Banking Day is:
(i)the RFR for that RFR Banking Day; or
(ii)if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(1)the Central Bank Rate for that RFR Banking Day; and
(2)the applicable Central Bank Rate Adjustment; or
(iii)if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(1)the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(2)the applicable Central Bank Rate Adjustment,
rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (i)the Daily Non-Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (ii)the applicable Credit Adjustment Spread.
Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.
Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).
RFR Banking Day:
Any day other than:
(i)a Saturday or Sunday; and
(ii)a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

RFR Contingency Period:	Five RFR Banking Days
Interest Periods
Length of Interest Period in absence of selection (paragraph (c) of Clause 8.3 (Interest Periods)):	One Month
Periods capable of selection as Interest Periods (paragraph (a) of Clause 8.3 (Interest Periods)):	One, two, three or six Months
Reporting Times
Deadline for Banks to report market disruption in accordance with Clause 11.3 (Market disruption)	Close of business in London on the Reporting Day for the relevant Advance.
Part b

STERLING

CURRENCY:	Sterling.
Cost of funds as a fallback
Cost of funds will not apply as a fallback.
Definitions
Additional Business Days:	An RFR Banking Day.
Break Costs:	None.
Business Day Conventions (definition of “Month” and Clause 8.3 (Interest Periods)):
(i)If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:
(1)subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(2)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(3)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
(ii)If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The Bank of England’s Bank Rate as published by the Bank of England from time to time.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent trimmed arithmetic mean (calculated by the Facility Agent, or by any other Finance Party which agrees to do so in place of the Facility Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.
Central Bank Rate Spread
In relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent between:
(i)SONIA for the RFR Banking Day; and
(ii)the Central Bank Rate prevailing at the close of business on that RFR Banking Day.

Credit Adjustment Spread:	Interest Period falls within the range set out below
Credit Adjustment Spread (per cent. per annum)

1 Month or longer but less than 2 Months
0.0326

2 Months or longer but less than 3 Months
0.0633

3 Months or longer but less than 6 Months
0.1193

6 Months
0.2766

Daily Rate:
The "Daily Rate" for any RFR Banking Day is:
(i)the RFR for that RFR Banking Day; or
(ii)if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:
(1)the Central Bank Rate for that RFR Banking Day; and
(2)the applicable Central Bank Rate Adjustment; or
(iii)if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:
(1)the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and
(2)the applicable Central Bank Rate Adjustment,
rounded, in either case, to four decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.
Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (i)the Daily Non-Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (ii)the applicable Credit Adjustment Spread.
Relevant Market:	The sterling wholesale market.
Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.

RFR:	The SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate.
RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for general business in London.
RFR Contingency Period:	Five RFR Banking Days
Interest Periods
Length of Interest Period in absence of selection (paragraph (c) of Clause 8.3 (Interest Periods)):	One Month
Periods capable of selection as Interest Periods (paragraph (a) of Clause 8.3 (Interest Periods)):	One, two, three or six Months
Reporting Times
Deadline for Banks to report market disruption in accordance with Clause 11.3 (Market disruption)	Close of business in London on the Reporting Day for the relevant Advance.

Part c

Schedule 13
DAILY NON-CUMULATIVE COMPOUNDED RFR RATE
The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Compounded Rate Advance is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:
"UCCDR~~i~~" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";
"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;
"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;
"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and
the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:
"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;
"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;
"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;
"dcc" has the meaning given to that term above; and
the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:

where:
"d0" means the number of RFR Banking Days in the Cumulation Period;
"Cumulation Period" has the meaning given to that term above;
"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;
"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";
"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;
"dcc" has the meaning given to that term above; and
"tni" has the meaning given to that term above.

Schedule 14
CUMULATIVE COMPOUNDED RFR RATE
The "Cumulative Compounded RFR Rate" for any Interest Period for a Compounded Rate Advance is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 13 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:
"d0" means the number of RFR Banking Days during the Interest Period;
"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;
"DailyRatei-LP" means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day "i";
"ni" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;
"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and
"d" means the number of calendar days during that Interest Period.

Schedule 15
FORM OF INCREASE CONFIRMATION
To:    [    ] as Facility Agent and [        ] as the Company, for and on behalf of each Obligor
From:    [the Increase Bank] (the Increase Bank)
Dated:
€4,000,000,000 Credit Agreement dated [] 2019 as amended and restated on [●] 2021 (the Credit Agreement)
1.We refer to the Credit Agreement. This agreement (the Agreement) shall take effect as an Increase Confirmation for the purpose of the Credit Agreement. Terms defined in the Credit Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.
2.We refer to clause 2.2 (Increase) of the Credit Agreement.
3.The Increase Bank agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Bank under the Credit Agreement.
4.The proposed date on which the increase in relation to the Increase Bank and the Relevant Commitment is to take effect (the Increase Date) is [           ].
5.On the Increase Date, the Increase Bank becomes party to the relevant Financing Documents as a Bank.
6.The Facility Office and address, fax number and attention details for notices to the Increase Bank for the purposes of Clause 24.3 (Addresses) are set out in the Schedule.
7.The Increase Bank confirms that it is not a member of the Group or an affiliate of a member of the Group.
8.This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
9.This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
10.This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE
Relevant Commitment/rights and obligations to be assumed by the Increase Bank
[insert relevant details]
[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Bank]
By:
This Agreement is accepted as an Increase Confirmation for the purposes of the Credit Agreement by the Facility Agent and the Increase Date is confirmed as [     ].
Agent
By:

Schedule 16
LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Potential Purchaser]
Date: [         ]
To:

[insert name of Seller]

Re:    The Agreement

Company:	(the Company)
Date:
Amount:
Agent:
Dear Sirs
We are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Financing Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the Acquisition). In consideration of you agreeing to make available to us certain information, by our signature of this letter we agree as follows (acknowledged and agreed by you by your signature of a copy of this letter):
1.CONFIDENTIALITY UNDERTAKING
We undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to our own confidential information and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.
2.PERMITTED DISCLOSURE
You agree that we may disclose:

(1)to any of our affiliates and any of our or their officers, directors, employees, professional advisers and auditors such Confidential Information as we shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(2)subject to the requirements of the Agreement, to any person:
(i)to (or through) whom we assign or transfer (or may potentially assign or transfer) all or any of our rights and/or obligations which we may acquire under the Agreement such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this subparagraph (i) of paragraph 2(b) has delivered a letter to us in equivalent form to this letter;
(ii)with (or through) whom we enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as we shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this subparagraph (ii) of paragraph 2(b) has delivered a letter to us in equivalent form to this letter;
(iii)to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as we shall consider appropriate; and
(3)notwithstanding paragraphs 2(a) and 2(b) above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to us.
3.NOTIFICATION OF DISCLOSURE
We agree (to the extent permitted by law and regulation) to inform you:
(1)of the circumstances of any disclosure of Confidential Information made pursuant to subparagraph (iii) of paragraph 2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(2)upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.RETURN OF COPIES
If we do not enter into the Acquisition and you so request in writing, we shall return or destroy all Confidential Information supplied by you to us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by us and use our reasonable endeavours to ensure that anyone to whom we have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that we or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under subparagraph (iii) of paragraph 2(b) above.
5.CONTINUING OBLIGATIONS
The obligations in this letter are continuing and, in particular, shall survive and remain binding on us until the earlier of (a) if we become a party to the Agreement as a lender of record, the date on which we become such a party to the Agreement; (b) if we enter into the Acquisition but it does not result in us becoming a party to the Agreement as a lender of record, the date falling [12] Months after the date on which all of our rights and obligations contained in the documentation entered into to implement the Acquisition have terminated; or (c) in any other case the date falling [12] Months after the date of our final receipt (in whatever manner) of any Confidential Information.
6.NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC
We acknowledge and agree that:
(1)neither you, nor any member of the Group nor any of your or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by you or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by you or be otherwise liable to us or any other person in respect of the Confidential Information or any such information; and
(2)you or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by us.
7.ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC
(i)This letter constitutes the entire agreement between us in relation to our obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
(ii)No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.
(iii)The terms of this letter and our obligations under this letter may only be amended or modified by written agreement between us.
8.INSIDE INFORMATION
We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and we undertake not to use any Confidential Information for any unlawful purpose.
9.NATURE OF UNDERTAKINGS
The undertakings given by us under this letter are given to you and are also given for the benefit of the Company and each other member of the Group.
10.THIRD PARTY RIGHTS
(i)Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this letter.
(ii)The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.
(iii)Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.
11.GOVERNING LAW AND JURISDICTION
(i)This letter (including the agreement constituted by your acknowledgement of its terms) (the Letter) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.
(ii)The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).
12.BAIL-IN
Notwithstanding any other term of any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with this letter may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)any Bail-In Action in relation to any such liability, including (without limitation):
(1)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(2)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(3)a cancellation of any such liability; and
(ii)a variation of any term of this letter to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
13.DEFINITIONS
(i)In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:
Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
Bail-In Action means the exercise of any Write-down and Conversion Powers.
Bail-In Legislation means:
(i)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(ii)in relation to the United Kingdom, the UK Bail-In Legislation; and
(iii)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
Confidential Information means all information relating to the Company, any Obligor, the Group, the Financing Documents, [the/a] Facility and/or the Acquisition which is provided to us in relation to the Financing Documents or [the/a] Facility by you or any of your affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(iv)is or becomes public information other than as a direct or indirect result of any breach by us of this letter; or
(v)is identified in writing at the time of delivery as non-confidential by you or your advisers; or
(vi)is known by us before the date the information is disclosed to us by you or any of your affiliates or advisers or is lawfully obtained by us after that date, from a source which is, as far as we are aware, unconnected with the Group and which, in either case, as far as we are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.
EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
Group means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).
Permitted Purpose means considering and evaluating whether to enter into the Acquisition.
Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.
UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
Write-down and Conversion Powers means:
(vii)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;
(viii)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and
(ix)in relation to any other applicable Bail-In Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)any similar or analogous powers under that Bail-In Legislation.
(x)Any reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

For and on behalf of
[Potential Purchaser]

To:    [Potential Purchaser]
We acknowledge and agree to the above:

For and on behalf of
[Seller]